Registration No. 333-26673

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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                                 EUROTECH, LTD.
             (Exact name of registrant as specified in its charter)

                               ------------------

  District of Columbia               873-8731                     33-0662435
(State or jurisdiction of  (Primary Standard Industrial       (I.R.S. Employer
    incorporation or        Classification Code Number)      Identification No.)
     organization)

                              1200 Prospect Street
                                    Suite 425
                            LaJolla, California 92037
                                 (619) 551-6844
                          (Address and telephone number
                         of principal executive offices)

                             Randolph A. Graves, Jr.
                             Chief Executive Officer
                              1200 Prospect Street
                                    Suite 425
                            LaJolla, California 92037
                                 (619) 551-6844
                          (Name, address, and telephone
                          number of agent for service)

                               ------------------

                                   Copies to:

                             Vincent J. McGill, Esq.
                    Phillips Nizer Benjamin Krim & Ballon LLP
                                666 Fifth Avenue
                          New York, New York 10103-0084
                                 (212) 977-9700

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      Approximate dates of proposed sales to the public: From time to time after this Registration Statement becomes effective.

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      If any of the securities being registered on this form are to be offered
on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                         Proposed    Proposed
                                         Maximum      Maximum
    Title of Each         Amount         Offering    Aggregate      Amount of
 Class of Securities      To Be         Price Per    Offering     Registration
   to be Registered     Registered       Share(1)    Price(1)          Fee
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                                                                    $6,280.00
Common Stock, par                                                   -6,188.88(2)
value $.00025 per                                                   ---------
share                 7,121,605 shares    $2.91     $20,723,871         91.12
================================================================================

(1) The Shares are offered at prices not presently determinable. The offering price is estimated pursuant to the provisions of Rule 457 solely for the purpose of calculating the registration fee (based on the average bid and ask price for the Company's Common Stock on January 12, 1998.

(2)   Amount of Registration Fee submitted upon original filing.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 EUROTECH, LTD.
         Cross reference sheet pursuant to Item 501(b) of Regulation S-K

Registration Statement Items and Headings                  Location in Prospectus
-----------------------------------------                  ----------------------
1.    Forepart of the Registration Statement and           Facing  page of  registration  statement  and  outside
      Outside Front Cover of Prospectus................    front cover page

2.    Inside Front and Outside Back Cover Pages of
      Prospectus.......................................    Inside front and outside back cover page

3.    Summary Information, Risk Factors and Ratio of
      Earnings to Fixed Charges........................    Prospectus Summary; Risk Factors

4.    Use of Proceeds..................................    *

5.    Determination of Offering Price..................    *

6.    Dilution.........................................    *

7.    Selling Security Holders.........................    Prospectus   Summary;   Principal   Shareholders   and
                                                           Selling Shareholders; Shares Eligible for Future Sale

8.    Plan of Distribution.............................    Plan of Distribution

9.    Description of Securities to Be Registered.......    Description of Securities

10.   Interests of Named Experts and Counsel...........    *

11.   Information with Respect to the Registrant.......    Cover  Page;  Prospectus  Summary;  Summary  Financial
                                                           Information; Risk Factors; Dividends;  Capitalization;
                                                           Management's  Discussion  and  Analysis  of  Financial
                                                           Condition and Results of Operations;  Business; Market
                                                           Price   of   Common   Stock;    Management;    Certain
                                                           Transactions;   Principal  and  Selling  Shareholders;
                                                           Shares Eligible for Future Sale; Financial Statements

12.   Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities...    Part II of the Registration Statement

----------
* Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED JANUARY 15, 1998

                        3,985,035 SHARES OF COMMON STOCK

                                 EUROTECH, LTD.

                             ---------------------

      This Prospectus relates to the resale of 7,121,605 shares (the "Shares") of the Common Stock, par value $.00025 per share, of Eurotech, Ltd., a District of Columbia corporation (the "Company"), from time to time for the account of certain existing shareholders (the "Selling Shareholders") of the Company. The Company will not receive any proceeds from any sale of the Shares.

      The distribution of the Shares by the Selling Shareholders or by their respective pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) on the Nasdaq Bulletin Board Market ("Bulletin Board"), or on any exchange on which the Shares may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), through short sales, sales against the box, puts and calls and other transactions in securities of the Company or other derivatives thereof, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders may also sell Shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or may pledge Shares as collateral for margin accounts and such Shares could be resold pursuant to the terms of such accounts. The Selling Shareholders and any other participating brokers and dealers may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act. See "PRINCIPAL AND SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION."

      The Common Stock of the Company is traded on the Nasdaq Bulletin Board Market under the symbol "EURO." The last sale price for the Company's Common Stock, as reported on the Bulletin Board on January 12, 1998, was $3.06.

      None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the Common Stock being offered by the Selling Stockholders. See "PLAN OF DISTRIBUTION."

                              --------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" BEGINNING ON PAGE _____.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is January __, 1998


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                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all share and per share information in this Prospectus gives effect to the June 1, 1996, four-to-one forward split of the then outstanding shares of the Company's Common Stock, and does not give effect to (i) the issuance of 657,500 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at the date of this Prospectus, which shares have been registered under the Registration Statement of which this Prospectus is a part;
(ii) the issuance of up to 834,000 shares of Common Stock issuable upon exercise of stock options and warrants outstanding as of the date of this Prospectus,
(iii) the issuance of up to 2,142,857 shares of Common Stock upon the conversion of outstanding convertible debentures, (iv) the issuance of up to 500,000 additional shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan, and (v) any sale of any of the Shares registered under the Registration Statement of which this Prospectus is a part. As used herein, the term "Company" refers to Eurotech, Ltd. and its subsidiaries. See "Management -- Stock Options" and "Principal and Selling Shareholders."

                                   THE COMPANY

GENERAL

      Eurotech, Ltd. (the "Company"), which was incorporated in May, 1995 under the laws of the District of Columbia, is a development stage, technology transfer, holding and management company formed to commercialize new, existing but previously unrecognized, and previously "classified" technologies, with a particular current emphasis on technologies developed by prominent research institutes and individual researchers in the former Soviet Union and in Israel, and to license those and other Western technologies for business and other commercial applications principally in Western and Central Europe, Ukraine, Russia, and North America. Although the Company intends to continue identifying, monitoring, reviewing and assessing new technologies, its primary emphasis is marketing and sales of four of its present technologies that it deems to be ready for present commercialization (the "Principal Technologies"). Since the Company's formation it has acquired development and marketing rights to a number of technologies by purchase, assignments, and licensing arrangements, four of which the Company believes to be presently ready for commercialization and marketing. To that end, the Company recently has initiated discussions with a number of potential end-users of those technologies, with a view towards the future negotiation and execution of licensing and/or joint venture marketing agreements. Additionally, the Company is proceeding with the marketing and potential application of its silicon-organic (EKOR) compound technology (which is one of the Principal Technologies) in connection with nuclear contamination remediation projects at the Chernobyl Nuclear Power Plant ("ChNPP") in Ukraine, and in the United States. See "Business - Principal Technologies," and "Management's Discussion and Analysis of Results of Operation and Financial Condition - Plan of Operation." The Company operates its business by licensing its technologies to end-users and through development and operating joint ventures and strategic alliances. To date, the Company has not generated any significant revenues from operations.

      The Company's plan of operation for the next twelve months will consist of activities principally aimed at: (i) negotiating and executing license and/or joint venture agreements with industrial users for the marketing and sale of coatings based on its "Non-isocyanate Polyurethane" technology, "Rub Con" (a rubber-based concrete) and "Liquid Ebonite Material" (a liquid rubber, protective coating material), which are Israeli technologies the Company has acquired, and each of which is a Principal Technology; (ii) continuing its work with the I.V. Kurchatov Institute ("Kurchatov") in Moscow, Russia, the Euro-Asian Physical Society ("EAPS") and ChNPP with a view towards using the EKOR compound in the remediation of ChNPP Reactor 4 (which experienced a catastrophic near-meltdown in 1986); and (iii) through an agreement entered into in April, 1997 with Duke Engineering and Services ("DES"), a business unit of Duke Power Company, jointly bidding with DES on U.S. nuclear waste transportation, remediation and like projects utilizing the EKOR compound. To a lesser extent (and not included in the Principal Technologies), the Company also intends to continue its efforts in connection with the contemplated introduction of its waste-to-energy technology in Ukraine, and the further development (in

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conjunction with Kurchatov and EAPS) of a silicon carbide "wafer" technology with potential application in manufacturing integrated circuit computer chips.

Israeli Technologies

Incubator Technologies

      The Company has agreed in principle with three Israeli technology incubators, the Technion Entrepreneurial Incubator Co., Ltd. ("TEI"), the Ofek Le-Oleh Foundation ("Ofek") and the Incubator for Technological Entrepreneurship-Kiryat Weizmann, Ltd. ("Weizmann") (collectively, the "Incubators"), to participate in certain technology research and development projects which the Incubators individually sponsor. Pursuant thereto, the Company will provide 15%-20% of the financing required for, and will receive a 20% equity interest in, research and development projects selected by the Company and in such Israeli corporations as are formed for the purpose of owning, developing and commercializing the technologies resulting from those selected projects (each, an "Israeli Technology Company"). In furtherance of this, the Company has opened an office at the premises of TEI in Haifa, Israel.

      Pursuant to agreements with each of Chemonol, Ltd., an Israeli corporation ("Chemonol"), and with Ofek and Weizmann, the Company has invested in four such Israel Technology Companies, to wit: Chemonol, which has developed materials and processes for manufacturing industrial coatings embodying non-isocyanate polyurethane ("NIPU") technology it acquired from Oleg L. Figovsky, Ph.D. (who is a consultant to the Company) (see "Business - Acquisition of Israeli Technologies - Technologies Acquired from Dr. Oleg L. Figovsky; - Principal Technologies," "Risk Factors - Conflicts of Interest," and "Certain Transactions
- Acquisition of Technologies from Consultant"); Separator, Ltd. ("Separator"), which is developing a process for the electromagnetic separation and production of high temperature superconductive metallic powders; Remptech, Ltd. ("Remptech") which is developing processes for the production of extra-fine cobalt and nickel powders; and Comsyntech, Ltd. ("Comsyntech"), which is developing a process for the continuous combustion synthesis of ceramic, composite and intermetallic powders. See "Business-Other Technologies." Under those agreements the Company will receive 20% of each Israeli Technology Company's common equity, and will invest U.S. $60,000 in each such corporation. In connection therewith, the Company also has obtained: (i) options to purchase up to an additional 51% of Remptech's and Comsyntech's common equity, and up to an additional 31% of Chemonol's and Separator's common equity, and (ii) the perpetual right to direct the voting of the common equity owned by the holders of a majority of the outstanding common equity of each such corporation (the "Principal Shareholders").

      In the event the Company exercises the foregoing equity purchase options, it will control the respective Israeli Technology Company. Although the Company presently anticipates it will exercise the Chemonol option, there is no assurance that it or any other of the foregoing options will be exercised. There is no assurance that when such options become exercisable the Company will have sufficient funds to exercise any of them.

      Additionally, for a period of two years commencing on the date of its registration as an Israeli corporation, the sale or other transfer of 25% or more of the outstanding common equity of each of Chemonol, Separator, Remptech and Comsyntech requires the consent of the Chief Scientist of the Israeli Ministry of Commerce and Technology. The Company's options to acquire additional common equity of the above Israeli Technology Companies are exercisable within such two year periods and any acquisition of the common equity purchasable thereunder will, therefore, require the Chief of Scientist's consent. Although the Company presently expects that if requested such consent would be given, there is no assurance that such consent will be obtained. Accordingly, the Company intends to amend the terms of those options so as to extend their respective exercise periods beyond the applicable two-year periods during which the Chief of Scientist's consent is required, prior to the times they each first commence.

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Technologies Acquired from Dr. Oleg L. Figovsky

      Pursuant to three Technology Purchase Agreements each dated January 1, 1998, the Company has acquired from Oleg L. Figovsky, Ph.D. (who is a consultant to the Company) all right, title and interest in and to the following technologies developed by him, inclusive of future improvements thereto: (i) a group of related technologies collectively known as "Interpenetrated Network Polymers" ("INPs"), (ii) "Liquid Ebonite Material" ("LEM") and (iii) "Rubber Concrete" ("RubCon") for purchase prices of $75,000, $15,000 and $35,000, respectively (each, a "Purchase Price"). Pursuant to each such Technology Purchase Agreement, during the 15-year period commencing on January 1, 1998, the Company is also obligated to pay to Dr. Figovsky royalties equal to 49% of the Company's net revenues from the sales or licensing of any products incorporating the applicable technology, subject to the Company's right to deduct from the first royalties otherwise payable under each agreement an aggregate sum equal to the Purchase Price paid thereunder.

      The Company believes that two of these technologies, RubCon and LEM, are presently ready for commercialization, and has included them in the Principle Technologies which the Company's recently indicated marketing and sales program is directed at. RubCon is a rubberized concrete which the Company believes is superior to presently available similar concretes and to conventional cement-based concretes for applications in, among other things, the manufacture of industrial floorings, equipment operating in aggressive chemical media, building foundations, concrete pipes and outdoor structures. LEM is a synthetic, liquid rubber having enhanced mechanical, permeability and anti-corrosive qualities, that the Company believes can be applied successfully as a protective covering for such things as small-diameter piping, and intricate parts of pumps, fans and centrifuge rotors. See "Business - Principal Technologies."

      The INP technology consists of a related group of technological processes to produce a variety of polymeric compounds, including polyurethanes, that is based on modifying the molecular structure of olygomeric cyclocarbonates. The rights to develop one of these related technologies, "non-isocyanante polyurethane" ("NIPU"), into industrial coatings has been acquired from Dr. Figovsky by Chemonol, one of the four Israeli Technology Companies in which the Company has invested and is one of the Company's Principal Technologies. Other INP constituent technologies presently are in their respective research and development phases. No assurance can be given that any of these other INP constituents will be successfully developed or, if developed, will result in commercially saleable or profitable products or processes.

PRINCIPAL TECHNOLOGIES

      Silicon-Organic (EKOR) Compound. The Company's silicon-organic (EKOR) compound technology was jointly developed by scientists at the I.V. Kurchatov Institute ("Kurchatov") in Moscow and the Euro-Asian Physical Society ("EAPS") for the conservation and containment of ecologically hazardous radioactive materials. The EKOR compound is based on radiation-resistant compounds produced from silicon-organic elastomers. Kurchatov is a pre-eminent physics and scientific research institute, which in the former Soviet Union enjoyed a position of prestige, sophistication and importance roughly equivalent to that of the Lawrence-Livermore National Laboratory in the United States. EAPS is a professional society of over 5,000 scientists, physicists, and engineers in the former Soviet Union. Until August 1, 2014, the Company is the exclusive licensee of all right, title and interest (inclusive of all patent and other intellectual property rights) in and to the EKOR technology in Canada, China, Japan, the Republic of Korea, the United States of America, Ukraine, and all member countries of the European Patent Agreement. See "Certain Transactions - Silicon-Organic (EKOR) Compound."

      In testing conducted at Kurchatov, the EKOR compound has been shown to be highly resistant to radiation and structural degradation through exposure to radiation, highly fire-resistant, water-proof, and capable of being formulated in densities that display considerable structural strength and weight-bearing properties (based on testing to date) of 100 lbs. per square inch. In high-dosage radiation tests the EKOR compound has met or exceeded all specifications for containment materials developed by the Chernobyl authorities. The Company believes that the EKOR compound is the most technologically advanced material for comprehensively containing radioactive materials, suppressing radioactive dust and

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preventing such materials and dust from escaping into the atmosphere and from leaching into and contaminating ground-water supplies. On November 28, 1997, the Ministry of Health of the Russian Federation certified EKOR and its components as non-toxic, thereby allowing for EKOR's production, delivery, sale and use in the Russian Federation.

      As a silicon-based elastomer, the EKOR compound has adhesive properties that allow it to stick to a wide variety of surfaces and materials. When applied, the EKOR compound surrounds and "glues down" nuclear debris ranging from fine dust to broken fuel rods, and in combination with its fire-resistant and water-proof properties, prevents such debris from migrating by water or as air-borne particles. The EKOR compound can be applied by a number of methods, but most generally will be sprayed onto contaminated areas using a hose and nozzle arrangement. The foaming rate and "curing" time for the EKOR compound can be varied, thereby allowing it to penetrate cracks and crevices before curing, and providing a seal against the transport of radioactive particles and water-soluble radionuclides. The application of the EKOR compound to nuclear accident sites is intended as an interim containment measure, pending the removal and permanent storage or other disposal of the radioactive contaminants.

      The Company expects that the first commercial use of its EKOR compound technology will be to contain and stabilize the extensive radioactive debris and dust that continues to accumulate and contaminate the environment at Reactor 4 of the Chernobyl Nuclear Power Plant ("ChNPP") in Ukraine, the site of a disastrous explosion and near-reactor core meltdown in 1986, and to help structurally support the concrete and steel "sarcophagus" that was built over Reactor 4 as an interim containment measure. The rapid deterioration of the "sarcophagus," caused by the intense radiation persisting at Reactor 4, has occasioned international concern that without the implementation of effective site containment measures, a second nuclear disaster and possible melt-down may occur. To this end, the G-7 group of industrialized nations (the United States, United Kingdom, Italy, France, Canada, Japan and Germany) has pledged up to U.S. $3.1 billion to assist in a multi-step project of remediating and closing the plant, with approximately U.S. $300 million budgeted for the project's first containment and site stabilization phase. Pursuant to an agreement with Kurchatov Research Holdings, Ltd., ("KRH") a Delaware corporation jointly owned by ERBC Holdings, Limited, a British Virgin Islands corporation ("ERBC"), and individual Russian scientists, researchers and academics who are affiliated with Kurchatov and EAPS, 50% of the net profits derived from the sale or licensing of the EKOR compound will be retained by the Company, and 50% will be remitted to KRH. Two employees of ERBC are beneficial owners of shares of the Company's Common Stock, and the chief Executive Officer of ERBC is the beneficial owner of 6.95% of the Company's outstanding Common Stock. See "Principal and Selling Shareholders" and "Certain Transactions."

      Based on the properties demonstrated by the EKOR compound, ChNPP (an industrial amalgamation of the State Committee of Ukraine on Atomic Energy), Kurchatov, "Ukrstroj" and the Company entered into a Memorandum of Intent (the "Chernobyl Memorandum of Intent") which acknowledged the successful completion of the laboratory development of EKOR compound applicable to the radioactive contamination remediation of ChNPP Reactor 4, and pursuant to which the Company, "Ukrstroj" and EAPS entered into a co-operation Agreement whereby the Company has provided financing for demonstrating the technical and mechanical feasibility of applying the EKOR compound for ChNPP Reactor 4 remediation. In furtherance of the foregoing, "Ukrstroj" and ChNPP entered into an agreement (the "Ukrstroj"-ChNPP Agreement") to conduct such demonstration testing of the EKOR compound as is necessary to ascertain the specification requirements for its application to the containment of ChNPP Reactor 4. The "Ukrstroj"-ChNPP Agreement also provides for the Company's participation in and financing of the EKOR demonstration test.

      On April 24, 1997, the demonstration of the equipment for synthesizing and applying the EKOR compound was successfully conducted for officials of ChNPP and "Ukrstroj" at the Sverdlosk Chimmash manufacturing facility in Ekaterinburg, Russia. Following this successful demonstration, the Company, the management of the ChNPP Reactor 4 Shelter Project, "Ukrstroj" and EAPS entered into a Joint Working Group Agreement for the purpose of initiating the EKOR application program at ChNPP Reactor 4, which implementation presently is expected to occur during the second quarter of 1998. In connection therewith, and at the request of ChNPP, the Company presently is constructing industrial scale machinery for application of the EKOR compound at ChNPP Reactor 4, based on the application

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machinery successfully demonstrated on April 24, 1997. Financing therefor is being provided by KRH. Although the Company expects such time-frames will substantially be met, no assurance can be given that implementation of the EKOR application machinery at ChNPP Reactor 4 will not experience delays, and that if delays occur, the EKOR application machinery will be completed at the time presently contemplated. The occurrence of substantial delays will adversely affect the Company's generation of near-term revenues.

      Coordination and management of the formal selection of contractors and technologies for studies relating to the ChNPP Reactor 4 remediation project has been delegated to the European Bank of Reconstruction and Development ("ERBD") on the basis of submitted bids, to be passed on by ERBD and ChNPP. It is presently expected that ERBD, through G-7 funds, will provide the financing for the actual remediation project. Additionally, ChNPP is authorized to initiate further, independent studies. In September, 1997, Duke Engineering and Services ("DES"), a business unit of Duke Power Company, on its and the Company's behalf, submitted to ERBD and ChNPP a letter of intent to bid on the ChNPP Reactor 4 remediation project. Although no assurance can be given, based on the Chernobyl Memorandum of Intent, the "Ukrstroj" - ChNPP Agreement, the Co-operation Agreement, the Joint Working Group Agreement, the results of the April 24, 1997 EKOR application demonstration test, and ChNPP's role in the Reactor 4 remediation selection process, the Company believes that the EKOR compound will be selected for the ChNPP Reactor 4 remediation project and that the Company will be selected as the contract vendor of EKOR for that purpose.

      In addition to remediation of ChNPP Reactor 4, the Company's near- and mid-term commercialization and marketing efforts relative to the EKOR compound principally are directed at nuclear waste remediation projects in the U.S. Separately from its contemplated ChNPP bid, the Company-DES Agreement provides for joint bidding on U.S. nuclear waste transportation, containment, storage and burial projects utilizing the EKOR compound technology. The Company also has entered into an agreement with the Research Center Julich, a German governmental research institution, providing for its assistance with certifying the EKOR compound for use in Germany. Pursuant to a joint bidding agreement between the Company and DES (the "Company-DES Agreement"), the Company and DES have submitted a successful, first-round demonstration project bid on the U.S. Department of Energy's ("DoE") reactor decommissioning technology program at DoE's Hanford, Washington, reactor facility, utilizing the EKOR compound. Additionally, joint Company-DES bids presently are being prepared for other DoE demonstration projects. The Company is also in the process of identifying potential licensees of the EKOR technology, and has commenced initial licensing discussions with a Japanese corporation. No assurance can be given that the EKOR compound will be certified for use in Germany, that the Hanford, Washington DoE demonstration will be successful or that if successful it will result in a project contract being awarded to the Company, or that such licensing discussions will successfully result in the execution of an EKOR license.

      In addition, further applications of the EKOR technology are being reviewed for three sites in Russia: Sverdlosk Chimmash (a major development, production and testing facility for nuclear, chemical and related equipment), Chelyabinsk Mayak (a plutonium production site) and Kola (a disposal site for nuclear fuel from atomic-powered ships and submarines). To this end, at nominal cost to it, the Company has provided EKOR documentation and material samples to these sites, and has arranged for personnel from Kurchatov and EAPS to be available to provide technical advice regarding pertinent applications of the EKOR compound. To date, the Company has not entered into any agreements pertaining to either the testing or application of the EKOR compound at these sites.

      Non-isocyanate Polyurethane. Non-isocyanate polyurethane ("NIPU") is one of the constituent technologies of the Interpenetrated Network Polymer technology independently developed by Dr. Oleg L. Figovsky, a consultant to the Company. See "Business - Acquisition of Israeli Technologies Technologies Acquired from Dr. Oleg L. Figovsky." NIPU is a modified polyurethane that does not contain the toxic isocyanates used in the production of conventional polyurethane. NISU has lower permeability and greater chemical resistance qualities as compared to conventional polyurethane. The Company believes that these advanced qualities of NIPU make NIPU superior to conventional polyurethanes in connection with their use in a number of industrial application contexts such as manufacturing automotive bumpers, paints, plastics and truck beds; airplane and rocket sealants, interior

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                                        6

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components and seating; construction adhesives, coatings, flooring, glues and rooftops; industrial equipment and machinery; and consumer goods such as appliances, footwear, furniture and plastic products.

      The rights to develop, market and sell industrial coatings based on NIPU were acquired from Dr. Figovsky by Chemonol, Ltd. ("Chemonol"), an Israeli corporation which is one of the four Israeli Technology Companies in which the Company has invested. At the date hereof, the Company is the holder of 20% of Chemonol's common equity, and has an option to purchase an additional 31% of such common equity from Chemonol's Principal Shareholder. See "Business - Acquisition of Israeli Technologies - Incubator Technologies." There can be no assurance that such equity purchase option will be exercised, which will principally depend upon the results of the Company's efforts to commercially market and sell NIPU to industrial users.

      Consistent with its general plan of operation, the Company intends to market and sell NIPU through one or more license and/or joint venture agreements with major chemical companies, and has recently commenced initial discussions with several major international chemical companies with a view towards negotiating one or more licenses and/or joint venture agreements for the marketing and sale of NIPU. Such discussions are in their initial stages, only, and no assurance can be given that all or any of them will result in a NIPU license or joint venture agreement, or that such license or agreement, if concluded, will be on terms favorable to the Company.

      Liquid Ebonite Material. Liquid Ebonite Material ("LEM") is a synthetic liquid rubber with enhanced mechanical, permeability and anti-corrosive qualities as compared to conventional sheet rubber coverings. In laboratory testing, coverings made with LEM have, as compared to conventional sheet rubber coverings, displayed greater resistance to harsh chemicals such as acids, alkalis and benzene, and have been successfully applied to intricate and complex surfaces such as sieve meshing. Based on the physical and chemical properties of LEM, and on such tests, the Company believes that LEM coverings are capable of providing superior protection to small-diameter piping, and to the intricate parts of pumps, fans, centrifuge rotors. LEM can be applied to form surface coverings using standard coating techniques, including spraying and dipping.

      LEM was independently developed by Oleg L. Figovsky, Ph.D., who is a consultant to the Company, and was acquired by the Company pursuant to a Technology Purchase Agreement dated January 1, 1998, for a purchase price of $15,000, plus royalties equal to 49% of the Company's net revenues from sales or licenses of any products incorporating LEM, payable for a period of 15 years commencing on January 1, 1998. To date, the Company has not derived any such revenues and does not expect to derive any such revenues until the third quarter of 1998, at the earliest. See "Business General - Acquisition of Israeli Technologies - Technologies Acquired from Dr. Oleg L. Figovsky," "Risk Factors - Conflicts of Interest," "Management-Consultants," and "Certain Transactions."

      A major international chemical company headquartered in India has expressed interest in potentially licensing LEM for production and world-wide distribution and sales. At such company's request, the Company is preparing evaluation samples of LEM. No assurance can be given that such chemical company or any chemical or other company will determine that LEM is suitable or economically viable for its business purposes or that any production/distribution license for LEM will be negotiated or executed with that company. See "Business - General," "Risk Factors - Uncertainty of Sales Revenues and of Technology Transfer Fee, Consulting Fee and Royalty Payments; - No Assurance of Joint Venture Licenses, Further Collaborative Agreements or Further Project Contracts; - Uncertainty of Market Acceptance," and "Management's Discussion and Analysis of Results of Operation and Financial Condition - Plan of Operation."

      RubCon. "RubCon" is a technologically advanced, polymer-based, rubberized concrete that utilizes polybutadiene (a polymer derived from liquid rubber) as a binding material for the various aggregates that, together with binders, constitute concrete. In laboratory testing RubCon has exhibited high degrees of compression, bending and tensile strength, a high degree of water-resistance and a high degree of resistance to aggressive, corrosive chemicals as compared to conventional "cement" concrete. The Company believes that RubCon has significant potential utility in the manufacture of industrial flooring,

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                                        7
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equipment operating in aggressive chemical media such as galvanic and electrolysis "baths," foundations, concrete pipes and other underground structures, seismic reinforcement materials, and outdoor structures such as bridges that are routinely exposed to harsh weather, climatic and corrosive conditions.

      RubCon was independently developed by Oleg L. Figovsky, Ph.D., who is a consultant to the Company, and was acquired by the Company pursuant to a Technology Purchase Agreement dated January 1, 1998, for a purchase price of $35,000, plus royalties equal to 49% of the Company's net revenues from sales or licenses of any products incorporating LEM, payable for a period of 15 years commencing on January 1, 1998. To date, the Company has not derived any such revenues and does not expect to derive any such revenues until the third quarter of 1998, at the earliest. See "Business General - Acquisition of Israeli Technologies - Technologies Acquired from Dr. Oleg L. Figovsky," "Risk Factors - Conflicts of Interest," "Management - Consultants," and "Certain Transactions."

      Four major chemical companies presently are evaluating RubCon. Based on their prior expressions of interest, the Company currently anticipates that it will enter into discussions with one or more of these companies with a view towards negotiating product purchase and/or license agreements, as the case may be. No assurance can be given that any of those or other chemical companies will determine that RubCon is suitable or economically viable for its business purposes, that the Company will enter into discussions or negotiations with any of those companies, or that, if entered into, they will result in product purchases or license agreements. See "Business - General," "Risk Factors - Uncertainty of Sales Revenues and of Technology Transfer Fee, Consulting Fee and Royalty Payments; - No Assurance of Joint Venture Licenses, Further Collaborative Agreements or Further Project Contracts; - Uncertainty of Market Acceptance," and "Management's Discussion and Analysis of Results of Operation and Financial Condition - Plan of Operation."

OTHER TECHNOLOGIES

      In addition to the foregoing Principal Technologies, with respect to which the Company has commenced initial marketing and sales efforts, the Company also is engaged in the continuing research and development of other technologies it believes to be of potential, future commercial significance. The Company has reduced its level of activity in connection with the proposed introduction of its waste-to-energy technology in Ukraine, due to the present lack of adequate project funding among the Company's co-venturers and the Company's belief that the commencement of marketing and sales activities in connection with the Principal Technologies is more likely to result in the near-to-mid-term generation of revenues than is the existing, Ukrainian waste-to-energy venture.

      Electromagnetic Separation Technology. The Company is participating in the further research and development of a process to electromagnetically separate high temperature superconducting ("HTSC") metal powders, that has been developed by Separator, Ltd. ("Separator"), an Israeli corporation, which is one of the four Israeli Technology Companies in which the Company has invested. At the date hereof the company is the holder of 20% of Separator's common equity and has an option to purchase an additional 31% of such common equity from Separator's Principal Shareholders. See "Business - General - Acquisition of Israeli Technologies - Incubator Technologies." The electromagnetic separation ("EMS") of HTSC powdered metals is based on the interaction of HTSC particles with alternating magnetic fields at temperatures approaching the level required for "HTSC transition," i.e., the point at which a substance becomes superconducting. The research and testing data provided by Separator indicates that the EMS technology allows for the extraction of powdered metal particles having optimal electrophysical qualities, and in the production of HTSC metallic powders with a critical electrical current that exceeds those of HTSC powders produced using conventional technologies. Based on demonstration testing conducted by Separator, the Company believes that the EMS process for HTSC metallic powder can be used with a variety of powdered metals, and can be configured either as a small bench testing device for laboratory applications at universities and research and development companies, or as an industrial-scale device with the capacity to produce up to 8 kilograms per hour of HTSC powdered metal. The Company believes that the EMS technology can be commercially applied in the production of underground electric transmission cables, transformers, electric power system control and protection systems, motors, generators, magnetic resonance imaging equipment and cellular telephone base stations.

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                                        8

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      At the date hereof, the Company is the holder of 20% of Separator's outstanding common equity and has an option to purchase an additional 31% of such common equity from Separator's Principal Shareholder. There can be no assurance that such equity purchase option will be exercised, which will principally depend upon the results of further research and development activities and later expressions of commercial interest, if any, in the EMS technology.

      Powdered Metallurgy Technology. The Company is participating in the further research and development of a process developed by Remptech, Ltd. ("Remptech") an Israeli corporation, to produce extra fine cobalt and nickel powders by recycling materials containing cobalt and nickel. Remptech is one of the four Israeli Technology Companies in which the Company has invested. Powdered metallurgy is generally acknowledged as being capable of yielding product with superior structural, physical and mechanical properties. The Company believes that the powdered metallurgy process developed by Remptech is technologically advanced and, based on Remptech's research and testing data, is capable of producing cobalt and nickel powders of very high purity and very small grain size. The powdered metallurgy technology is based on recycling cobalt and nickel-containing materials using internal hydrogen in composition with cobalt and nickel fluoride salts. Remptech data presently indicates that the resulting cobalt and nickel powders have a purity of 99.8% and a grain size of 1-2 microcentimeters. The Company believes that such purities and grain sizes are significant factors in the manufacture of materials of high quality and internal physical integrity from powdered cobalt and nickel. Cobalt and nickel are among the three naturally occurring elements that display magnetic properties at room temperature and are widely used in metal alloys. Powdered cobalt and nickel are used in a wide variety of industrial applications, including magnetic, electrical and electronic materials and products.

      At the date hereof the Company is the holder of 20% of Remptech's common equity and has options to purchase the 20% common equity interest in Remptech of the Ofek Le-Oleh Foundation ("Ofek"), an Israeli technology incubator that is partially sponsoring Remptech's research and development activities, and an additional 31% of such common equity from Remptech's Principal Shareholders. See "Business - Acquisition of Israeli Technologies - Incubator Technologies." There can be no assurance that such equity purchase options will be exercised, which will principally depend upon the results of further research and development activities and later expressions of commercial interest, if any, in the Powdered Metallurgy technology.

      Continuous Combustion Synthesis Technology. The Company also is participating in the further research and development of a process for the continuous combustion synthesis ("CCS") of ceramic, composite and intermetallic powders, including titanium carbide powder, developed by Comsyntech, Ltd., ("Comsyntech"), an Israeli corporation which is one of the four Israeli Technology Companies in which the Company has invested. CCS is a newly devised process for the production of ceramic, composite and intermetallic powders based on utilizing the internal chemical energy of initial reactants, performed in a continuous action reactor, a device being developed by Comsyntech, which the Company believes offers competitive advantages (such as increased productivity and lower production costs) over conventional technology. Comsyntech research and testing data indicate that materials produced with the CSS technology have exhibited superior high-thermomechanical properties such as high strength, thermo and wear resistance and good corrosion stability. Based on these properties, the Company believes that the CSS technology is of potentially significant utility in producing ceramic, composite and intermetallic powders with potential commercial application in the production of metal-cutting tools and abrasives; metal alloys; aircraft and automotive combustor, nozzle and turbine parts; piezo- and ferro-electric materials; and surgical instruments.

      At the date hereof the Company is the holder of 20% of Comsyntech's common equity and has options to purchase the 20% common equity interest in Comsyntech of the Ofek Le-Oleh Foundation ("Ofek"), which is partially sponsoring Comsyntech's research and development activities, and an additional 31% of such common equity from Comsyntech's Principle Shareholders. See "Business Acquisition of Israeli Technologies - Incubator Technologies." There can be no assurance that such equity purchase options will be exercised, which will principally depend upon the results of further research and development activities and later expressions of commercial interest, if any, in the powdered metallurgy technology.

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                                        9
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      Silicon-Carbide "Wafer" Technology. The Company is participating in the development of a silicon carbide "wafer" technology in conjunction with the I.V. Kurchatov Institute ("Kurchatov") in Moscow, Russia, and the Euro-Asian Physical Society ("EAPS"). Although no assurance can be given, the Company presently expects that upon the successful completion of its development, all intellectual property, marketing and sales rights in and to the silicon carbide "wafer" technology will be assigned to the Company. While there is no assurance that such technology will be successfully developed, based on reports from Kurchatov the Company believes the silicon carbide technology will permit the production of defect-free, radiation-resistant "wafers" (from which integrated circuit chips are fabricated) that will be approximately twice the size of those currently available. The Company expects that integrated circuit chips fabricated from its silicon carbide wafers will have particular application in high temperature environments such as automobile and aircraft engine control systems, high power environments such as automobile and aircraft engine control systems, high power environments such as power control transistors, and environments subject to ionizing radiation such as spacecraft.

      Waste-to-Energy Technology. The Company's waste-to-energy technology is a combination of "low-tech" mechanical technologies, "high-tech" combustion controls, modern emissions abatement technology and effective operation procedures configured into modules that produce steam energy from ordinary municipal waste. The basic configuration was pioneered in 1980 by the U.S. National Aeronautics and Space Administration ("NASA") and the city of Hampton, Virginia, to provide steam power for NASA's Langley Research Center and the Langley Air Force Base.

      Steam energy produced by the waste-to-energy technology is clean, efficient and environmentally "friendly". A typical modular unit burns 120 tons of refuse per day and produces 33,000 pounds of steam per hour at 400 psi. Pollutant levels are below present U.S. Environmental Protection Agency minimums, and each modular unit reduces the volume of raw waste to ash at a ratio of 10:1.

      The Company intends to first introduce its waste-to-energy technology in the city of Cherkassy, Ukraine, where the National Government has selected this technology as the national standard for waste-to-energy facilities, and has approved the construction of ten such facilities using the Company's waste-to-energy technology. The Company has entered into a technology transfer and consulting agreement with Eurowaste Management, Ltd., a Delaware corporation ("EuroWaste") under which Eurowaste will pay the Company a U.S. $2.4 million technology transfer fee prior to the construction of the first waste-to-energy plant, and a design and implementation consulting fee of U.S. $425,000 for each subsequent plant. A shareholder and director of the Company is the chairman, Chief Executive Officer and a shareholder of Eurowaste. See "Management," "Risk Factors - Conflicts of Interest," and "Certain Transactions." The initial, Cherkassy waste-to-energy facility will take approximately thirteen months to construct. Its operational, energy output is expected to be approximately seven megawatts per day, based on an assumed consumption of approximately 240 tons of municipal waste per day.

      Neither the Ukrainian government, the city of Cherkassy nor Eurowaste has obtained construction or other financing for the proposed Cherkassy waste-to-energy facility. The Company is not obligated to finance or arrange for the financing of the Cherkassy facility. However, the Company has paid the $15,000 cost of a financial feasibility study for the proposed Cherkassy waste-to-energy facility, which in November, 1997 was submitted by "Ukrstroj", the Ukrainian State Construction company, to an Austrian financial institution as part of an application for construction financing. There is no assurance that the necessary financing will be obtained or that, if obtained, it will be on terms favorable to the venture. Neither is there any assurance that the Ukrainian government will not abandon its support of the proposed Cherkassy waste-to-energy facilities in Ukraine. In the absence of such governmental support the construction of any waste-to-energy facilities utilizing the Company's technology cannot be expected to occur. See "Business -- Risk Factors -- Risks Relating to the Russian Federation and Ukraine."

      Automated Parking Garages. The Company has entered into a Supply and Assembly Contract with MEPA-Sachisische Parksystemme GmbH, a German manufacturer of parking garage systems, for the purchase of the plant, equipment and engineering documentation for automated parking garages adapted for multiple applications required for garage sites in Moscow, Russia.

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                                       10

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      Automated parking technology consisting of computer-controlled, rotating carousels which can be configured to contain varying numbers of automobile parking spaces, substantially reduces the economically unproductive space devoted to ramps and maneuvering areas in traditional, multi-story parking garages, and through the use of elevators and multi-level "stacking" of the carousels, permits the erection of high-capacity garages on parcels of land otherwise too small for such use. Essentially, automobiles are raised by elevators to computer-controlled carousels which rotate the vehicles to their respective parking slots. The Company believes that its automated parking technology is particularly useful in congested urban areas and in cities where available land for parking is scarce.

      The Company has introduced its automated parking technology in Moscow, Russia, which, particularly since the collapse of the former Soviet Union and the subsequently increased pace of political and economic reforms, has experienced a substantial increase in automobile ownership and traffic congestion. Additionally, there is a relative scarcity of existing parking spaces and construction sites of a size suitable for traditionally designed parking garage facilities in Moscow. The municipal government of Moscow has allocated a suitable construction site for the Company's intended, initial automated parking venture, located at Arbat 8-10. Arbat is one of the City of Moscow's principal commercial districts. The Company presently expects the Arbat parking garage to be completed in or about December, 1998.

      The Moscow automated parking garage is being developed by and upon completion will be, owned and operated by "Cinema World on Arbat," a Russian joint stock company, the equity of which is owned 50% by Arbat American Autopark, Ltd., a Delaware corporation ("Arbat American"), 45% by "Soyuz Agat Fil," a Russian company to which the Moscow municipal government has allocated the construction site and which holds the necessary construction approvals and permits, and 5% by a privately owned Russian affiliate of "Mosinterstroi". "Mosinterstroi" is a quasi-governmental entity of the City of Moscow. 40% of the equity of Arbat American is owned by ERBC Holdings, Limited, a British Virgin Island corporation ("ERBC"). Two employees of ERBC are beneficial owners of shares of the Company's Common Stock, and the chief executive officer of ERBC is the beneficial owner of 6.97% of the Company's outstanding Common Stock. One of the directors of Arbat American is a shareholder of the Company's Common Stock, and another individual, who is a director and the president of Arbat American, is a director and officer of the Company and a shareholder of the Company's Common Stock.

      Pursuant to a technology license agreement entered into with Arbat American, the Company has been paid a one-time royalty of U.S. $225,000 in respect of the Arbat parking garage ($1,250 for each parking space to be contained in the automated parking facility), which constitutes the Company's sole compensation in respect of that facility. That agreement also provides for the payment to the Company of a one-time royalty of U.S. $1,250 for each parking space to be contained in any garage facilities that in the future are developed, owned and/or operated by Arbat American and use the Company's automated parking technology. Presently, the Company is not aware of any plans of Arbat American for any further such parking garages. See "Risk Factors - Conflicts of Interest," "Principal and Selling Shareholders," "Management," and "Certain Transactions."

      Other technologies, including the "CORO" telephone technology (see note 9(d) to Item 13. "Financial Statements and Supplementary Data"), are presently being evaluated by the Company. Pending the results of those evaluations, the Company has no current plans to develop or commercialize those technologies.

      The Company is not a subsidiary of another corporation, entity or other person. The Company does not have any subsidiaries.

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                                       11

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                                  The Offering

Capital Stock Offered by
   the Selling Shareholders..............   7,121,605 shares of Common Stock,
                                            $.00025 par value per share.

Capital Stock Outstanding
   Before Offering.......................   17,916,834 shares of Common Stock,
                                            par value $.00025 per share.

Capital Stock Outstanding
   After Offering (1)....................   20,717,191 shares of Common Stock,
                                            par value $.00025 per share.

Use of Proceeds..........................   The Company will not receive any
                                            proceeds from any sale of the
                                            Shares.

----------
(1) Gives effect to the issuance of 657,500 shares of Common Stock issuable upon exercise of stock options and warrants, and of up to 2,142,857 shares of Common Stock issuable upon conversion of convertible debentures, outstanding at of the date of this Prospectus, which shares have been registered by the Company under the Registration Statement of which this Prospectus is a part. Does not give effect to (i) the issuance of up to 834,000 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at the date of this Prospectus, and (ii) the issuance of up to 500,000 additional shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan. See "Management - 1995 Incentive Stock Option Plan."

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                                       12

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                             SUMMARY FINANCIAL DATA

      The following selected financial data has been derived from, and are qualified by reference to, the Financial Statements of the Company. The Company's Financial Statements as of December 31, 1995 and 1996, and for the period from inception (May 26, 1995) to December 31, 1995 and for the year ended December 31, 1996, including the Notes thereto and the related auditors' report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern) of Tabb, Conigliaro & McGann, P.C., independent auditors, are included elsewhere in this Registration Statement. The financial data for the three month periods ended September 30, 1996 and 1997, for the nine month periods ended September 30, 1996 and 1997, and for the period from inception (May 26, 1995) through September 30, 1997 are derived from unaudited financial statements included elsewhere in this Registration Statement. Operating results for the three months ended September 30, 1997 and the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 1997. The following data should be read in conjunction with such Financial Statements and Management's Discussion and Analysis and Plan of Operation.

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                                       13

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Statement of Operations Data:(1)

                                                             For the Period
                                                                 from
                              For the Period                   Inception
                              from Inception  For the Year     (May 26,          Three Months Ended
                              (May 26, 1995)     Ended         1995) to          September 30, 1997
                               to December      December       December     --------------------------
                                31, 1995        31, 1996       31, 1996         1996          1997
                               ----------     -----------    -----------    -----------    -----------
RESEARCH AND DEVELOPMENT       $  212,000     $ 1,171,000    $ 1,383,000    $   359,000    $     6,000
EXPENSES

CONSULTING FEES                   267,000       1,487,000      1,754,000         91,000        433,000

OTHER GENERAL AND                  34,000         547,000        581,000        170,000        139,000
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE                       --          43,000         43,000          5,000         64,000

AMORTIZATION OF DEFERRED AND           --         229,000        229,000             --    $ 2,048,000
UNEARNED FINANCE COSTS         ----------     -----------    -----------    -----------    -----------

      NET LOSS                 $ (513,000)    $(3,477,000)   $(3,990,000)   $  (625,000)   $(2,690,000)
                               ==========     ===========    ===========    ===========    ===========

NET LOSS PER SHARE                 $(0.06)         $(0.23)                        $(.05)        $(0.15)
                               ==========     ===========                   ===========    ===========

WEIGHTED AVERAGE NUMBER OF      8,159,467      14,808,000                    12,576,476     17,827,000
SHARES OUTSTANDING             ==========     ===========                   ===========    ===========

                                                                For the
                                                              Period from
                                                               Inception
                                   Nine Months Ended            (May 26,
                                   September 30, 1997           1995) to
                               ---------------------------     September
                                  1996            1997          30, 1997
                               -----------     -----------   ------------
RESEARCH AND DEVELOPMENT       $   796,000     $   276,000   $  1,659,000
EXPENSES

CONSULTING FEES                  1,351,000       1,086,000      2,839,000

OTHER GENERAL AND                  313,000         731,000      1,312,000
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE                     5,000         185,000        229,000

AMORTIZATION OF DEFERRED AND            --       3,419,000      3,648,000
UNEARNED FINANCE COSTS         -----------     -----------   ------------

      NET LOSS                 $(2,464,000)    $(5,697,000)  $ (9,687,000)
                               ===========     ===========   ============

NET LOSS PER SHARE                  $(0.20)         $(0.32)
                               ===========     ===========

WEIGHTED AVERAGE NUMBER OF      12,576,467      17,553,000
SHARES OUTSTANDING             ===========     ===========

Balance Sheet Data:

                                         At December 31,
                                   --------------------------       At September
                                      1995            1996            30, 1997
                                   -----------    -----------       ------------

Working Capital (deficit)          $    42,000    $(1,809,000)      $(3,427,000)
Total assets                       $    56,000    $   617,000       $   155,000
Total liabilities                  $    13,000    $ 2,292,000       $ 3,447,000
Deficit accumulated during
the development stage              $  (513,000)   $(3,990,000)      $(9,687,000)
Total stockholders' equity
(deficiency)                       $    43,000    $(1,675,000)      $(3,292,000)

----------
(1) Through September 30, 1997, and since that date, the Company has not derived any significant sales revenues.

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                                       14

                                  RISK FACTORS

      The Shares offered hereby involve a high degree of risk and should be made only by those investors who can afford the loss of their entire investment. Accordingly, prospective investors, before making an investment, should carefully consider the following risk factors:

Cautionary Statement for Purposes of the "Safe Harbor"
Provisions of The Private Securities Litigation Reform Act of 1995

      The United States Private Securities Litigation Reform Act of 1995 provides a new "safe harbor" for certain forward-looking statements. The following factors set forth under "Risk Factors" among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Registration Statement, future filings by the Company with the SEC, in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Registration Statement, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements.

Limited Operating History; Net Losses; Future Losses;
Initial Commercialization Stage; Uncertainty of Continuation as a Going Concern

      The Company's limited operations to date have consisted primarily of activities related to identifying and financing the development of its products and technologies, including conducting laboratory tests, and planning and conducting on-site tests and demonstrations. The Company is subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages as against larger and more established companies. At December 31, 1996, the Company had an accumulated stockholders' deficit of $1,674,824 ($3,291,869 at September 30, 1997), a working capital deficit of $1,809,237 ($3,427,000 at September 30,
1997), and an accumulated deficit since inception of $3,990,209 ($9,687,000 at September 30, 1997). Additionally, at December 31, 1996 and at September 30, 1997, the Company had outstanding indebtedness in an aggregate principal amount of $2,000,000 at an interest rate of 12% per annum.

      The Company anticipates that it will continue to incur significant operating losses through at least the first quarter of 1998, and may incur additional losses thereafter, depending upon its ability to consummate collaborative working arrangements or licenses with third parties and the operation and financial success of any projects which the Company and its potential working partners may be awarded. The Company has had no meaningful revenues to date, and there can be no assurance as to when or whether it will be able to commercialize its products and technologies. Its products and technologies have never been utilized on a large-scale commercial basis. The Company's ability to operate its business successfully will depend on a variety of factors, many of which are outside the Company's control, including: competition, cost and availability of raw material supplies, changes in governmental (including foreign governmental) initiatives and requirements, changes in domestic and foreign regulatory requirements, and the costs associated with equipment repair and maintenance. See "Risk Factors-Competition;
- Risks Related to the Russian Federation and Ukraine - Political and Social Risks Economic Risks - Risks as to Availability and Cost of Materials, Supplies and Equipment; - Regulation."

      The report of the Company's independent public accountants and the notes to the Company's financial statements included elsewhere in this Prospectus state that the continuation of the Company's business as a going concern depends, among other things, on the obtaining of additional funds to continue its research and development activities and to complete the commercialization of its present technologies, the generation of significant future revenues and income, and market acceptance of its technologies, none of which can be assured. See "Financial Statements - Independent Auditor's Report, - Note 1" and "Risk Factors -- Need for Additional Financing; Possibility of Future Dilution."

Need for Additional Financing; Possibility of Future Dilution

      The Company's future capital requirements could vary significantly and will depend on certain factors, many of which are not within the Company's control. These include the existence and terms of any collaborative arrangements; the ongoing development and testing of its products; the existence and terms of any licensing and/or joint venture agreements for the marketing and sales of the Company's Principal Technologies; the nature and timing of remediation and clean-up projects; and the availability of financing. The Company`s lack of operational experience and limited capital resources could make it difficult to successfully bid on major remediation or clean-up projects. In such event, the Company's business development could be limited to smaller projects with significantly lower potential for profit.

      In addition, the expansion of the Company's business will require the commitment of significant capital resources for technical and operational support personnel, and to a lesser extent, the commitment of capital resources for research and development activities. Although based on the completion in November 1997 of a private placement of $3,000,000 principal amount of its 8% convertible debentures due November 27, 2000, the Company believes it has adequate financing and capital through the end of fiscal year 1998, there can be no assurance that additional capital requirements will not arise or that for periods following fiscal year 1998 the Company will generate sufficient revenues to cover its expenses or generate profits. If adequate financing is not available, the Company may be required to delay, scale back or eliminate certain of its research and development programs and marketing and sales programs, forego technology acquisition opportunities, or license third parties to commercialize technologies that the Company would otherwise seek to develop itself. To the extent the Company raises additional capital by issuing equity securities, holders of its equity securities will be diluted. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."

      No assurance can be given that the Company can successfully obtain any further working capital or complete any further offerings or, if obtained or completed, that such funding will be sufficient or that it will not cause substantial dilution to shareholders of the Company. Further, no assurance can be given as to the completion of research and development activities and the successful marketing of the Company's technologies. See "Management's Discussion and Analysis of Results of Operation and Financial Condition - Liquidity and Capital Resources."

Uncertainty of Sales Revenues and of Technology Transfer Fee, Consulting Fee and Royalty Payments

      The Company's near-term revenues are expected substantially to derive from royalties pursuant to potential licenses of its Principal Technologies, sales of those technologies and of products produced thereby pursuant to potential marketing and sales joint ventures, and the receipt of funds in connection with U.S. nuclear waste remediation projects. Presently the Company does not expect to derive near-term revenues from transfer and consulting fees in respect of Ukrainian waste-to-energy facilities or from any further royalties in respect of automated parking garages.

      The Company has only recently determined to focus the majority of its business activities and resources on the marketing and sale of its four Principal Technologies (i.e., EKOR compound, "Non-isocayanate polyurethane," "Liquid Ebonite Material," and "RubCon," see "Business -- General; -
 Principal Technologies"). The Company's marketing and sales program, which presently depends upon joint ventures with and licenses of its technologies to major international chemical companies, and upon successfully bidding on U.S. and foreign nuclear contamination remediation projects (including the remediation of Reactor 4 at the Chernobyl Nuclear Power Plant in Ukraine), is in its initial stage, only, and to date the Company has not entered into any such license or joint venture, and has successfully bid on only one U.S., first-round, nuclear contamination remediation demonstration project. Although based on the expressions of interest in the Principal Technologies received to date from such companies and on preliminary discussions with several of those companies the Company believes that it will enter into such licenses and/or joint ventures, no assurance can be given that any such licenses or joint ventures will be entered into or that if entered into they will result in significant revenues to the Company.

Risks Relating to the Russian Federation and Ukraine

Political and Social Risks. In recent years, Russia and Ukraine each have been undergoing a substantial political and social transformation from centralized communism to the early stages of pluralist democracy. As part of this process, the former centrally controlled, command economies of Russia and Ukraine have been subject to various reforms intended to lead to generally capitalist, market-oriented economies. There can be no assurance that the political and economic reforms necessary to complete these transformations will continue, or if they continue, will be successful. In their present stages of relative infancy, the Russian and Ukrainian political and economic systems are characterized by a proliferation of political parties, none of which hold a legislative majority. The Russian and Ukrainian political and economic systems are also vulnerable to their respective populations' dissatisfaction with reform, economic dislocations, social and ethnic unrest, and changes in governmental policies and decisions. Any of these factors could have a material adverse effect on the private or governmental availability of hard currency, currency exchange rates, the private ownership of businesses and other enterprises, the social distribution of wealth, the private ownership and alienality of tangible and intellectual property, and the availability of construction materials and equipment. Any of such adverse effects could have a materially adverse effect on the Company.

      As part of the reforms being instituted in Russia and Ukraine, both countries have enacted legislation to protect private property against expropriation and nationalization. However, due to the lack of experience in enforcing these provisions in the short time they have been in effect, and due to the potential political changes that could occur in the future, no assurance can be given that these protections will be enforced in the event of an attempted expropriation or nationalization. The Company does not anticipate the occurrence of such developments in respect of its presently contemplated ventures involving Ukraine and Russia, because (i) in the case of the application of the Company's EKOR compound technology to the remediation of radioactive contamination at the Chernobyl Nuclear Power Plant ("ChNPP") Reactor 4, the increasing probability of a second, disastrous nuclear accident has made the rapid containment of radioactive debris a matter of high Ukrainian and international concern and, to the Company's knowledge, the EKOR compound is the only material presently being considered by the Chernobyl authorities for such purpose; (ii) the Company's waste-to-energy technology has been selected by the Ukrainian government as the national standard for the production of energy from municipal waste products; and (iii) the Company's high-tech, automated parking garage technology can assist in relieving the City of Moscow's acute shortage of automotive parking spaces and has received preferential site allocation treatment from Moscow's municipal government. Nevertheless, expropriation or nationalization of the EKOR foam intellectual property rights, the waste-to-energy technology, the presently selected, Moscow parking garage site, or the parking garage technology, would have a material adverse effect on the Company. In particular, the EKOR compound technology was developed by the I.V. Kurchatov Institute, a Russian, state-controlled scientific research and development institute and the Euro-Asian Physical Society, a professional society in Russia, which through a series of assignments have, ultimately, assigned the EKOR compound intellectual property rights to the Company. All site allocation and construction approvals for Ukrainian waste-to-energy facilities are at the discretion of the respective Ukrainian municipal governments, whose political autonomy from the national government (which has selected the Company's waste-to-energy technology at the Ukrainian national standard for such facilities) is in an unsettled state. The allocation of the Moscow site for the automated parking garage is controlled by the City of Moscow. No assurance can be given that any of these governmental, governmentally controlled, or governmentally affiliated entities would legally resist an attempted expropriation or nationalization, either or which, if successful, would have a materially adverse impact on the Company.

      In both Russia and Ukraine governmental institutions and the relations between them, as well as governmental policies and the political leaders who formulate and implement them, are subject to rapid and potentially violent change. The Constitution of the Russian Federation gives the President of the Russian Federation substantial authority, and any major changes in, or rejection of, current policies favoring political and economic reform by the President may have a material adverse effect on the Company. The Constitution of Ukraine has been only recently adopted, and contrary to President Leonid Kuchma's prior expectation, substantially shares governmental power between the President and Parliament. The relations between the Ukrainian President and Parliament often have been characterized by factional infighting in which communist-oriented members of Parliament have mounted vigorous campaigns against President Kuchma's economic reform policies and programs to stimulate economic growth, curb inflation, and stabilize foreign exchange rates. In the summer of 1996, President Kuchma caused a widely reported "shake-up" of his cabinet, in which a relatively aggressive reform-oriented Minister of Finance was replaced by one who advocates a more gradualist approach. This relative political instability could result in major changes in the Ukrainian government, present reform policies or rejection of the same, any of which may have a material adverse effect on the Company. No assurance can be given that such developments will not occur either in Russia or Ukraine.

      The Russian Federation is a federation of republics, territories, regions (one of which is an autonomous region), cities of federal importance and autonomous areas, all of which are equal members of the Russian Federation. Ukraine is composed of twenty-four regions ("Oblasts"), an autonomous republic and two municipalities, Cherkas'ka and Chernihiv'ka. The delineation of authority in both Russia and Ukraine between these political subdivisions and the national government is, in many instances, uncertain, and in some cases in Russia, contested, most notably in Chechnya which has experienced protracted military confrontation with the Russian federal government. This lack of consensus in Russia and Ukraine between local and regional authorities and the national governments may result in political instability and negative economic effects which could be materially adverse to the Company.

      The political and economic changes that have occurred in Russia and Ukraine in recent years have resulted in significant dislocations of political and governmental authority caused by the collapse of their, respective, previous governmental structures and political systems. New political and governmental systems are only beginning to take form in Ukraine and Russia. Furthermore, significant unemployment in Russia and Ukraine, the influx of unemployed persons into major Russian cities, significant wage arrearages in Ukraine and Russia, and the existence of poorly paid police forces in both countries have led to significant increases in crime in Russia and Ukraine. Significant levels of organized criminal activity exist in large metropolitan areas of both countries. While President Yeltsin of Russia and President Kuchma of Ukraine have instituted anti-crime and anti-corruption programs, such measures are of recent origin and have achieved minimal and uncertain results. No assurance can be given that the levels of crime and corruption in Russia and Ukraine will be curbed or otherwise brought under control, and no assurance can be given that the social and economic dislocations caused by high rates of organized and other crime and of official corruption will not in the future have a material adverse impact on the Company.

      In both Ukraine and Russia state-controlled and, more recently, privately-owned enterprises have often failed to pay full salaries to their employees, and in some instances have not paid salaries at all for extended periods of time. This, in conjunction with historically high rates of inflation and escalating costs of living in both countries, could lead in the future to labor and social unrest. Such unrest could have political, social and economic consequences such as increased support for a return to centralized governments, a climate hostile to foreign investment and increasing levels of violence, any of which could have a material adverse impact on the Company.

      Although the present, public policy initiatives of Russia are favorable to the commercialization of the Company's automated parking garage technology in Moscow, and those of Ukraine are favorable to the utilization of the Company's EKOR compound technology to remediate ChNPP Reactor 4 and to the use of the Company's waste-to-energy technology for production of energy from municipal waste products, the present political instability, social unrest and dislocations of governmental authority in either or both countries could result in changes in Russian and Ukrainian public policy that are adverse to the commercialization of the Company's technologies or that favor other, competing technologies for use in the same or similar projects for which the Company's EKOR compound, automated parking garage and waste-to-energy technologies are currently contemplated. No assurance can be given that such changes will not occur, or, if they do occur, will not have a significant adverse impact on the Company's financial condition, business and business prospects.

Economic Risks

      Along with the institution of political reforms, the Ukrainian and Russian governments have been attempting to create and implement policies of economic reform and economic stabilization, and to create legal structures intended to promote private, market-based activities, foreign trade and foreign investment. Although these policies have met with some success in both countries, no assurance can be given that they, or similar policies will continue to be supported and pursued, or that if supported and pursued, will be successful.

      Despite the implementation of economic reform policies, the Russian economy and the Ukrainian economy are characterized by declining gross domestic production, significant inflation, increasing rates of unemployment and underemployment, unstable currencies, and high levels of governmental debt as compared to gross domestic production. The prospect of wide-spread insolvencies and the collapse of various economic sectors exists in both countries. Additionally, in both Russia and Ukraine there is a general lack of consensus as to the rate, extent and substantive content of economic reform. No assurance can be given that either Russia or Ukraine in the future will remain receptive to foreign investment or market-oriented economies. Moreover, no assurance can be given that the economy of either country will improve.

      Ukraine and Russia presently receive substantial financial assistance from several foreign governments and from international organizations. The restriction or elimination of any or all such financial assistance could have severe negative impacts on those countries' respective economies, and could significantly decrease the availability of hard currency, the payment of which in technology transfer and consulting fees the Company depends upon. In particular, the Ukrainian government's planned remediation of radioactive contamination at the Chernobyl Nuclear Power Plant substantially depends on financial assistance from the G-7 nations, and the reduction or elimination of such assistance could impair or prevent the Company's use of its EKOR technology in that remediation, thereby reducing or eliminating a substantial amount of the Company's presently expected revenues. No assurance can be given that any or all such events will not occur.

      Ukrainian and Russian businesses have limited experience operating in free market conditions, and compared with Western businesses have limited experience with entering into contracts and performing contractual obligations. Additionally, Ukrainian and Russian governmental agencies, as well as Ukrainian and Russian business enterprises, have limited experience with the substantive content and detail typical of Anglo-American and other Western contracts. Accordingly, the detailed agreement to perform specified contractual obligations in many instances may be contained in a series of written approvals, consents and the like from various governmental and quasi-governmental bodies, as well as from business companies, that accompany a formal contract. Legal reforms have only been recently instituted in Russia and Ukraine to interpret and enforce contractual obligations on principles similar to those of the legal systems of Western countries. The Company's expected near-term revenues substantially depend upon technology transfer and consulting fees memorialized in written contracts with Ukrainian and Russian entities. No assurance can be given that such fees will be paid in the manner called for in such contracts or that enforcement of such payment obligations, if not performed fully or at all, will be successful in Russian or Ukrainian courts.

Risks as to Availability and Cost of Materials, Supplies and Equipment

      Presently, the development of the silicon-carbide "wafer" technology is being conducted, and the Company's EKOR compound is being manufactured and produced, in Russia by a Russian sub-contractor of the I.V. Kurchatov Institute ("Kurchatov"), which is a state-controlled entity. While most of the constituent materials used in manufacturing the EKOR compound are commercially available at competitive prices on a world wide basis, a key chemical catalyst - without which the EKOR compound cannot be produced - is presently a trade secret of and produced only by Kurchatov. Accordingly, without the continued cooperation of Kurchatov, which is subject to the dictates and policies of the Russian Government and over which the Company has no control, the Company will be unable to produce, commercialize or sell the EKOR compound, or complete the development of the silicon-carbide "wafer" technology. No assurance can be given that the present, favorable policy of the Russian Government will continue (see "Risk Factors-Risks Relating to the Russian Federation and Ukraine-Political and Social Risks") or that Kurchatov's processes for producing such chemical catalyst and the silicon-carbide "wafers" will at any time be made available to the Company, or that if such processes are made available to the Company, their respective costs to the Company will be reasonable.

      Additionally, both Russia and Ukraine historically have experienced persistent shortages of basic, industrial materials and goods, including piping, pumps, machine tools, presses and the like, some or all of which are used in manufacturing the EKOR compound and in producing the silicon-carbide "wafers". No assurance can be given that such shortages will not occur, interfere with and/or substantially increase the cost of either or both manufacturing the EKOR compound in commercially saleable quantities, and completing the development of the silicon-carbide "wafer" technology, either of which could have a presently unquantifiable, substantial adverse impact on the Company's financial condition, business and business prospects.

No Assurance of Joint Venture Licenses, Further Collaborative Agreements or Further Project Contracts

      The Company's business strategy presently is principally based upon entering into joint ventures and licenses for the marketing and sale of its Principal Technologies, collaborative agreements that allow the Company to bid on nuclear waste and contamination remediation projects, the awarding of such project contracts to the Company, and to a lesser extent collaborative joint working arrangements with foreign governmental and quasi-governmental entities. To date, the Company has entered into one such collaborative bidding agreement (with Duke Engineering and Services) which has resulted in one successful, first-round demonstration project bid, and has not entered into any licenses or joint venture for the marketing and sale of its four Principal Technologies. Duke Engineering and Services has submitted a letter of intent to bid, on behalf of itself and the Company, to the European Reconstruction and Development Bank in connection with studies for the remediation of Reactor 4 at the Chernobyl Nuclear Power Plant ("ChNPP"). There can be no assurance that the Company will enter into any further collaborative bidding agreements, will enter into definitive project agreements, will successfully bid with respect to ChNPP, or will enter into any licenses or joint ventures for the marketing and sale of its Principal Technologies. There can be no assurance that, if entered into, any such agreements will (in the case of projects in Russia and Ukraine) be similar in form to Western agreements covering like activities, or (in the case of all such agreements) will be on terms and conditions that are sufficiently advantageous to the Company to enable it to generate profits.

      There can be no assurance that the Company will be awarded further contracts to perform decontamination, remediation or waste disposal projects. Even if such contracts are awarded, there can be no assurance that these contracts will be profitable to the Company. In addition, any project contract which may be awarded to the Company and/or any of its working partners may be curtailed, delayed, redirected or eliminated at any time. Problems experienced on any specific project, or delays in the implementation and funding of projects, could materially adversely affect the Company's business and financial condition.

Uncertainty of Market Acceptance

      Many prospective users of the Company's EKOR compound and waste-to-energy technologies have already committed substantial resources to other forms of radioactive contaminant remediation, municipal waste management and environmentally clean energy production. The Company's growth and future financial performance in large measure will depend on demonstrating to prospective licensees, joint venturers, collaborative partners and users the advantages of the EKOR compound, the Company's other Principal Technologies, and (in light of the Company's recent decision to concentrate on marketing and selling its Principal Technologies) to a significantly lesser extent its waste-to-energy technology over alternative products and technologies. There can be no assurance that the Company will be successful in any of these efforts. See ""Business--Principal Technologies,--Other Technologies."

Risk of Environmental Liability; Present Lack of Environmental Liability
Insurance

      The Company's radioactive contaminant technology is subject to numerous national and local laws and regulations relating to the storage, handling, emission, transportation and discharge of such materials, and the use of specialized technical equipment in the processing of such materials. There is always the risk that such materials might be mishandled, or that there might be equipment or technology failures, which could result in significant claims for personal injury, property damage, and clean-up or remediation. Any such claims against the Company could have a material adverse effect on the Company. The Company does not presently carry any environmental liability insurance, and may be required to obtain such insurance in the future in amounts that are not presently predictable. There can be no assurance that such insurance will provide coverage against all claims, and claims may be made against the Company (even if covered by insurance policies) for amounts substantially in excess of applicable policy limits. Any such event could have a material adverse effect on the Company.

Competition and Technological Alternatives

      The near-term, primary market for the Company's products and technologies is radioactive contamination containment, remediation and transportation, and chemical manufacturing. Mid-term markets are expected to continue in these technologies. The Company has limited experience in marketing its products and technologies and, other than in connection with the remediation of Reactor 4 at the Chernobyl Nuclear Power Plant, intends to rely on licenses and joint venturers with major international chemical and other companies for the marketing and sale of its Principal Technologies. In contrast, other private and public sector companies and organizations have substantially greater financial and other resources and experience than the Company. Any one or more of the Company's competitors or other enterprises not presently known to the Company may develop technologies which are superior to the Company's products or other technologies utilized by the Company. To the extent that the Company's competitors are able to offer cost-effective alternatives, the Company's ability to compete could be materially and adversely affected. See "Business."

Unpredictability of Patent Protection and Proprietary Technology

      Of its present technologies the Company has sought patent protection only for the EKOR compound material. To date, patent applications on EKOR have been filed and are pending in the U.S., Ukraine and Japan, and two such patent applications have been filed in Russia, one of which is pending, and one of which has been granted. The Company's success depends, in part, on its ability to obtain and protect patents covering, and maintain trade secrecy protection of its EKOR compound and other Principal Technologies, as well as other, future technologies, and to operate without infringing on the proprietary rights of third parties. Additionally, since the waste-to-energy technology is a combination of existing, public domain technologies, it is uncertain whether the waste-to-energy technology is patentable. Accordingly, such technology could be subject to appropriation and use by any individual or entity that is so inclined, for which the Company might not have legal recourse under any national or international patent law. There can be no assurance that any of the Company's pending or future patent applications will be approved, that the Company will develop additional proprietary technology that is patentable, that any patents issued to the Company will provide the Company with competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse effect on the Company's ability to conduct its business. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of the Company's processes, or design around any technology that is patented by the Company. It is possible that the Company may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties relating to its products. There can be no assurance that any license acquired under such patents would be made available to the Company on acceptable terms, if at all, or that the Company would prevail in any such contest. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on its patents or in bringing patent suits against other parties.

      In addition to patent protection, the Company also relies on trade secrets, proprietary know-how and technology which its seeks to protect, in part, by confidentiality agreements with its prospective working partners and collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

Factors Affecting Market Price of Common Stock

      Prices for the Company's Common Stock will be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company and its products, and general economic and market conditions. The market price of the Company's Common Stock may also be significantly influenced by factors such as the announcement of new projects by the Company or its competitors, quarter-to-quarter variations in the Company's results of operations and conditions in the industry.

Dependence on Certain Personnel

      The Company's business is substantially dependent on the services and business experience of Dr. Randolph Graves, Peter Gulko, Hans-Joachim Skrobanek and of ERBC Holdings, Limited ("ERBC"). The loss of the services of any of these individuals or of ERBC would have a material adverse effect upon the Company. The Company has entered into an Employment Agreement with Dr. Graves which expires on December 31, 1998, and is renewable for additional two-year terms thereafter. The Employment Agreement provides that Dr. Graves may not compete with the Company for a period of one year following the termination of his employment with the Company. None of these individuals presently is covered by key-man life insurance. See "Management."

Conflicts of Interest

      Certain shareholders, directors and officers of the Company are also shareholders, directors, officers and/or employees of a number of companies with which the Company has entered into contracts and expects to conduct business. See "Certain Transactions." Specifically, Kurt Seifman, the beneficial owner of 1,246,300 shares of the Company's Common Stock, is the chief executive officer of ERBC Holdings, Limited. ("ERBC") which, in turn: (i) has licensed the Silicon-Organic (EKOR) compound technology to the Company (see "Business - Principal Technologies - Silicon-Organic Compound"); (ii) is a principal equity owner of Kurchatov Research Holdings, Ltd. ("KRH"), to which the Company has agreed to remit 50% of all net profits from sales of the EKOR compound (see "Business - Principal Technologies - Silicon-Organic Compound"); and (iii) owns 40% of the outstanding common stock of Arbat American Autopark, Ltd. ("Arbat American") the owner of 50% of the equity in "Cinema World on Arbat," the Russian joint stock company that is developing a Moscow, Russia, parking garage utilizing the Company's automated parking technology. See "Business - Other Technologies - Automated Parking Garages." In addition, Hans-Joachim Skrobanek, who is a Director and Secretary of the Company and the beneficial owner of 145,000 shares of the Company's Common Stock, is an employee of ERBC and the President and a shareholder of Arbat American. Peter Gulko, who is a Director of the Company and the beneficial owner of 1,110,000 shares of the Company's Common Stock, is an employee of ERBC. See "Business - Other Technologies," "Management," and "Certain Transactions."

      By virtue of its ownership interest in KRH, ERBC (and Messrs. Seifman, Skrobanek and Gulko) will derivatively benefit from any sales of EKOR compound by the Company to a greater extent than they would by virtue of their ownership of Common Stock, alone. Similarly, by virtue of its ownership interest in Arbat American, ERBC (and Messrs. Seifman, Skrobanek and Gulko) will derivatively benefit from the success, if any, of parking garages constructed by Arbat American or its affiliates, which may be disproportionate to the income derived by the Company from royalties paid by Arbat American.

      In addition, Oleg L. Figovsky, Ph.D., a consultant to the Company, is the originator and developer of three technologies, "Interpenetrated Network Polymers," "Liquid Ebonite Material" and "Rubber Concrete," all right, title and interest in which was purchased by the Company from Dr. Figovsky in January, 1998, for an aggregate purchase price of $125,000 plus royalties equal to 49% of the Company's net revenues from the sale and/or licensing of such technologies, payable for a period of 15 years commencing on January 1, 1998. Furthermore, one of the Company's Principal Technologies, the production of industrial coatings based on non-isosyauate polyurethane, was acquired by its developer, Chemonol, Ltd., from Dr. Figovsky. See "Business -- General -- Acquisition of Israeli Technologies - - Incubator Technologies -- Technologies Purchased from Dr. Oleg
L. Figovsky; - Principal Technologies," "Management - Consultants," and "Certain Transactions."

Proceeds Not Available to Company

      The Company will not receive any proceeds from the sale of Shares offered hereby.

Regulation

      The Company is not aware of any U.S. or foreign laws or regulations that govern the marketing, sale or use of any of its present technologies, other than U.S., Russian and various Western European environmental safety laws and regulations pertaining to the containment and remediation of radioactive contamination and the toxicity of materials used in connection therewith (in the case of the EKOR compound), and local, Russian and Ukrainian site approval and construction permit, and construction code compliance requirements (in the cases of the Company's automated parking and waste-to-energy technologies). Based on the results of tests conducted at Kurchatov, the Company believes that the EKOR compound meets applicable U.S. and German regulatory standards. However, there can be no assurance that more stringent standards may in the future be adopted, or that if adopted, they will not materially increase the cost to the Company of licensing, and using the EKOR compound, or prevent its use. Moreover, there can be no assurance that any or all jurisdictions in which the Company presently or in the future conducts its business will not enact laws or adopt regulations which increase the cost of or prevent the Company from licensing its other technologies or otherwise doing business therein. Particularly in the cases of Russia and Ukraine, the enactment of such laws or the adoption of such regulations may have a presently unquantifiable, substantial adverse impact on the Company's financial condition, business and business prospects. See "Risk Factors - Risks Related to the Russian Federation and Ukraine-Political and Social Risks, - Economic Risks; - Limited Operating History; Net Losses; Future Losses; Initial Commercialization Stage; Uncertainty of Continuation as a Going Concern."

Shares Eligible for Future Sale

      Of the 20,717,191 shares of the Company's Common Stock to be outstanding after the Offering(1), 7,121,605 shares are being registered by the Company under, and will be eligible for sale upon the effectiveness of, the Registration Statement of which this Prospectus is a part. 6,998,000 shares of the Company's currently outstanding Common Stock were issued without registration pursuant to Rule 504 of Regulation D under the Securities Act, and are free-trading. Of the shares of Common Stock to be outstanding after the Offering(1), 3,797,229 shares will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and pursuant to that Rule, under certain circumstances may be sold without registration. All such "restricted" shares of Common Stock will become eligible for sale at various times after the applicable holding period has expired, without registration. See "Shares Eligible for Future Sale."

      2,000,000 of the Shares offered hereby carry mandatory and demand registration rights pursuant to a Bridge Financing completed by the Company in December, 1996. See "Management's Discussion and Analysis of Results of Operations and Financial Condition - Liquidity and Capital Resources." The holders of such 2,000,000 shares of Common Stock have exercised their mandatory registration rights, Those shares have been registered in this Offering, and are free-trading.

      2,142,857 of the Shares offered hereby represent the shares of Common Stock issuable upon the conversion of outstanding convertible debentures, and have been registered in the Registration Statement of which this Prospectus is a part. They will be free-trading at the time of issuance.

      1,491,500 shares of Common Stock are issuable upon the exercise of outstanding options and warrants. 657,500 of those shares have been registered in the Registration Statement of which this Prospectus is a part and will be free-trading at the time of issuance.

      The availability for sale, as well as actual sales, of currently outstanding shares of Common Stock, and up to 3,634,357 shares of Common Stock issuable upon the conversion of outstanding convertible debentures and upon the exercise of outstanding options and warrants, may depress the prevailing market price for the Common Stock and could adversely affect the terms upon which the Company would be able to obtain additional equity financing.

                                 USE OF PROCEEDS

      The Shares are being offered by the Selling Shareholders for their own accounts. The Company will not receive any proceeds from the sale of the Shares.

                                    DIVIDENDS

      To date the Company has not declared or paid any dividends on its Common Stock and does not anticipate doing so in the foreseeable future.

----------
(1) Gives effect to the issuance of 657,500 shares of Common Stock issuable upon exercise of stock options and warrants, and of up to 2,142,857 shares of Common Stock issuable upon the conversion of convertible debentures, outstanding at the date of this Prospectus. Does not give effect to the issuance of (i) up to 834,000 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at the date of the Prospectus, and (ii) the issuance of up to 500,000 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan. See "Management - 1995 Stock Option Plan."

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company (i) as of December 31, 1996 and September 30, 1997, and (ii) as adjusted to reflect the issuance of 657,500 shares of Common Stock upon the exercise of outstanding stock options and warrants registered under the Registration Statement of which this Prospectus is a part. This table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Registration Statement.

                                                      December 31, 1996         September 30, 1997
                                                 -------------------------   -------------------------
                                                    Actual     As Adjusted      Actual     As Adjusted
                                                 -----------   -----------   -----------   -----------
BRIDGE NOTES                                     $ 2,000,000   $ 2,000,000   $ 2,000,000   $ 2,000,000
                                                 ===========   ===========   ===========   ===========

STOCKHOLDERS' EQUITY (DEFICIENCY)
   Preferred stock -- $.01 par value; 1,000,000
     shares authorized, -0- shares issued or
     outstanding                                          --            --            --            --

   Common stock -- $0.00025 par value;
     50,000,000 shares authorized; as of
     December 31, 1996, 17,223,836 shares
     issued and outstanding actual, and
     17,881,336 outstanding as adjusted; as of
     September 30, 1997: 17,887,836 shares
     issued and outstanding actual, and
     18,545,336 outstanding as adjusted                4,000         4,000         4,000         4,000

   Additional paid-in capital                      4,804,000     6,137,000     8,207,000     9,540,000

   Unearned financing costs                       (2,493,000)   (2,493,000)   (1,816,000)   (1,816,000)

   Deficit accumulated during the development
   stage                                          (3,990,000)   (3,990,000)   (9,687,000)   (9,687,000)
                                                 -----------   -----------   -----------   -----------

     TOTAL STOCKHOLDERS' EQUITY
     (DEFICIENCY)                                 (1,675,000)     (945,000)   (3,292,000)   (1,959,000)
                                                 -----------   -----------   -----------   -----------

       TOTAL CAPITALIZATION                      $   325,000   $ 1,055,000   $(1,292,000)  $    41,000
                                                 ===========   ===========   ===========   ===========

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

      The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the selected financial data and the financial statements and notes thereto appearing elsewhere herein.

      The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein.

PLAN OF OPERATION

      Eurotech, Ltd. (the "Company") is a development stage, technology transfer, holding and management company formed to commercialize new, existing but previously unrecognized, and previously "classified" technologies, with a particular emphasis on those developed by prominent research institutes and individual researchers in the former Soviet Union and in Israel, and to license those and other Western technologies for business and other commercial applications principally in Central Europe, Ukraine, Russia and North America. Through the technology management expertise of its senior executives, until recently the Company had been principally engaged in identifying, monitoring, reviewing and assessing technologies for their commercial applicability and potential, and in acquiring selected technologies by equity investment, purchase, assignments, and licensing arrangements, four of which the Company believes to be presently ready for commercialization and marketing. To that end, the Company has decided to devote its business activities and resources principally to the marketing and sale of those technologies, which include its EKOR compound technology. Accordingly, the Company recently has initiated a marketing and sales program for those four Principal Technologies, and also has initiated discussions with a number of prominent, potential users thereof, with a view towards the future negotiation and execution of licensing and/or joint venture marketing and sales agreements. The Company is proceeding with the marketing and potential application of its EKOR compound technology in connection with nuclear contamination remediation projects at the Chernobyl Nuclear Power Plant, and in the U.S. See "Business." The Company operates its business by licensing its technologies to end-users and through development and operating joint ventures and strategic alliances.

      The Company was organized and commenced operation in May of 1995. The Company is in the development stage and until recently its efforts have been principally devoted to research and development activities and organizational efforts, including the identification, review and acquisition of various technologies, recruiting its scientific and management personnel and alliances and raising capital.

      The Company has not been profitable since inception and expects to incur substantial operating losses over the next twelve months. For the period from inception to December 31, 1996, the Company incurred a cumulative net loss of approximately $3,990,000, and for the period from inception to September 30, 1997, a cumulative net loss of approximately $9,687,000. The Company expects that it will generate losses until at least such time as it can commercialize its technologies, if ever. No assurances can be given that any of the Company's technologies can be manufactured on a large scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. Being a start-up stage entity, the Company is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of a new product, many of which risks are beyond the control of the Company.

      The Company's plan of operation for the next twelve months will consist of activities aimed at: (i) negotiating and executing license and/or joint venture agreements with industrial end-users for the marketing and sale of "Non-isocyanate Polyurethane," "RubCon" (a rubber-based concrete) and "Liquid Ebonite Material" (a liquid rubber, protective coating material), Israeli technologies as to which the Company has acquired equity participation and marketing rights (see "Business"); (ii) continuing its work with the I.V. Kurchatov Institute ("Kurchatov") in Moscow, Russia, the Euro-Asian Physical Society

("EAPS"), and the Chernobyl Nuclear Power Plant ("ChNPP") with a view towards using the EKOR compound in the remediation of ChNPP Reactor 4 (which experienced a catastrophic near-meltdown in 1986); and (iii) through an agreement entered into in April, 1997 with Duke Engineering and Services ("DES"), a business unit of Duke Power Company, continue to bid jointly with DES on U.S. nuclear waste transportation, contaminant and like projects utilizing the EKOR compound. See "Business". To a lesser extent, the Company also intends to continue its efforts in connection with the contemplated introduction of its waste-to-energy technology in Ukraine, and the further development, in conjunction with Kurchatov and EAPS, of a silicon carbide "wafer" technology with potential application in manufacturing integrated circuit computer chips.

RESULTS OF OPERATION

For the Year Ended December 31, 1996 vs. the Period from Inception (May 26 1995) to December 31, 1995:

      The Company commenced operations on May 26, 1995. The Company has no revenues to date. Consulting and other general and administrative expenses increased from $301,000 for the period ended December 31, 1995 to $2,034,000 for the year ended December 31, 1996 principally as a result of adding an executive secretary, a Director of Corporate Planning and a Market Research Analyst as employees and increased marketing and research consulting expenses. During 1996, the Company satisfied obligations under consulting arrangements aggregating $1,210,000 by the issuance of 4,345,036 shares of Common Stock.

      The Company is focusing on the commercialization of its technologies. Research and development expenses (consisting principally of expenses associated with the final development of the EKOR compound, validation testing of the EKOR compound and its application, and the fabrication of EKOR production equipment) increased in the year ended December 31, 1996 to $1,171,000 from $212,000 for the period ended December 31, 1995 as the Company funded the development of additional technologies.

      For the year ended December 31, 1996 and the period from inception (May 26, 1995) through December 31, 1995, the Company incurred operating losses of $3,205,000 and $513,000, respectively. The losses are principally due to expenses incurred in the development of the technologies, including administrative expenses and consulting expenses.

      Interest expense and amortization of deferred and unearned finance costs increased from $-0- in 1995 to $272,000 in the year ended December 31, 1996. This increase was attributable to financing costs related to promissory notes of $341,000 and a bridge loan of $2,000,000. See Note 6 to the accompanying financial statements.

      The Company does not expect to have any revenues through the first three quarters of 1997. The Company will record a charge against income of approximately $2,800,000 during fiscal 1997 related to shares of common stock issued in connection with the bridge financing completed in December of 1996. The Company intends to invest significantly in research and development of its technologies. As a result, it is likely that the Company will not be profitable on a quarterly or annual basis.

For the Three Months Ended September 30, 1996 vs. the Three Months Ended September 30, 1997:

      For the three months ended September 30, 1997, consulting expenses increased from approximately $91,000 for the three months ended September 30, 1996 to approximately $433,000, principally as a result of the Company's engagement of additional consultants in the fourth quarter of 1996 relative to the acquisition of certain Israeli technologies. Other general and administrative expenses for the three months ended September 30, 1997 decreased to $139,000 from $170,000 for the three months ended

September 30, 1996 principally as a result of the incurring of decreased professional fees in the 1997 period as compared to the 1996 period.

      Research and development expenses for the three months ended September 30, 1997, decreased to $6,000 from $359,000 for the three months ended September 30, 1996, attributable to the Company having completed research and development related to its EKOR compound technology and having advanced that technology to it initial commercialization stage.

      For the three months ended September 30, 1997 and the three months ended September 30, 1996, the Company incurred operating losses of $578,000 and $620,000, respectively. These losses are principally the result of expenses incurred in developing the Company's EKOR technology and the lack of revenues.

      Interest expense and amortization of deferred and unearned finance costs increased from $5,000 for the three months ended September 30 1996, to an aggregate of $2,112,000 for the three months ended September 30, 1997 (of which, $64,000 represents interest expense). This increase was attributable to financing costs related to promissory notes of $193,000 and a bridge loan of $2,000,000.

For the Nine Months Ended September 30, 1996 vs. the Nine Months Ended September 30, 1997:

      The Company commenced operations on May 26, 1995. The Company had no revenues for the aforementioned periods. However, the Company did receive a $225,000 technology transfer fee in the third quarter of 1997 in respect of a project to construct a parking garage facility in Moscow, Russia, utilizing the Company's automated parking technology. The Company intends to recognize such fee as revenue over the period of that facility's construction (See Note 4 to accompanying financial statements). Consulting and other general and administrative expenses increased from 1,663,000 for the nine months ended September 30, 1996 to $1,816,000 for the nine months ended September 30, 1997 principally as a result of an increase in professional fees from $76,000 in 1996 to $320,000 in 1997.

      Research and development expenses decreased in the nine months ended September 30, 1997, to $276,000 from $796,000 for the nine months ended September 30, 1996, attributable to the Company having completed the research and development related to the EKOR compound and having advanced that technology to the commercialization stage.

      For the nine months ended September 30, 1997 and the nine months ended September 30, 1996, the Company incurred operating losses of $2,093,000 and $2,459,000, respectively. These losses are principally due to increased expenses incurred in the development of the Company's technologies, including administrative expenses and consulting expenses.

      Interest expense and amortization of deferred and unearned finance costs increased from $5,000 for the nine months ended September 30, 1966 to $3,605,000 for the nine months ended September 30, 1997. This increase was attributable to financing costs related to promissory notes of $193,000 and a bridge loan of $2,000,000.

      The Company will record an additional charge against income of approximately $1,815,000 during the fourth quarter of 1997 related to shares of common stock issued in connection with the bridge financing completed in December 1996. The Company has only recently initiated marketing and sales efforts in connection with its four Principal Technologies (see "Business - General; - Principal Technologies"), and, consequently, there can be no assurance that the company will be profitable on quarterly or annual basis.

LIQUIDITY AND CAPITAL RESOURCES

      The Company's principal sources of working capital have been net proceeds of $842,000 from the offering of common stock under Rule 504 of Regulation D, shareholder advances aggregating $341,000 and from the bridge financing discussed below, completed in December of 1996 of $2,000,000. Of the shareholder advances, promissory notes evidencing approximately $200,000 of shareholder indebtedness were exchanged for units in the bridge financing and $141,000 was repaid from the proceeds of the bridge financing. The net proceeds of the bridge financing reflect the cancellation of the notes referred to above and are being used for repayment of accrued liabilities and funding the development of certain technologies and for other working capital purposes. The Company had a working capital deficiency and stockholders' deficiency of $1,809,000 and $1,675,000, respectively, as of December 31, 1996 and $3,427,000 and $3,292,000, respectively, at September 30, 1997. The report of the Company's independent certified public accountants contains an explanatory paragraph which expresses substantial doubt as to the Company's ability to continue as a going concern.

      In December 1996, the Company entered into a purchase agreement for an offering of up to an aggregate of 40 units to certain accredited investors as defined by Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Act") in reliance on an exemption from registration under Rule 506 of Regulation D (the "Bridge Financing"). Each unit consists of one promissory note issued by the Company in the principal amount of $50,000 bearing interest at the rate of 12% per annum and 25,000 shares of the Company's Common Stock. Under the agreement, the notes are due one year from the issuance date. Gross proceeds received under this offering were $2,000,000. Holders of the shares of common stock issued pursuant to this agreement have, among other things, demand and mandatory registration rights, including penalties, which require the Company to issue to the unit holders up to 1,000,000 additional shares of common stock if shares are not under the Act within the specified time frame. As of December 31, 1996, the Company has recorded an additional 500,000 shares of Common Stock to be issued under the offering based on the Company's belief that it would not meet one of the two filing deadlines. To date, the Company has not met either filing deadline and, accordingly, an additional 500,000 common shares were issued to such holders in April, 1997, and a further 500,000 common shares have been issued to such holders in August, 1997. See Note 6 to accompanying financial statements. As of their maturity in December 1997, the Company had insufficient funds to repay such notes and, accordingly, has obtained the agreement of the noteholders to extend the notes' maturity until March 18, 1998, in consideration of the issuance to the noteholders of an aggregate of 1,000,000 shares of the Company's Common Stock. The Company has agreed to register such shares of Common Stock under the Act. Pursuant to the terms of the notes, as of December 19, 1997 their interest rate has been increased to 15% per annum.

      In November 1997, the Company completed a private placement of $3,000,000 principal amount of its 8% Convertible Debentures due November 27, 2000 (the "Debentures") and of warrants (the "Warrants") to purchase up to 60,000 shares of its Common Stock (the Debentures and Warrants, collectively, the "Securities," and the offering of the Securities the "Debenture Offering"). The Securities were offered and sold only to accredited investors as defined by Rule 501 of Regulation D under the Act, in reliance on an exemption from registration under Rule 506 of Regulation D.

      The Debentures may be converted by the holders thereof (each a "Debenture Holder" and collectively the "Debenture Holders"), in whole or in part, at any time and from time to time during the period beginning on the earlier of February 25, 1998, or the date upon which a Registration Statement under the Act covering the shares of Common Stock into which the Debentures are convertible (the "Underlying Shares") is declared effective by the Securities and Exchange Commission (the "SEC"), and ending on November 27, 2000, into a number of shares of Common Stock equal to the quotient of (i) the outstanding principal amount of Debentures to be converted (plus all accrued but unpaid interest thereon), divided by (ii) the "Conversion Price" (determined as set forth below). The Debentures may also be converted by the Company, in whole or in part, at any time and from time to time on or after November 27, 1999 (subject to certain restrictions relating to the registration of the Underlying Shares and the trading of the Company's Common Stock) into a number of shares of Common Stock determined in accordance with the foregoing calculation. The "Conversion Price" in relation to conversion of the Debentures by either the Debenture Holders or the Company is the lesser of (a) $5.38 or (b) the average closing bid price per share of Common Stock for the five trading days immediately preceding the conversion date, multiplied by (x) 80% in the case of conversions effected prior to May 29, 1998, (y) 75% in the case of conversions effected on or after May 29, 1998 but prior to November 25, 1998 and (z) 70% in the case of conversions effected on or after November 25, 1998. In the case of Debenture conversions by Debenture Holders, the "Conversion Price" may not be less than a specified "floor" initially set at $2.00.

      The Warrants may be exercised by the holders thereof (each a "Warrant Holder" and collectively the "Warrant Holders") at any time and from time to time during the period beginning on November 27, 1997 and ending at 5:30 p.m. New York time on November 27, 1999 at a per share exercise price of $4.73. The Warrant Holders have "piggy-back" registration rights with respect to all or any portion of the Warrant Shares, pursuant to which the Company, upon the request of any Warrant Holder, is obligated to include the Warrant Holder's Warrant Shares (or any portion thereof as the Warrant Holder may elect) in any Registration Statement under the Act that the Company files with the SEC (other than Registration Statements on Form S-8 or Form S-4 covering securities issued by the Company pursuant to an employee benefit plan or in connection with a merger, acquisition or similar transaction, respectively), and naming the Warrant Holder as a selling shareholder therein.

      Pursuant to the Debenture Offering the Company has agreed that if a Registration Statement under the Act covering the Underlying Shares is either not filed with the SEC on or prior to January 15, 1998 or, if filed, is not declared effective by the SEC on or prior to February 16, 1998, the Company will be obligated to pay to the Debenture Holders liquidated damages equal to 1% of the aggregate principle amount of the then outstanding Debentures, on the first day of each month until such filing or effectiveness deficiency is cured.

      The Company has agreed to fund the commercialization of certain technologies developed in the former Soviet Union by scientists and researchers at the I.V. Kurchatov Institute ("Kurchatov"), other institutes associated therewith, and the Euro-Asian Physical Society ("EAPS"), collectively the "Scientists". Kurchatov will provide the materials, facilities and personnel to complete the necessary work to commercialize such technologies. The Company also has agreed to provide funding in connection with the marketing and sale of three Israeli technologies ("RubCon," "Liquid Ebonite Mixture" and Non-isocyanate Polyurethane, see "Business -- General; -- Principal Technologies") and to provide funding for the further research and development of four other Israeli technologies. See "Business -- Other Technologies." Total planned expenditures under these programs, including related general and administrative expenses, are expected to approximate $1,500,000 during fiscal year 1997 and $800,000 during fiscal year 1998. The Company's principal sources of funding for these expenditures during fiscal 1997 have been remaining cash from the Bridge Financing ($380,000 as of December 31, 1996 and $0 as of September 30, 1997) and loans from shareholders and other private lenders, which for the period January 1, 1997, through September 30, 1997, have totalled $368,000. The Company's principal source of funding for these expenditures during fiscal year 1998 will be the proceeds of the November, 1997 private placement of $3,000,000 principal amount of 8% Convertible Debentures due November 27, 2000. As the development of each technology is completed and the technology's commercial applications are identified, the Company also will seek joint venture partners to fund any further capital expenditures, including the project financing.

      As discussed above, the Company may require additional financing to continue to fund research and development efforts, operating costs and complete necessary work to commercialize its technologies. The Company has determined not to proceed with a previously contemplated, initial public offering of 5,000,000 shares of cumulative convertible preferred stock. Costs in connection therewith, aggregating $75,000, will be charged to expenses during fiscal year 1997.

      The Company is exploring additional sources of working capital, including further private sales of securities and joint ventures and licensing of technologies. During the first three quarters of 1997 the Company relied on shareholder loans and remaining Bridge Financing proceeds as its principal sources of working capital. Through its joint bidding agreement with Duke Engineering and Services (see "Business -- Principal Technologies -- Silicon-Organic Compound"), the Company has successfully bid on a remediation demonstration project at the federal nuclear facility in Hanford, Washington. While management believes that other successful private placement and successful bids on U.S. nuclear remediation demonstration projects are possible, there is no assurance that the its present joint venture with Duke Engineering and Services will result in the award of any further nuclear remediation contracts.

      No assurance can be given that the Company can successfully obtain any additional working capital or complete any additional offerings or, if obtained, that such funding will not cause dilution to shareholders of the Company. Further, no assurance can be given as to the completion of research and development and the successful marketing of the Company's technologies. See "Risk Factors - Need for Additional Financing; Possibility of Future Dilution; - No Assurance of Collaborative Agreements, Licenses or Project Contracts; - Uncertainty of Market Acceptance".

                                    BUSINESS

GENERAL

      Eurotech, Ltd. (the "Company"), which was incorporated in May, 1995 under the laws of the District of Columbia, is a development stage, technology transfer, holding and management company formed to commercialize new, existing but previously unrecognized, and previously "classified" technologies, with a particular current emphasis on technologies developed by prominent research institutes and individual researchers in the former Soviet Union and in Israel, and to license those and other Western technologies for business and other commercial applications principally in Western and Central Europe, Ukraine, Russia, and North America. Although the Company intends to continue identifying, monitoring, reviewing and assessing new technologies, its primary emphasis is marketing and sales of four of its present technologies that it deems to be ready for present commercialization (the "Principal Technologies"). Since the Company's formation it has acquired development and marketing rights to a number of technologies by purchase, assignments, and licensing arrangements, four of which the Company believes to be presently ready for commercialization and marketing. To that end, the Company recently has initiated discussions with a number of potential end-users of those technologies, with a view towards the future negotiation and execution of licensing and/or joint venture marketing agreements. Additionally, the Company is proceeding with the marketing and potential application of its silicon-organic (EKOR) compound technology (which is one of the Principal Technologies) in connection with nuclear contamination remediation projects at the Chernobyl Nuclear Power Plant ("ChNPP") in Ukraine, and in the United States. See "Business - Principal Technologies," and "Management's Discussion and Analysis of Financial Results of Operation and Financial Condition - Plan of Operation." The Company operates its business by licensing its technologies to end-users and through development and operating joint ventures and strategic alliances. To date, the Company has not generated any significant revenues from operations.

      The Company's plan of operation for the next twelve months will consist of activities principally aimed at: (i) negotiating and executing license and/or joint venture agreements with industrial users for the marketing and sale of coatings based on its "Non-isocyanate Polyurethane" technology, "Rub Con" (a rubber-based concrete) and "Liquid Ebonite Material" (a liquid rubber, protective coating material), which are Israeli technologies the Company has acquired, and each of which is a Principal Technology; (ii) continuing its work with the I.V. Kurchatov Institute ("Kurchatov") in Moscow, Russia, the Euro-Asian Physical Society ("EAPS") and ChNPP with a view towards using the EKOR compound in the remediation of ChNPP Reactor 4 (which experienced a catastrophic near-meltdown in 1986); and (iii) through an agreement entered into in April, 1997 with Duke Engineering and Services ("DES"), a business unit of Duke Power Company, jointly bidding with DES on U.S. nuclear waste transportation, remediation and like projects utilizing the EKOR compound. To a lesser extent (and not included in the Principal Technologies), the Company also intends to continue its efforts in connection with the contemplated introduction of its waste-to-energy technology in Ukraine, and the further development (in conjunction with Kurchatov and EAPS) of a silicon carbide "wafer" technology with potential application in manufacturing integrated circuit computer chips.

Acquisition of Israeli Technologies

Incubator Technologies

      The Company has agreed in principle with three Israeli technology incubators, the Technion Entrepreneurial Incubator Co., Ltd. ("TEI"), the Ofek Le-Oleh Foundation ("Ofek") and the Incubator for Technological Entrepreneurship-Kiryat Weizmann, Ltd. ("Weizmann") (collectively, the "Incubators"), to participate in certain technology research and development projects which the Incubators individually sponsor. Pursuant thereto, the Company will provide 15%-20% of the financing required for, and will receive a 20% equity interest in, research and development projects selected by the

Company and in such Israeli corporations as are formed for the purpose of owning, developing and commercializing the technologies resulting from those selected projects (each, an "Israeli Technology Company"). In furtherance of this, the Company has opened an office at the premises of TEI in Haifa, Israel.

      Pursuant to agreements with each of Chemonol, Ltd., an Israeli corporation ("Chemonol"), and with Ofek and Weizmann, the Company has invested in four such Israel Technology Companies, to wit: Chemonol, which has developed materials and processes for manufacturing industrial coatings embodying non-isocyanate polyurethane ("NIPU") technology it acquired from Oleg L. Figovsky, Ph.D. (who is a consultant to the Company) see "Business - Acquisition of Israeli Technologies - Technologies Acquired from Dr. Oleg L. Figovsky; - Principal Technologies," "Risk Factors - Conflicts of Interest," and "Certain Transactions
- Acquisition of Technologies from Consultant;" Separator, Ltd. ("Separator"), which is developing a process for the electromagnetic separation and production of high temperature superconductive metallic powders; Remptech, Ltd. ("Remptech") which is developing processes for the production of extra-fine cobalt and nickel powders; and Comsyntech, Ltd. ("Comsyntech"), which is developing a process for the continuous combustion synthesis of ceramic, composite and intermetallic powders. See "Business-Other Technologies." Under those agreements the Company will receive 20% of each Israeli Technology Company's common equity, and will invest U.S. $60,000 in each such corporation. In connection with these investments, the Company also has obtained: (i) options to purchase Ofek's 20% common equity interest in each of Remptech and Comsyntech, each of which is exercisable for a period of 90 days commencing on November 6, 1999 at an exercise price to be fixed by the parties; (ii) options to acquire from the holders of a majority of the outstanding common equity (the "Principal Shareholders") of each of Chemonol, Separator, Remptech and Comsyntech an additional 31% of each corporation's common equity, which are exercisable for a period of 6 months commencing on May 4, 1998 in the case of Chemonol, 12 months commencing on September 4, 1998 in the case of Separator, and 12 months commencing on May 6, 1998 in the cases of Remptech and Comsyntech, each at an exercise price of U.S.$93,000, and (iii) the perpetual right to direct the voting of the Principal Shareholders' common equity.

      In the event the Company exercises the foregoing equity purchase options, it will own 51% of each of Chemonol's and Separator's common equity and 71% of the common equity of each of Remptech and Comsyntech, will control those corporations, and for financial reporting purposes will consolidate each of those corporation's balance sheets and other financial statements with the Company's. Although the Company presently anticipates it will exercise the Chemonol option, there is no assurance that it or any other of the foregoing options will be exercised. There is no assurance that when such options become exercisable the Company will have sufficient funds to exercise any of them.

      Additionally, for a period of two years commencing on the date of its registration as an Israeli corporation, the sale or other transfer of 25% or more of the outstanding common equity of each of Chemonol, Separator, Remptech and Comsyntech requires the consent of the Chief Scientist of the Israeli Ministry of Commerce and Technology. The Company's options to acquire additional common equity of the above Israeli Technology Companies are exercisable within such two year periods and any acquisition of the common equity purchasable thereunder will, therefore, require the Chief of Scientist's consent. Although the Company presently expects that if requested such consent would be given, there is no assurance that such consent will be obtained. Accordingly, the Company intends to amend the terms of those options so as to extend their respective exercise periods beyond the applicable two-year periods during which the Chief of Scientist's consent is required, prior to the times they each first commence.

Technologies Acquired from Dr. Oleg L. Figovsky

      Pursuant to the Technology Purchase Agreements each dated January 1, 1998, the Company has acquired from Oleg L. Figovsky, Ph.D. (who is a consultant to the Company) all right, title and interest in and to the following three technologies developed by him, inclusive of future improvements thereto:

(i) a group of related technologies collectively known as "Interpenetrated Network Polymers" ("INPs"), (ii) "Liquid Ebonite Material" ("LEM") and (iii) "Rubber Concrete" ("RubCon") for purchase prices of $75,000, $15,000 and $35,000, respectively (each, a "Purchase Price"). Pursuant to each such Technology Purchase Agreement, during the 15-year period commencing on January 1, 1998, the Company is also obligated to pay to Dr. Figovsky royalties equal to 49% of the Company's net revenues from the sales or licensing of any products incorporating the applicable technology, subject to the Company's right to deduct from the first royalties otherwise payable under each agreement an aggregate sum equal to the Purchase Price paid thereunder.

      The Company believes that two of these technologies, RubCon and LEM, are presently ready for commercialization, and has included them in the Principle Technologies which the Company's recently indicated marketing and sales program is directed at. RubCon is a rubberized concrete which the Company believes is superior to presently available similar concretes and to conventional cement-based concretes for applications in, among other things, the manufacture of industrial floorings, equipment operating in aggressive chemical media, building foundations, concrete pipes and outdoor structures. LEM is a synthetic, liquid rubber having enhanced mechanical, permeability and anti-corrosive qualities, that the Company believes can be applied successfully as a protective covering for such things as small-diameter piping, and intricate parts of pumps, fans and centrifuge rotors. See "Business - Principal Technologies."

      The INP technology consists of a related group of technological processes to produce a variety of polymeric compounds, including polyurethanes, that is based on modifying the molecular structure of olygomeric cyclocarbonates. The rights to develop one of these related technologies, "non-isocyanante polyurethane" ("NIPU"), into industrial coatings has been acquired from Dr. Figovsky by Chemonol, one of the four Israeli Technology Companies in which the Company has invested (see "Business Principal Technologies") and is one of the Company's Principal Technologies. Other INP constituent technologies presently are in their respective research and development phases. No assurance can be given that any of these other INP constituents will be successfully developed or, if developed, will result in commercially saleable or profitable products or processes.

PRINCIPAL TECHNOLOGIES

      Silicon-Organic (EKOR) Compound. Pursuant to agreements variously among the Company, "Ukrstroj" (the Ukrainian State Construction Company), ChNPP, Kurchatov and EAPS, the Company has provided financing for and has successfully completed demonstration testing of its proprietary silicon-organic (EKOR) compound technology for the purpose of remediating the severe radioactive contamination problems that persist from the 1986 explosion of Reactor 4 at ChNPP, in Chernobyl, Ukraine. In September, 1997, pursuant to joint-bidding agreement between the Company and Duke Engineering and Services ("DES"), a business unit of Duke Power Company (the "Company-DES Agreement"), the Company and DES submitted to the European Bank of Reconstruction and Development a letter of intent to bid in "Early Biddable (Study) Projects for the Chernobyl Unit 4 Shelter Implementation Plan." The Company believes its EKOR compound technology is the most effective existing technology and material for containing and facilitating the disposal of radioactive dust and waste materials.

      The Company's silicon-organic (EKOR) compound technology was jointly developed by scientists at the I.V. Kurchatov Institute ("Kurchatov") in Moscow and the Euro-Asian Physical Society ("EAPS") for the conservation and containment of ecologically hazardous radioactive materials. The EKOR compound is based on radiation-resistant compounds produced from silicon-organic elastomers. Kurchatov is a pre-eminent physics and scientific research institute, which in the former Soviet Union enjoyed a position of prestige, sophistication and importance roughly equivalent to that of the Lawrence-Livermore National Laboratory in the United States. EAPS is a professional society of over 5,000 scientists, physicists, and engineers in the former Soviet Union. Until August 1, 2014, the Company is the exclusive licensee of all right, title and interest (inclusive of all patent and other intellectual property rights) in and to the EKOR technology in Canada, China, Japan, the Republic of Korea, the United States of America, Ukraine, and all member countries of the European Patent Agreement. See "Certain Transactions - Silicon-Organic (EKOR) Compound."

      In testing conducted at Kurchatov, the EKOR compound has been shown to be highly resistant to radiation and structural degradation through exposure to radiation, highly fire-resistant, water-proof, and capable of being formulated in densities that display considerable structural strength and weight-bearing properties (based on testing to date) of 100 lbs. per square inch. In high-dosage radiation tests the EKOR compound has met or exceeded all specifications for containment materials developed by the Chernobyl authorities. The Company believes that the EKOR compound is the most technologically advanced material for comprehensively containing radioactive materials, suppressing radioactive dust and preventing such materials and dust from escaping into the atmosphere and from leaching into and contaminating ground-water supplies. On November 28, 1997, the Ministry of Health of the Russian Federation certified EKOR and its components as non-toxic, thereby allowing for EKOR's production, delivery, sale and use in the Russian Federation.

      As a silicon-based elastomer, the EKOR compound has adhesive properties that allow it to stick to a wide variety of surfaces and materials. When applied, the EKOR compound surrounds and "glues down" nuclear debris ranging from fine dust to broken fuel rods, and in combination with its fire-resistant and water-proof properties, prevents such debris from migrating by water or as air-borne particles. The EKOR compound can be applied by a number of methods, but most generally will be sprayed onto contaminated areas using a hose and nozzle arrangement. The foaming rate and "curing" time for the EKOR compound can be varied, thereby allowing it to penetrate cracks and crevices before curing, and providing a seal against the transport of radioactive particles and water-soluble radionuclides. The application of the EKOR compound to nuclear accident sites is intended as an interim containment measure, pending the removal and permanent storage or other disposal of the radioactive contaminants.

      The Company expects that the first commercial use of its EKOR compound technology will be to contain and stabilize the extensive radioactive debris and dust that continues to accumulate and contaminate the environment at Reactor 4 of the Chernobyl Nuclear Power Plant ("ChNPP") in Ukraine, the site of a disastrous explosion and near-reactor core meltdown in 1986, and to help structurally support the concrete and steel "sarcophagus" that was built over Reactor 4 as an interim containment measure. The rapid deterioration of the "sarcophagus," caused by the intense radiation persisting at Reactor 4, has occasioned international concern that without the implementation of effective site containment measures, a second nuclear disaster and possible melt-down may occur. To this end, the G-7 group of industrialized nations (the United States, United Kingdom, Italy, France, Canada, Japan and Germany) has pledged up to U.S. $3.1 billion to assist in a multi-step project of remediating and closing the plant, with approximately U.S. $300 million budgeted for the project's first containment and site stabilization phase. Pursuant to an agreement with Kurchatov Research Holdings, Ltd., ("KRH") a Delaware corporation jointly owned by ERBC Holdings, Limited, a British Virgin Islands corporation ("ERBC"), and individual Russian scientists, researchers and academics who are affiliated with Kurchatov and EAPS, 50% of the net profits derived from the sale or licensing of the EKOR compound will be retained by the Company, and 50% will be remitted to KRH. Two employees of ERBC are beneficial owners of shares of the Company's Common Stock, and the chief Executive Officer of ERBC is the beneficial owner of 6.95% of the Company's outstanding Common Stock. See "Principal and Selling Shareholders," and "Certain Transactions."

      Based on the properties demonstrated by the EKOR compound, ChNPP (an industrial amalgamation of the State Committee of Ukraine on Atomic Energy), Kurchatov, "Ukrstroj" and the Company entered into a Memorandum of Intent (the "Chernobyl Memorandum of Intent") which acknowledged the successful completion of the laboratory development of EKOR compound applicable to the radioactive contamination remediation of ChNPP Reactor 4, and pursuant to which the Company, "Ukrstroj" and EAPS entered into a co-operation Agreement whereby the Company has provided financing for demonstrating the technical and mechanical feasibility of applying the EKOR compound for ChNPP

Reactor 4 remediation. In furtherance of the foregoing, "Ukrstroj" and ChNPP entered into an agreement (the "Ukrstroj"-ChNPP Agreement") to conduct such demonstration testing of the EKOR compound as is necessary to ascertain the specification requirements for its application to the containment of ChNPP Reactor 4. The "Ukrstroj"-ChNPP Agreement also provides for the Company's participation in and financing of the EKOR demonstration test.

      On April 24, 1997, the demonstration of the equipment for synthesizing and applying the EKOR compound was successfully conducted for officials of ChNPP and "Ukrstroj" at the Sverdlosk Chimmash manufacturing facility in Ekaterinburg, Russia. Following this successful demonstration, the Company, the management of the ChNPP Reactor 4 Shelter Project, "Ukrstroj" and EAPS entered into a Joint Working Group Agreement for the purpose of initiating the EKOR application program at ChNPP Reactor 4, which implementation presently is expected to occur during the second quarter of 1998. In connection therewith, and at the request of ChNPP, the Company presently is constructing industrial scale machinery for application of the EKOR compound at ChNPP Reactor 4, based on the application machinery successfully demonstrated on April 24, 1997. Financing therefor is being provided by KRH. Although the Company expects such time-frames will substantially be met, no assurance can be given that implementation of the EKOR application machinery at ChNPP Reactor 4 will not experience delays, and that if delays occur, the EKOR application machinery will be completed at the time presently contemplated. The occurrence of substantial delays will adversely affect the Company's generation of near-term revenues.

      Coordination and management of the formal selection of contractors and technologies for studies relating to the ChNPP Reactor 4 remediation project has been delegated to the European Bank of Reconstruction and Development ("ERBD") on the basis of submitted bids, to be passed on by ERBD and ChNPP. It is presently expected that ERBD, through G-7 funds, will provide the financing for the actual remediation project. Additionally, ChNPP is authorized to initiate further, independent studies. In September, 1997, Duke Engineering and Services ("DES") on its and the Company's behalf, submitted to ERBD and ChNPP a letter of intent to bid on the ChNPP Reactor 4 remediation project. Although no assurance can be given, based on the Chernobyl Memorandum of Intent, the "Ukrstroj" - ChNPP Agreement, the Co-operation Agreement, the Joint Working Group Agreement, the results of the April 24, 1997 EKOR application demonstration test, and ChNPP's role in the Reactor 4 remediation selection process, the Company believes that the EKOR compound will be selected for the ChNPP Reactor 4 remediation project and that the Company will be selected as the contract vendor of EKOR for that purpose.

      In addition to remediation of ChNPP Reactor 4, the Company's near- and mid-term commercialization and marketing efforts relative to the EKOR compound principally are directed at nuclear waste remediation projects in the U.S. Separately from its contemplated ChNPP bid, the Company-DES Agreement provides for joint bidding on U.S. nuclear waste transportation, containment, storage and burial projects utilizing the EKOR compound technology. The Company also has entered into an agreement with the Research Center Julich, a German governmental research institution, providing for its assistance with certifying the EKOR compound for use in Germany. Pursuant to the Company-DES Agreement, the Company and DES have submitted a successful, first-round demonstration project bid on the U.S. Department of Energy's ("DoE") reactor decommissioning technology program at DoE's Hanford, Washington, reactor facility, utilizing the EKOR compound. Additionally, joint Company-DES bids presently are being prepared for other DoE demonstration projects. The Company is also in the process of identifying potential licensees of the EKOR technology, and has commenced initial licensing discussions with a Japanese corporation. No assurance can be given that the EKOR compound will be certified for use in Germany, that the Hanford, Washington DoE demonstration will be successful or that if successful it will result in a project contract being awarded to the Company, or that such licensing discussions will successfully result in the execution of an EKOR license.

      In addition, further applications of the EKOR technology are being reviewed for three sites in Russia: Sverdlosk Chimmash (a major development, production and testing facility for nuclear, chemical and related equipment), Chelyabinsk Mayak (a plutonium production site) and Kola (a disposal site for nuclear fuel from atomic-powered ships and submarines). To this end, at nominal cost to it, the Company has provided EKOR documentation and material samples to these sites, and has arranged for personnel from Kurchatov and EAPS to be available to provide technical advice regarding pertinent applications of the EKOR compound. To date, the Company has not entered into any agreements pertaining to either the testing or application of the EKOR compound at these sites.

      Non-isocyanate Polyurethane. Non-isocyanate polyurethane ("NIPU") is one of the constituent technologies of the Interpenetrated Network Polymer technology independently developed by Dr. Oleg L. Figovsky, a consultant to the Company. See "Business - Acquisition of Israeli Technologies Technologies Acquired from Dr. Oleg L. Figovsky." NIPU is a modified polyurethane that does not contain the toxic isocyanates used in the production of conventional polyurethane. NISU has lower permeability and greater chemical resistance qualities as compared to conventional polyurethane. The Company believes that these advanced qualities of NIPU, which are based on hydrogen bonds within NIPU's molecular structure, make NIPU superior to conventional polyurethanes in connection with their use in a number of industrial application contexts such as manufacturing automotive bumpers, paints, plastics and truck beds; airplane and rocket sealants, interior components and seating; construction adhesives, coatings, flooring, glues and rooftops; industrial equipment and machinery; and consumer goods such as appliances, footwear, furniture and plastic products.

      The rights to develop, market and sell industrial coatings based on NIPU were acquired from Dr. Figovsky by Chemonol, Ltd. ("Chemonol"), an Israeli corporation which is one of the four Israeli Technology Companies in which the Company has invested. At the date hereof, the Company is the holder of 20% of Chemonol's common equity, and has an option to purchase an additional 31% of such common equity from Chemonol's Principal Shareholder. See "Business - Acquisition of Israeli Technologies - Incubator Technologies." There can be no assurance, however, that such $60,000 investment will be completed or that such equity purchase option will be exercised, both of which will principally depend upon the results of the Company's efforts to commercially market and sell NIPU to industrial users.

      Consistent with its general plan of operation, the Company intends to market and sell NIPU through one or more license and/or joint venture agreements with major chemical companies. In September 1997, the Company presented NIPU at the World Congress on Polyurethanes (the "WCP"), in Amsterdam, Netherlands. As a result of the expressions of interest shown at the WCP, the Company has recently commenced initial discussions with several major international chemical companies with a view towards negotiating one or more licenses and/or joint venture agreements for the marketing and sale of NIPU. Such discussions are in their initial stages, only, and no assurance can be given that all or any of them will result in a NIPU license or joint venture agreement, or that such license or agreement, if concluded, will be on terms favorable to the Company.

      To date, the Company has incurred expenses of $30,000 in connection with Chemonol, and through the end of fiscal year 1998 the Company presently expects to incur an aggregate of $30,000 in additional such expenses, which will principally be funded from the net proceeds of the private placement of $3,000,000 principal amount of the Company's 8% Convertible Debentures due November 27, 2000 (the "Debenture Offering") which was completed on November 27, 1997. See "Management's Discussion and Analysis of Results of Operation and Financial Condition - Liquidity and Capital Resources."

      Liquid Ebonite Material. Liquid Ebonite Material ("LEM") is a synthetic liquid rubber with enhanced mechanical, permeability and anti-corrosive qualities as compared to conventional sheet rubber coverings. In laboratory testing, coverings made with LEM have, as compared to conventional sheet rubber coverings, displayed greater resistance to harsh chemicals such as acids, alkalis and benzene, and have been successfully applied to intricate and complex surfaces such as sieve meshing. Based on the physical and chemical properties of LEM, and on such tests, the Company believes that LEM coverings are capable of providing superior protection to small-diameter piping, and to the intricate parts of pumps, fans, centrifuge rotors. LEM can be applied to form surface coverings using standard coating techniques, including spraying and dipping.

      LEM was independently developed by Oleg L. Figovsky, Ph.D., who is a consultant to the Company, and was acquired by the Company pursuant to a Technology Purchase Agreement dated January 1, 1998, for a purchase price of $15,000, plus royalties equal to 49% of the Company's net revenues from sales or licenses of any products incorporating LEM, payable for a period of 15 years commencing on January 1, 1998. To date, the Company has not derived any such revenues and does not expect to derive any such revenues until the third quarter of 1998, at the earliest. See "Business General - Acquisition of Israeli Technologies - Technologies Acquired from Dr. Oleg L. Figovsky; "Risk Factors - Conflicts of Interest," "Management Consultants," and "Certain Transactions."

      A major international chemical company headquartered in India has expressed interest in potentially licensing LEM for production and world-wide distribution and sales. At such company's request, the Company is preparing evaluation samples of LEM. No assurance can be given that such chemical company or any chemical or other company will determine that LEM is suitable or economically viable for its business purposes or that any production/distribution license for LEM will be negotiated or executed with that company. See "Business - General," "Risk Factors - Uncertainty of Sales Revenues and of Technology Transfer Fee, Consulting Fee and Royalty Payments - No Assurance of Joint Venture Licenses, Further Collaborative Agreements or Further Project Contracts - Uncertainty of Market Acceptance," and "Management's Discussion and Analysis of Results of Operation and Financial Condition - Plan of Operation."

      To date, the Company has incurred $15,000 in expenses in connection with the LEM acquisition. Through the end of fiscal year 1998, the Company expects to incur an aggregate of approximately $25,000 in additional, LEM-related expenses, of which approximately $15,000 is expected to be incurred in connection with further research and development activities, and $10,000 is expected to be incurred in connection with marketing and sales efforts. Such additional expenses will be funded principally through the application of the net proceeds of the Debenture Offering.

      RubCon. "RubCon" is a technologically advanced, polymer-based concrete that utilizes polybutadiene (a polymer derived from liquid rubber) as a binding material for the various aggregates that, together with binders, constitute concrete. The fabrication of RubCon results in a rubberized concrete that in laboratory testing has exhibited high degrees of compression, bending and tensile strength, a high degree of water-resistance and a high degree of resistance to aggressive, corrosive chemicals as compared to conventional "cement" concrete. RubCon is applied in the same manner as conventional concrete. The Company believes that RubCon has significant potential utility in the manufacture of industrial flooring, equipment operating in aggressive chemical media such as galvanic and electrolysis "baths," foundations, concrete pipes and other underground structures, seismic reinforcement materials, and outdoor structures such as bridges that are routinely exposed to harsh weather, climatic and corrosive conditions.

      RubCon was independently developed by Oleg L. Figovsky, Ph.D., who is a consultant to the Company, and was acquired by the Company pursuant to a Technology Purchase Agreement dated January 1, 1998, for a purchase price of $35,000, plus royalties equal to 49% of the Company's net revenues from sales or licenses of any products incorporating LEM, payable for a period of 15 years commencing on January 1, 1998. To date, the Company has not derived any such revenues and does not expect to derive any such revenues until the third quarter of 1998, at the earliest. See "Business General - Acquisition of Israeli Technologies - Technologies Acquired from Dr. Oleg L. Figovsky," "Risk Factors - Conflicts of Interest," "Management - Consultants," and "Certain Transactions."

      The Company has provided samples of RubCon to four major chemical companies which have, variously, expressed interest in direct purchases of RubCon and in licensing RubCon for production and commercial sale. These chemical companies presently are evaluating RubCon. The Company currently anticipates that it will enter into discussions with one or more of these companies with a view towards negotiating product purchase and/or license agreements, as the case may be. No assurance can be given that any of those or other chemical companies will determine that RubCon is suitable or economically viable for its business purposes, that the Company will enter into discussions or negotiations with any of those companies, or that, if entered into, they will result in product purchases or license agreements. See "Business - General," "Risk Factors - Uncertainty of Sales Revenues and of Technology Transfer Fee, Consulting Fee and Royalty Payments - No Assurance of Joint Venture Licenses, Further Collaborative Agreements or Further Project Contracts - Uncertainty of Market Acceptance," and "Management's Discussion and Analysis of Results of Operation and Financial Condition - Plan of Operation."

      To date, the Company has incurred $35,000 in expenses in connection with the RubCon acquisition, $5,000 in connection with RubCon research and development activities and $3,000 in marketing and sales activities related to RubCon. Through the end of fiscal year 1998, the Company expects to incur an aggregate of approximately $35,000 in additional, RubCon-related expenses, principally in connection with marketing and sales efforts. Such additional expenses will be funded principally through the application of the net proceeds of the Debenture Offering.

OTHER TECHNOLOGIES

      In addition to the foregoing Principal Technologies, with respect to which the Company has commenced initial marketing and sales efforts, the Company also is engaged in the continuing research and development of other technologies it believes to be of potential, future commercial significance. The Company has reduced its level of activity in connection with the proposed introduction of its waste-to-energy technology in Ukraine, due to the present lack of adequate project funding among the Company's co-venturers and the Company's belief that the commencement of marketing and sales activities in connection with the Principal Technologies is more likely to result in the near-to-mid-term generation of revenues than is the existing, Ukrainian waste-to-energy venture.

      Electromagnetic Separation Technology. The Company is participating in the further research and development of a process to electromagnetically separate high temperature superconducting ("HTSC") metal powders, that has been developed by Separator, Ltd. ("Separator"), an Israeli corporation, which is one of the four Israeli Technology Companies in which the Company has invested. At the date hereof the company is the holder of 20% of Separator's common equity and has an option to purchase an additional 31% of such common equity from Separator's Principal Shareholders. See "Business - General - Acquisition of Israeli Technologies - Incubator Technologies." The electromagnetic separation ("EMS") of HTSC powdered metals is based on the interaction of HTSC particles with alternating magnetic fields at temperatures approaching the level required for "HTSC transition," i.e., the point at which a substance becomes superconducting. The research and testing data provided by Separator indicates that the EMS technology allows for the extraction of powdered metal particles having optimal electrophysical qualities, and in the production of HTSC metallic powders with a critical electrical current that exceeds those of HTSC powders produced using conventional technologies. Based on demonstration testing conducted by Separator, the Company believes that the EMS process for HTSC metallic powder can be used with a variety of powdered metals, and can be configured either as a small bench testing device for laboratory applications at universities and research and development companies, or as an industrial-scale device with the capacity to produce up to 8 kilograms per hour of HTSC powdered metal. The Company believes that the EMS technology can be commercially applied in the production of underground electric transmission cables, transformers, electric power system control and protection systems, motors, generators, magnetic resonance imaging equipment and cellular telephone base stations.

      To date, the Company has invested $30,000 in Separator, and pursuant to its agreement with the Incubator for Technological Entrepreneurship - Kiryat Weizmann, Ltd., an Israeli technology incubator, and the individual originators of the EMS technology, the Company expects to invest an additional

$30,000 during 1998. Assuming the completion of the contemplated $60,000 investment, if the Company exercises its equity purchase option, the Company will own 51% of Separator's voting equity and will control Separator. Although the Company presently intends to complete the $60,000 investment in Separator and expects to exercise its equity purchase option, there can be no assurance that the investment will be completed or that the equity purchase option will be exercised, both of which will principally depend upon the results of further research and development activities and later expressions of commercial interest, if any, in the EMS technology.

      Powdered Metallurgy Technology. The Company is participating in the further research and development of a process developed by Remptech, Ltd. ("Remptech") an Israeli corporation, to produce extra fine cobalt and nickel powders by recycling materials containing cobalt and nickel. Remptech is one of the four Israeli Technology Companies in which the Company has invested. At the date hereof the Company is the holder of 20% of Remptech's common equity and has options to purchase the 20% common equity interest in Remptech of the Ofek Le-Oleh Foundation ("Ofek"), an Israeli technology incubator that is partially sponsoring Remptech's research and development activities, and an additional 31% of such common equity from Remptech's Principal Shareholders. See "Business - Acquisition of Israeli Technologies - Incubator Technologies." Powdered metallurgy is generally acknowledged as being capable of yielding product with superior structural, physical and mechanical properties. The Company believes that the powdered metallurgy process developed by Remptech is technologically advanced and, based on Remptech's research and testing data, is capable of producing cobalt and nickel powders of very high purity and very small grain size. The powdered metallurgy technology is based on recycling cobalt and nickel-containing materials using internal hydrogen in composition with cobalt and nickel fluoride salts. Remptech data presently indicates that the resulting cobalt and nickel powders have a purity of 99.8% and a grain size of 1-2 microcentimeters. The Company believes that such purities and grain sizes are significant factors in the manufacture of materials of high quality and internal physical integrity from powdered cobalt and nickel. Cobalt and nickel are among the three naturally occurring elements that display magnetic properties at room temperature and are widely used in metal alloys. Powdered cobalt and nickel are used in a wide variety of industrial applications, including magnetic, electrical and electronic materials and products.

      To date, the Company has invested $21,000 in Remptech and pursuant to its agreement with Ofek and the individual originators of the Powdered Metallurgy technology, the Company expects to invest an additional $39,000 during 1998. Assuming completion of the contemplated $60,000 investment, if the Company exercises its equity purchase options, the Company will own 71% of Remptech's voting equity and will control Remptech. Although the Company presently intends to complete the $60,000 investment in Remptech and expects to exercise its equity purchase options, there can be no assurance that the investment will be completed or that the equity purchase options will be exercised, both of which will principally depend upon the results of further research and development activities and later expressions of commercial interest, if any, in the Powdered Metallurgy technology.

      Continuous Combustion Synthesis Technology. The Company also is participating in the further research and development of a process for the continuous combustion synthesis ("CCS") of ceramic, composite and intermetallic powders, including titanium carbide powder, developed by Comsyntech, Ltd., ("Comsyntech"), an Israeli corporation which is one of the four Israeli Technology Companies in which the Company has invested. At the date hereof the Company is the holder of 20% of Comsyntech's common equity and has options to purchase the 20% common equity interest in Comsyntech of the Ofek Le-Oleh Foundation ("Ofek"), which is partially sponsoring Comsyntech's research and development activities, and an additional 31% of such common equity from Comsyntech's Principle Shareholders. See "Business - Acquisition of Israeli Technologies - Incubator Technologies." CCS is a newly devised process for the production of ceramic, composite and intermetallic powders based on utilizing the internal chemical energy of initial reactants, performed in a continuous action reactor, a device being developed by Comsyntech.

      Presently, ceramic, composite and intermetallic powders generally are manufactured with the use of electrical and melting furnaces, high-temperature sprayers and crushing and grinding equipment, in closed reactors which entails a cyclical manufacturing process of loading, synthesis, cooling and unloading. The Company believes that the CSS technology using the Comsyntech continuous reactor potentially offers competitive advantages (such as increased productivity and lower production costs) over conventional technology.

      Comsyntech research and testing data indicate that materials produced with the CSS technology have exhibited superior high-thermomechanical properties such as high strength, thermo and wear resistance and good corrosion stability. Based on these properties, the Company believes that the CSS technology is of potentially significant utility in producing ceramic, composite and intermetallic powders with potential commercial application in the production of metal-cutting tools and abrasives; metal alloys; aircraft and automotive combustor, nozzle and turbine parts; piezo- and ferro-electric materials; and surgical instruments.

      To date, the Company has invested $21,000 in Comsyntech and pursuant to its agreement with Ofek and the individual originators of the CCS technology, expects to invest an additional $39,000 during 1998. Assuming completion of the contemplated $60,000 investment, if the Company exercises its equity purchase options, the Company will own 71% of Comsyntech's voting equity and will control Comsyntech. The Company presently intends to complete the $60,000 investment in Comsyntech and expects to exercise its equity purchase option. However, there can be no assurance that the investment will be completed or that the equity purchase option will be exercised, both of which will principally depend upon the results of further research and development activities and later expressions of commercial interest, if any, in the powdered metallurgy technology.

      Silicon-Carbide "Wafer" Technology. The Company is participating in the development of a silicon carbide "wafer" technology in conjunction with the I.V. Kurchatov Institute ("Kurchatov") in Moscow, Russia, and the Euro-Asian Physical Society ("EAPS"). To date, the Company has provided approximately $40,000 in financing to Kurchatov in connection with this technology. Although no assurance can be given, the Company presently expects that upon the successful completion of its development, all intellectual property, marketing and sales rights in and to the silicon carbide "wafer" technology will be assigned to the Company. While there is no assurance that such technology will be successfully developed, based on reports from Kurchatov the Company believes the silicon carbide technology will permit the production of defect-free, radiation-resistant "wafers" (from which integrated circuit chips are fabricated) that will be approximately twice the size of those currently available. The Company expects that integrated circuit chips fabricated from its silicon carbide wafers will have particular application in high temperature environments such as automobile and aircraft engine control systems, high power environments such as automobile and aircraft engine control systems, high power environments such as power control transistors, and environments subject to ionizing radiation such as spacecraft.

      Waste-to-Energy Technology. The Company's waste-to-energy technology is a combination of "low-tech" mechanical technologies, "high-tech" combustion controls, modern emissions abatement technology and effective operation procedures configured into modules that produce steam energy from ordinary municipal waste. The basic configuration was pioneered in 1980 by the U.S. National Aeronautics and Space Administration ("NASA") and the city of Hampton, Virginia, to provide steam power for NASA's Langley Research Center and the Langley Air Force Base.

      Steam energy produced by the waste-to-energy technology is clean, efficient and environmentally "friendly". A typical modular unit burns 120 tons of refuse per day and produces 33,000 pounds of steam per hour at 400 psi. Pollutant levels are below present U.S. Environmental Protection Agency minimums, and each modular unit reduces the volume of raw waste to ash at a ratio of 10:1.

      Through a consulting agreement with Hunter Taylor, the President of Power Development Associates, Inc., the original designer of the NASA City of Hampton facility, the Company has obtained the engineering and implementation know-how, and has identified willing suppliers of component equipment for the waste-to-energy technology, including Detroit Stoker Company, a leading manufacturer of waste-to-energy stokers and a leading project management company for the engineering and construction of waste-to-energy plants. Detroit Stoker has informally agreed to act as the engineering project lead for the Company's waste-to-energy projects, which the Company believes will enable it to efficiently design and construct waste-to-energy plants customized to meet the varying energy generation needs of disparate municipalities. Mr. Taylor will be compensated on a per diem consulting fee basis, which presently is being negotiated. Based on those discussions, the Company expects that Mr. Taylor's consulting fees will be approximately $1,000 per day. Detroit Stoker will be compensated on the basis of phased, project engineering fees which, based on its fees for similar projects, are expected to approximate $50,000 per waste-to-energy plant.

      The Company intends to first introduce its waste-to-energy technology in the city of Cherkassy, Ukraine, where the National Government has selected this technology as the national standard for waste-to-energy facilities, and has approved the construction of ten such facilities using the Company's waste-to-energy technology. The Company has entered into a technology transfer and consulting agreement with Eurowaste Management, Ltd., a Delaware corporation ("EuroWaste") under which Eurowaste will pay the Company a U.S. $2.4 million technology transfer fee prior to the construction of the first waste-to-energy plant, and a design and implementation consulting fee of U.S. $425,000 for each subsequent plant. A shareholder and director of the Company is the chairman, Chief Executive Officer and a shareholder of Eurowaste. See "Management," "Risk Factors - Conflicts of Interest," and "Certain Transactions." The initial, Cherkassy waste-to-energy facility will take approximately thirteen months to construct. Its operational, energy output is expected to be approximately seven megawatts per day, based on an assumed consumption of approximately 240 tons of municipal waste per day.

      Although the necessary Ukrainian governmental approvals for the Cherkassy waste-to-energy facility have been obtained, including local site allocation and construction approvals and a large fertilizer production enterprise, "AZOZ", in Cherkassy has agreed to purchase the entire output of the Cherkassy waste-to-energy facility at rates of U.S. $.04-$.06 per kilowatt hour, neither the Ukrainian government, the city of Cherkassy nor Eurowaste has obtained construction or other financing for the proposed Cherkassy waste-to-energy facility. The Company is not obligated to finance or arrange for the financing of the Cherkassy facility. However, the Company has paid the $15,000 cost of a financial feasibility study for the proposed Cherkassy waste-to-energy facility, which in November, 1997 was submitted by "Ukrstroj", the Ukrainian State Construction company, to an Austrian financial institution as part of an application for construction financing. There is no assurance that the necessary financing will be obtained or that, if obtained, it will be on terms favorable to the venture. Neither is there any assurance that the Ukrainian government will not abandon its support of the proposed Cherkassy waste-to-energy facilities in Ukraine. In the absence of such governmental support the construction of any waste-to-energy facilities utilizing the Company's technology cannot be expected to occur. See "Risk Factors -- Risks Relating to the Russian Federation and Ukraine."

      Automated Parking Garages. The Company has entered into a Supply and Assembly Contract with MEPA-Sachisische Parksystemme GmbH, a German manufacturer of parking garage systems, for the purchase of the plant, equipment and engineering documentation for automated parking garages adapted for multiple applications required for garage sites in Moscow, Russia.

      Automated parking technology consisting of computer-controlled, rotating carousels which can be configured to contain varying numbers of automobile parking spaces, substantially reduces the economically unproductive space devoted to ramps and maneuvering areas in traditional, multi-story parking garages, and through the use of elevators and multi-level "stacking" of the carousels, permits the erection of high-capacity garages on parcels of land otherwise too small for such use. Essentially, automobiles are raised by elevators to computer-controlled carousels which rotate the vehicles to their respective parking slots. The Company believes that its automated parking technology is particularly useful in congested urban areas and in cities where available land for parking is scarce.

      The Company has introduced its automated parking technology in Moscow, Russia, which, particularly since the collapse of the former Soviet Union and the subsequently increased pace of political and economic reforms, has experienced a substantial increase in automobile ownership and traffic congestion. Additionally, there is a relative scarcity of existing parking spaces and construction sites of a size suitable for traditionally designed parking garage facilities in Moscow. The municipal government of Moscow has allocated a suitable construction site for the Company's intended, initial automated parking venture, located at Arbat 8-10. Arbat is one of the City of Moscow's principal commercial districts. The Company presently expects the Arbat parking garage to be completed in or about December, 1998.

      The Moscow automated parking garage is being developed by and upon completion will be, owned and operated by "Cinema World on Arbat," a Russian joint stock company, the equity of which is owned 50% by Arbat American Autopark, Ltd., a Delaware corporation ("Arbat American"), 45% by "Soyuz Agat Fil," a Russian company to which the Moscow municipal government has allocated the construction site and which holds the necessary construction approvals and permits, and 5% by a privately owned Russian affiliate of "Mosinterstroi". "Mosinterstroi" is a quasi-governmental entity of the City of Moscow. 40% of the equity of Arbat American is owned by ERBC Holdings, Limited, a British Virgin Island corporation ("ERBC"). Two employees of ERBC are beneficial owners of shares of the Company's Common Stock, and the chief executive officer of ERBC is the beneficial owner of 6.97% of the Company's outstanding Common Stock. One of the directors of Arbat American is a shareholder of the Company's Common Stock, and another individual, who is a director and the president of Arbat American, is a director and officer of the Company and a shareholder of the Company's Common Stock.

      Pursuant to a technology license agreement entered into with Arbat American, the Company has been paid a one-time royalty of U.S. $225,000 in respect of the Arbat parking garage ($1,250 for each parking space to be contained in the automated parking facility), which constitutes the Company's sole compensation in respect of that facility. That agreement also provides for the payment to the Company of a one-time royalty of U.S. $1,250 for each parking space to be contained in any garage facilities that in the future are developed, owned and/or operated by Arbat American and use the Company's automated parking technology. Presently, the Company is not aware of any plans of Arbat American for any further such parking garages. See "Risk Factors - Conflicts of Interest," Principal and Selling Shareholders," and "Certain Transactions."

      Other technologies, including the "CORO" telephone technology (see note 9(d) to Item 13. "Financial Statements and Supplementary Data"), are presently being evaluated by the Company. Pending the results of those evaluations, the Company has no current plans to develop or commercialize those technologies.

      The Company is not a subsidiary of another corporation, entity or other person. The Company does not have any subsidiaries.

EMPLOYEES

      The Company has six full-time employees and one part-time employee, of whom two are involved in executive management, one is involved in sales and marketing, acquisition and distribution, and one is involved in clerical and administrative activities.

      None of the Company's employees is covered by a collective bargaining agreement. The Company considers its employee relations to be satisfactory and has not experienced any material labor problems.

EXECUTIVE OFFICE

      The Company's headquarters are located at 1200 Prospect Street, Suite 425, LaJolla, California 92037 pursuant to a lease commencing August 30, 1996, and ending October 31, 2002, for which the Company pays an annual rent of $48,000. The Company believes that it will be able to renew its lease and that its current facilities are sufficient to meet the requirements of the Company's planned growth for approximately the next year.

      The Company also occupies office space at the premises of Technion Entrepreneurial Incubator, Ltd., in Haifa, Israel, on a month-to-month tenancy basis. The Company expects to commence rental payments for such Israeli office in March, 1997 at the rate of $300 per month. Such office will be utilized by the Company for its contemplated, Israeli technology development and marketing activities. See, "Business -- General."

LITIGATION

      The Company is not involved in any litigation.

                          MARKET PRICE OF COMMON STOCK

Trading Market

      The Company's Common Stock trades on the NASDAQ Electronic Bulletin Board market.

Principal Market-Makers

      Following are the principal market-makers in the Company's Common Stock:
Cantor Fitzerald Securities, Grady & Hatch, Olson & Company, Sherwood Securities, Fahnstock & Co., Paragon Capital Corporation, and Nash Weiss & Co.

Number of Shareholders of Record

      The following table sets forth the approximate number of holders of record of the Company's Common Stock at the end (December 31) of fiscal years 1996 and 1997. The Common Stock is the only class of the Company's equity securities share of which are outstanding.

--------------------------------------------------------------------
Title of Class                  Number of Record Holders
                  --------------------------------------------------

                  at end (Dec. 31)                as of December 31,
                  of Fiscal Year 1996             1997
--------------------------------------------------------------------
Common Stock             59                              141

Dividends. To date the Company has not declared or paid dividends on its Common Stock. The Company presently plans to retain earnings, if any, for use in its business.

Market Price. The following table set forth the quarterly high and low closing bid and closing asked prices for the Company's Common Stock, since July 25, 1995:

                                         CLOSING BID             CLOSING ASKED
     1995                              HIGH         LOW        HIGH          LOW
     ----                              ----------------        -----------------

JULY 25
(First Available)
THRU                                   .718        .531         .781        .593
SEPT. 29

OCT. 2
THRU                                      1        .562        1.125         .75
DEC. 29

     1996
     ----

JAN. 2
THRU
MAR. 29                               1.343           1        1.467       1.125
(Excluding Jan. 8)

APR. 1
THRU                                  2.312        .625        2.406         .75
JUNE 21

JUNE 24
THRU                                  2.625           2        2.875       2.375
JUNE 28

JULY 1
THRU                                   2.50       1.325        2.625     1.40625
SEPT. 30

OCT. 1
THRU                                     10      1.9375        10.25      2.0625
DEC. 31

     1997
     ----

JAN. 2
THRU                                  12.25       5.625        12.50           6
MAR. 31

APR. 1                                 6.50           5            7        5.25
THRU
MAY 5

      The foregoing data represents prices between dealers and does not include retail mark-ups, mark-downs or commissions, nor does such data represent actual transactions or adjustments for stock-splits or dividends.

Source:  National Quotation Bureau, Inc.

                                   MANAGEMENT

Executive Officers and Directors

        Name                 Age                Position with the Company
        ----                 ---                -------------------------

Randolph A. Graves, Jr.      57           Director, Chairman and Chief Executive
                                          Officer, President
Hans-Joachim Skrobanek       46           Director, Secretary
Peter Gulko                  48           Director

      Dr. Randolph A. Graves, Jr. has served as a Director, Chairman and Chief Executive Officer of the Company since its incorporation in May, 1995. From November, 1992, until January, 1995, Dr. Graves was the President and Chief Executive Officer of Mosaic Multisoft Corp., a computer software company. From February, 1991, until November, 1992, Dr. Graves was President of Graves Technology, Inc., a technology consulting company. From September, 1989, until January, 1991, Dr. Graves was the Vice President Applications, of Super Computing Solutions, Inc., a computer and software development company. From June, 1963, until September, 1989, Dr. Graves was the Research and Development Division Director of the National Aeronautics and Space Administration in Washington, D.C. Dr. Graves received his Doctor of Science degree in 1978 from the George Washington University, and a Masters degree in Business from Stanford University in 1983.

      Hans-Joachim Skrobanek has served as a Director and the Secretary of the Company since its incorporation in May, 1995. In addition to his duties as a Director and Secretary of the Company, since 1995 Mr. Skrobanek has been employed as a managing director of ERBC Holdings, Ltd., a project development and finance company in Rockville, Maryland, where he has coordinated that company's Western European activities; and since 1995 has been the President of Arbat American Autopark, Ltd., which is involved in the development, ownership and operation of parking garages utilizing the Company's automated parking technology. See "Risk Factors - Conflicts of Interest," and "Certain Relationships and Related Transactions." From 1989 through 1994 Mr. Skrobanek was a managing director of FBT, a finance company in Berlin, Germany, where he was involved in that company's East-West financing transactions. In 1976 Mr. Skrobanek received a Diploma in Economics from the Johann Wolfgang Goethe Universitat in Frankfurt, Germany.

      Peter Gulko has been a Director of the Company since its incorporation in May, 1995. From May, 1994, Mr. Gulko has also been employed as a managing director of ERBC Holdings, Ltd., where he is involved in that company's activities in the former Soviet Union. See "Risk Factors - Conflicts of Interest," and "Certain Relationships and Related Transactions." From 1995 Mr. Gulko has also been the President of CIS Development, Inc., a consulting company of which he is the sole owner. From 1991 until 1994 Mr. Gulko was the director of the Moscow, Russia, office of TMR, International, a technology transfer company that specialized in oil refining. Mr. Gulko is a 1973 recipient of a Masters Degree in Civil Engineering from Novocherkassk University in Russia.

KEY CONSULTANTS

            Name                     Age
            ----                     ---

            Oleg L. Figovsky         57
            James D. Watkins         70

      Oleg L. Figovsky has served as a technology and business development consultant to the Company since April, 1996. From 1993 Dr. Figovsky has served as the General Manager of Polyadd, Ltd., an Israeli corporation. From 1992 until 1993, Dr. Figovsky was the Manager of Research and Development at the Israeli Corrosion Research Institute. From 1990 until 1991 Dr. Figovsky served as the Director of Research Center of "Intercorr", an Austrian-Russian joint venture, and from 1986 until 1991 he was the Head of the Corrosion Protection Department of the All-Union Corrosion Protection Research Institute in Moscow, Russia. Dr. Figovsky received a Masters of Science degree in Materials Engineering from the All-Union Civil Engineering Institute, Moscow, Russia, in 1964, a Ph.D in Materials Engineering from the Moscow Civil Engineering Institute in 1971, and a Doctor of Science in Materials Engineering from the Institute of Corrosion Protection, Moscow, in 1989.

      James D. Watkins is a retired Admiral of the U.S. Navy, and has served as a technology consultant to the Company since October, 1996. Since 1993, Admiral Watkins has served as the President of the Joint Oceanographic Institutions, Inc., in Washington, D.C. From March, 1989 until January, 1993 Admiral Watkins served as the Secretary of the U.S. Department of Energy. Admiral Watkins was selected as the Chief of Naval Operations in June, 1982. Admiral Watkins is a 1949 graduate of the U.S. Naval Academy, and received a Master's Degree in Mechanical Engineering from the U.S. Naval Postgraduate School in 1958.

Executive Compensation

      The following table sets forth the compensation paid by the Company for services rendered in all capacities during the calendar years 1997, 1996 and 1995 to Randolph A. Graves, Jr., its chief executive officer during 1996. No other executive officer or key employee was compensated in excess of $100,000.

--------------------------------------------------------------------------------------------------------------
                                       SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------
                                                                             Annual Compensation
--------------------------------------------------------------------------------------------------------------
                                                                                               Other Annual
                                                                        Salary      Bonus     Compensation(1)
                Name and Principal Position                    Year       ($)        ($)           ($)
--------------------------------------------------------------------------------------------------------------
Randolph A. Graves, Jr, President & Chief Executive            1997     $77,374       0             0
Officer.....................................................   1996     $77,374    $20,000      $243,109
                                                               1995        0          0          $10,500
--------------------------------------------------------------------------------------------------------------

Employment Agreement

      The Company has entered into an Employment Agreement with Dr. Randolph Graves, Jr., as President of the Company. The term of that agreement expires on December 31, 1998, and is subject to renewal for additional two-year periods thereafter, and is also subject to earlier termination upon the occurrence of certain specified events. Pursuant to the Employment Agreement, Dr. Graves will be entitled to receive: (i) a base salary of $77,374 per year, subject to modification upon each renewal; (ii) an additional 255,000 shares of the Company's Common Stock (which shares were issued to Dr. Graves in fiscal year
1996) and such bonus and other additional compensation as the Board of Directors may authorize.

      The Employment Agreement also contains covenants prohibiting the employee, during the term of the Agreement and the one year period commencing upon termination of the Agreement, from directly or indirectly competing with the Company, and prohibiting the employee, during the term of the Agreement and the three-year period following its termination, from disclosing any of the Company's proprietary information and/or trade secrets.

----------
(1) Reflects the value of common stock issued as partial compensation for services rendered in 1995 and 1996, respectively.

Board of Directors

      All Directors hold office until the next annual meeting of shareholders of the Company or until their successors have been elected. All officers are appointed annually by the Board of Directors and, subject to existing employment agreements, serve at the discretion of the Board. Directors who are employees of the Company receive no compensation for serving on the Board of Directors. It is expected that Directors who are not employees of the Company will receive compensation for their services in an amount to be determined. All Directors are reimbursed by the Company for any expenses incurred in attending Director's meetings. The Company may attempt to obtain Officers and Directors liability insurance.

      On November 17, 1997, Karl J. Krobath resigned as a Director of the Company. The Company is actively seeking to fill the resulting vacancy on its Board of Directors.

Audit Committee of the Board of Directors

      The Board of Directors has established an Audit Committee, the current member of which is Mr. Graves. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors of the Company, discuss and review in advance the scope and the fees of the annual audit and review the results thereof with the independent auditors, review and approve non-audit services of the independent auditors, review compliance with existing major accounting and financial reporting policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relating to the adequacy of the Company's internal accounting controls and compliance with applicable laws relating to accounting practices.

1995 Incentive Stock Option Plan

      The Company has adopted its 1995 Incentive Stock Option Plan ("Plan"). The Board believes that the Plan is desirable to attract and retain executives and other key employees of outstanding ability. Under the Plan, options to purchase an aggregate of not more than 500,000 shares of Common Stock may be granted from time to time to key employees, officers, directors, advisors and consultants to the Company or to any of its subsidiaries.

      The Plan is currently administered by the Board of Directors which may empower a committee to administer the Plan. The Board is generally empowered to interpret the Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the optionee, determine the individuals to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for options granted under the Plan are determined by the Board of Directors provided that the exercise price of incentive stock options ("ISOs") will not be less than 100% of the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO if the optionee owns more than 10% of the Common Stock of the Company). Upon exercise of an option, the optionee may pay the purchase price with previously acquired securities of the Company, or at the discretion of the Board, the Company may loan some or all of the purchase price to the optionee.

      Options will be exercisable for a term determined by the Board, which will not be greater than ten years from the date of grant (five years in the case of ISO's). Options may be exercised only while the original grantee has a relationship with the Company which confers eligibility to be granted options or within three months after termination of such relationship with the Company, or up to one year after death or total and permanent disability. In the event of the termination of such relationship between the original grantee and the Company for cause (as defined in the Plan), all options granted to that original optionee terminate immediately. In the event of certain basic changes in the Company, including a reorganization, merger or consolidation of the Company, or the purchase of shares pursuant to a tender offer for shares of Common Stock of the Company, in the discretion of the Committee, each option may become fully and immediately exercisable. ISOs are not transferable other than by will or the laws of descent and distribution. Non-qualified stock options may be transferred to the optionee's spouse or lineal descendants, subject to certain restrictions. Options may be exercised during the holder's lifetime only by the holder, his or her guardian or legal representative.

      Options granted pursuant to the Plan may be designated as ISOs, with the attendant tax benefits provided under Section 421 and 422 of the Internal Revenue Code of 1986. Accordingly, the Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Company and its subsidiaries) may not exceed $100,000. The Board may modify, suspend or terminate the Plan; provided, that certain material modifications affecting the Plan must be approved by the stockholders, and any change in the Plan that may adversely affect an optionee's rights under an option previously granted under the Plan requires the consent of the optionee.

      To date, no options have been granted pursuant to the Plan.

Compensation of Directors

      The Company's directors do not receive any compensation for their service as directors or on any committee of the Board.

Limitation on Officers' and Directors' Liability

      The Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by Section 29-304 of the District of Columbia Business Corporation Act, as from time to time amended and in effect (the "BCA"), indemnify any and all persons it has the power to indemnify under said section. Section 29-304 of the BCA grants to the Company the power to indemnify any and all of its directors or officers or former directors of officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties or a party, by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person is adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The foregoing provisions of the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against the Company's directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit the Company and its stockholders.

      Additionally, the Company's By-Laws provide for the indemnification of directors and officers. The specific provisions of the By-Laws related to such indemnification are as follows:

                                   ARTICLE VI

                                 INDEMNIFICATION

                  No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

                       PRINCIPAL AND SELLING SHAREHOLDERS

      The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock at the date of this Prospectus by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers, (iv) all officers and directors of the Company as a group, and (v) each of the beneficial owners of the 7,146,605 shares of Common Stock registered in the Registration Statement covering the Shares offered hereby (the "Selling Shareholders"). The Shares offered hereby will be sold, if at all, solely by and at the discretion of the Selling Shareholders, and the Company will not receive any proceeds from any such sales. See "Plan of Distribution". Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                        Shares Beneficially          Shares           Shares Beneficially(1)
                                      Owned Prior to Offering      Registered          Owned After Offering
                                      -----------------------      ----------         ----------------------
  Name and Address of
    Beneficial Owner                  Number         Percent         Number           Number          Percent
  -------------------                 ------         -------         ------           ------          -------
Kurt Seifman
150 East 58th Street
New York, NY 10155                   1,246,300        6.95%          370,000          876,300          4.2%(1)

Peter Gulko(2)
976 Rock Haven Drive
Rockville, Maryland 20852            1,110,000         6.2              --          1,110,000          5.4%(1)

Randolph A. Graves, Jr.(2)(3)
3299 Villanova Avenue
San Diego, California 92122            615,000         3.4              --            615,000          3.0%(1)

Hans Joachim Skrobanek(2)
Wiesbadener Strasse 17A
D-12309 Berlin
Germany                                145,000          .8              --            145,000           .7%(1)

Mr. John A. Kinard
919 Kay Street
Murfreesboro, TN 37130                 265,000         1.5           265,000             --              --(1)

Ms. D.K. Rogers
20 West 86th Street Apt 5A
New York, NY 10024                     452,500         2.5           582,500             --              --(1)

Mr. Chad Nellis
3812 Pacific Avenue, #3
Marina del Rey, Ca. 90292              300,000         1.7           300,000             --              --(1)

Mr. Simon Nemzov
30 Blackstone Blvd
Providence, RI 02906                   112,500          .6           112,500             --              --(1)

Mr. Miguel N. Alexiades
375-21C South End Avenue
New York, NY 10280                      12,500        --              12,500             --              --(1)

Mr. James C. Buckner
402 Harbor Drive North
Indian Rocks Beach, Fla
33785                                   18,750          .1            18,750             --              --(1)

                                        Shares Beneficially          Shares           Shares Beneficially(1)
                                      Owned Prior to Offering      Registered          Owned After Offering
                                      -----------------------      ----------         ----------------------
  Name and Address of
    Beneficial Owner                  Number         Percent         Number           Number          Percent
  -------------------                 ------         -------         ------           ------          -------
CBB Office Furnishings
  Defined Benefit Plan
34 Lincoln Drive
Sausalito, Ca 94965-1641                49,250          .3            49,250             --             --(1)

Mr. Charles D. Smith
4661 Cedar Grove Road
Murfreesboro, TN 37127                 150,000          .8           150,000             --             --(1)

Mr. Colin Cody
1059 Ocotillo Drive
Sun City, AZ 85373                     187,500         1.0           187,500             --             --(1)

Mr. Monni Weisberger
1016 East 18th Street
Brooklyn, New York 11230               325,000         1.8           105,000          220,000          1.1(1)

Mr. David Weisberger
1016 East 18th Street
Brooklyn, NY 11230                      75,000          .4            75,000             --             --(1)

Mr. Richard D. Willey &
 Linda Willey JTWRS
926 Keowee Avenue
Knoxville, TN 37919                     37,500          .2            37,500             --             --(1)

Mr. John C. Trotter
4309 Topside Road
Knoxville, TN 37920                     37,500          .2            37,500             --             --(1)

Mr. Patrick S. Martin
8916 Strawflower Drive
Knoxville, TN 37920                    206,250         1.2           206,250             --             --(1)

Chad A. Verdi
100 Pheasant Drive
E. Greenwich, RI 02818                  75,000          .4            75,000             --             --(1)

Ms. Pamela Kaweske
P.O. Box 31457 SMB
Grand Cayman
Cayman Islands                          93,750          .5            93,750             --             --(1)

Mr. Wesley Burdette
2733 Jersey Avenue, B-300
Knoxville, TN 37919                     75,000          .4            75,000             --             --(1)

Mr. William T. Thompson
31 Ridge Road
Ridgewood, New Jersey 07450            150,000          .8           150,000             --             --(1)

Sherwood Securities
Attn:  Michael Caedinale
10 Exchange Place Centre
Jersey City, N.J. 07302                100,000          .6           100,000             --             --(1)

                                        Shares Beneficially          Shares           Shares Beneficially(1)
                                      Owned Prior to Offering      Registered          Owned After Offering
                                      -----------------------      ----------         ----------------------
  Name and Address of
    Beneficial Owner                  Number         Percent         Number           Number          Percent
  -------------------                 ------         -------         ------           ------          -------
David Wilkes
15 Sommerset Dr., South
Great Neck, NY 11020                    75,000          .4            75,000             --             --(1)

B.V.H. Holdings
2125 Center Avenue, Suite 508
Fort Lee, New Jersey 07024              75,000          .4            75,000             --             --(1)

Michael Krasnoff
PDK Labs, Inc.
750 Lexington Avenue, #2750
New York, NY 10022                      50,000          .3            50,000             --             --(1)

Jeffrey Markowitz
7 Kensington Road
Scarsdale, NY 10583                    100,000          .6           250,000             --             --(1)

Richard Friedman
49 Fort Royal Isle
Fort Lauderdale, Fla. 33308            200,000         1.2           350,000             --             --(1)

Chana Sasha Foundation
1 State Street Plaza, 29th Floor
New York, NY 10004
(Morris Wolfson, President)             75,000          .4            50,000           25,000          .12(1)

Mr. Frank T. Rogers
20 West 86th Street Apt 5A
New York, NY 10024                      28,124         .16            28,124             --             --(1)

Mr. Craig S. Rogers
20 West 86th Street Apt 5A
New York, NY 10024                      28,124         .16            28,124             --             --(1)

Credit Suisse
c/o Nesbit Burns
Triftstrasse 4
80538 Munich
Germany
Attn: Rolf                              10,000        --              10,000             --             --(1)

Rene Carrel
c/o Nesbit Burns
Triftstrasse 4
80538 Munich
Germany
Attn: Rolf                               5,000        --               5,000             --             --(1)

NFC Services/ABW Trading
Eichelbrelte 1
82335 Berg II
Germany                                 50,000          .3            50,000             --             --(1)

                                        Shares Beneficially          Shares           Shares Beneficially(1)
                                      Owned Prior to Offering      Registered          Owned After Offering
                                      -----------------------      ----------         ----------------------
  Name and Address of
    Beneficial Owner                  Number         Percent         Number           Number          Percent
  -------------------                 ------         -------         ------           ------          -------
Dionne Fedderson
7878 East Gainey Branch Road
#23
Scottsdale, Arizona                     10,000          --            10,000             --             --(1)

Yvonne Fedderson
6135 East McDonald Drive
Paradise Valley, Arizona 85253-
5222                                   200,000         1.2           200,000             --             --(1)

Sara O'Meara
6135 East McDonald Drive
Paradise Valley, Arizona 85253-
5222                                     5,000          --             5,000             --             --(1)

James D. Watkins
2021 Indian Circle
Saint Leonard, MD 20685                 97,000         .54            25,000           72,000           --(1)

AIM Corporate Relations Inc.
5540 14B Avenue
Tsawwassen, British Columbia
V4M 2G6 Canada                            --            --           100,000             --             .5(1)

ERBC Holdings, Ltd.
Weisbadner Strasse 1/A
D-12309 Berlin
Germany                                255,000         1.4           255,000             --             --(1)

ABW Trading/NFC (Service) Ltd.
POB12 Budleigh Salterton
Devon FX96TA
England                                119,000          .7           119,000             --             --(1)

Wolfgang Jastram
Apartado 6512
Comunicaciones SA
Avenida Francisco
  de Maranda
Edificio Mene Grande
  6 Piso
Caracas, Venezuela                      44,500         .25            44,500             --             --(1)

Harald Block
POB 310
CH 8123 Ebmatengen
Zurich, Switzerland                     30,500         .17            30,500             --             --(1)

Mindy Ackerman
1137 East 24th Street
Brooklyn, NY 11210                       5,000          --             5,000             --             --(1)

                                        Shares Beneficially          Shares           Shares Beneficially(1)
                                      Owned Prior to Offering      Registered          Owned After Offering
                                      -----------------------      ----------         ----------------------
  Name and Address of
    Beneficial Owner                  Number         Percent         Number           Number          Percent
  -------------------                 ------         -------         ------           ------          -------
Gerald Bruno
c/o Tabb, Conigliaro &
McGaun
200 Madison Avenue
New York, NY 10016                      40,000         .22            40,000             --             --(1)

EITZ Chaim Foundation
1505 Coney Island Avenue
Brooklyn, NY 11230
Richard Jedwab, Pres                     5,000        --               5,000             --             --(1)

David Lane
904 Benedict Canyon Dr.
Beverly Hills, CA 90210                 35,000          .2            35,000             --             --(1)

Martin Spicer
2144 California St. #904
Washington, D.C. 20008                   7,000        --               3,000            4,000           --(1)

CDC Consulting, Inc.
19476 Dorado Dr.
Trabuco Canyon, CA 92679                  --          --              67,500             --             --(1)

JNC Opportunity Fund Ltd.
c/o Olympia Capital
   (Bermuda) Ltd.
Williams House, 20 Reid St
Hamilton HM 11, Bermuda                   --          --           1,835,714             --             --(1)

Diversified Strategies
   Fund, L.P.
c/o Encore Capital
   Management, L.L.C
12007 Sunrise Valley Dr.
Suite 460
Reston, VA 20191                          --          --             367,143             --             --(1)

Directors and Officers
As a Group

(3 Persons)                          1,870,000       10.43              --          1,870,000          9.0

----------
(1) Gives effect to: (i) the issuance of 657,500 shares of Common Stock issuable upon the exercise of stock options and warrants, and of up to 2,142,857 shares of Common Stock issuable upon the conversion of convertible debentures, outstanding at the date of this Prospectus (which shares have been registered under the Registration Statement of which this Prospectus is a part; and (ii) the sale by the Selling Shareholders of all of the Shares registered under the Registration Statement of which this Prospectus is a part.

(2)   Member of the Company's Board of Directors.

(3)   Executive Officer of the Company.

                              CERTAIN TRANSACTIONS

Shareholder and Other Loans.

      On June 30, 1996, Richard A. Wall Associates, Inc. a company controlled by Richard A. Wall (who has acted as a consultant to and a promotor of the Company) loaned $128,300 to the Company, payable with accrued interest at the rate of 10% per anum, on December 31, 1996.

      On August 31, 1996, Richard A. Wall Associates, Inc., Chad Nellis (a shareholder and the son of Mr. Wall) and D.K. Rogers (a shareholder and consultant to the Company) loaned to the Company $13,000, $100,000, and $100,000, respectively, each such loan being payable, with accrued interest at the rate of 10 % per annum, on December 31, 1996.

      During 1977, Richard A. Wall Associates, Inc., loaned $367,000 to the Company.

      The loans made by Richard A. Wall Associates, Inc., in 1996 and in 1997 were repaid in full in fiscal years 1996 and 1996, respectively. The loans made by Mr. Nellis and Ms. Rogers were fully converted into four Units in the Company's third unregistered offering of Common Stock pursuant to Rule 506 of Regulation D under the Securities Act.

Issuance of Common Stock to Consultants and Advisors.

      On October 10, 1995, the Company granted options to Richard A. Wall and Kelly Capital Corporation to acquire 200,0001 shares, each, of the Company's Common Stock in exchange for past financial public relations and investment banking services, respectively. The shares issuable upon exercise of those options were part of the Company's first unregistered offering of Common Stock pursuant to Rule 504 of Regulation D under the Securities Act of 1933. All such options were exercised on January 18, 1996.(1)

      The services of Mr. Wall and Kelly Capital Corporation were each valued by the Company at $25,000, which valuation the Company believes to be fair and reasonable.

Acquisition of Technologies from Consultant

      In addition, to the Company, is the originator and developer of three technologies, "Interpenetrated Network Polymers," "Liquid Ebonite Material" and "Rubber Concrete," all right, title and interest in which was purchased by the Company from Dr. Figovsky in January, 1998, for an aggregate purchase price of $125,000 plus royalties equal to 49% of the company's net revenues from the sale and/or licensing of such technologies, payable for a period of 15 years commencing on January 1, 1998. Furthermore, one of the Company's Principal Technologies, the production of industrial coatings based on non-isosyauate polyurethane, was acquired by its developer, Chemonol, Ltd., from Dr. Figovsky. See "Business -- General -- Acquisition of Israeli Technologies -- Incubator Technologies - Technologies Purchased from Dr. Oleg L. Figovsky; - Principal Technologies," Risk Factors -- Conflicts of Interest," "Management -- Consultants," and "Certain Transactions."

Common Directors and Shareholders

      See "Risk Factors - Conflicts of Interest."

----------
(1) On June 1, 1996, the Company's Board of Directors authorized a four-for-one forward split of the then outstanding shares of the Company's Common Stock. The number of shares of Common Stock issuable upon exercise of the foregoing options has been restated to reflect such stock split.

      ERBC Holdings, Limited. ERBC Holdings, Limited., a British Virgin Islands corporation ("ERBC"), is the beneficial owner of 255,000 shares of the Company's Common Stock. Two employees of ERBC, Hans-Joachim Skrobanek and Peter Gulko, are shareholders and directors of the Company, and Mr. Skrobanek is the Secretary of the Company. Mr. Skrobanek is the beneficial owner of 145,000 shares, and Mr. Gulko is the beneficial owner of 1,110,000 shares, of the Company's Common Stock. The chief executive officer of ERBC, Kurt Seifman, is the beneficial owner of 1,246,300 shares of the Company's Common Stock.

      Eurowaste Management, Ltd. The chairman and chief executive officer of Eurowaste Management, Ltd., a Delaware corporation ("Eurowaste"), Karl Krobath, is a shareholder of the Company. Mr. Krobath is the beneficial owner of 25,000 shares of the Company's Common Stock.

      Arbat American Autopark, Ltd. Hans-Joachim Skrobanek, a shareholder, director and the Secretary of the Company, is a shareholder and president of Arbat American Autopark, Ltd., a Delaware corporation ("Arbat American"). ERCB is the beneficial owner of 40% of the outstanding common stock of Arbat American.

Transactions Involving ERBC, Eurowaste and Arbat American.

      See "Risk Factors - Conflicts of Interest."

      Business Structure; Inter-company Relationships. The business structure and relationships between the Company, ERBC, Eurowaste and Arbat American diagrammed and described below (i) separate the Compan y's business purpose of developing and commercializing technologies from end-user business operations, and from on-going research in Russia, and (ii) advance the Company's strategy of commercializing technologies through joint ventures, license arrangements and strategic alliances. Additionally, such structure reduces the Company's exposure to the various risks of conducting on-going business operations in Russia and Ukraine. See "Risk Factors - Risks Relating to the Russian Federation and Ukraine."

      Silicon-Organic (EKOR) Compound. The Euro-Asian Physical Society ("EAPS"), a professional society of scientists, physicists and engineers in the former Soviet Union, is the applicant under pending patent applications in respect of the EKOR compound filed in Russia, the U.S., Ukraine, Japan and Germany. Pursuant to a License Agreement among EAPS (as Licensor), and ERBC (as Licensee) dated September 6, 1996 (the "EAPS-ERBC License") ERBC became the exclusive licensee of all right, title and interest in and to the EKOR technology in Canada, China, Japan, the Republic of Korea, the United States of America, Ukraine and all countries that are members of the European Patent Agreement (the "Territory") for a term expiring on August 1, 2014. The EAPS-ERBC License, among other things, grants ERBC the right to sub-license its rights and interest thereunder. Pursuant to the License Agreement among ERBC and the Company dated September 16, 1996 (the "ERBC-Eurotech License"), ERBC exclusively sub-licensed all of its right, title and interest in and to the EKOR technology to the Company for a term co-terminus with the term of the EAPS-ERBC License. Pursuant to an agreement among Kurchatov Research Holdings, Ltd., a Delaware corporation ("KRH") and the Company dated January 28, 1997, 50% of the net profits the Company derives from the commercialization, sale or licensing of any technology developed by the I.V. Kurchatov Institute ("Kurchatov") and EAPS will be remitted to KRH. 50% of the KRH's outstanding capital stock is owned by ERBC, and 50% is owned by individual Russian scientists, researchers and academics affiliated with either or both Kurchatov and EAPS.

                            ----------
                            |  EAPS  |
                            ----------
                                 |
                                 |
                            Technology
                              License
                                 v
                                 |
                            ----------
            ----------------|  ERBC  |--------------
            |               ----------             |
         minority                |                50%
       shareholder               |            shareholder
            |                    v                 v
            |                    |                 |
            |             ---------------       -------
            |             |  EUROTECH,  |       | KRH |
            ------------->|     LTD.    |       -------
                          ---------------          ^
                                 |                 |
                                 |       50% of    |
                                 ------>net EKOR----
                                         profits

      Waste-to-Energy Technology. Pursuant to a letter agreement among the Company and Eurowaste Management, Ltd., a Delaware corporation ("Eurowaste") dated September 18, 1996, Eurowaste has agreed to pay to the Company $2,450,000 upon the initiation of construction of the first waste-to-energy plant in which Eurowaste is involved, and to pay to the Company $425,000 upon the initiation of construction of each additional waste-to-energy plan in which Eurowaste is involved. The Company believes that the terms of this agreement are fair and commercially reasonable.

                         ------------------
                         |                |
           ------------->| EUROTECH, LTD. |---------
           |             |                |        |
           |             ------------------        |
           |                     v                 |
           |                 Technology            |
           |                  License              8%
       Technology                v            shareholder
       License &         ------------------        |
        Transfer         |    EUROWASTE   -<--------
         Fees            ------------------
           --<-----------|

      Automated Parking Garages. Pursuant to a letter agreement among the Company and Arbat American Autopark, Ltd., a Delaware corporation ("Arbat American") dated January 28, 1997, Arbat American has agreed to pay to the Company $1,250 per parking space in each parking garage erected by Arbat American or any affiliate of Arbat American the design of which substantially conforms to the technology, designs, renderings, blueprints and plans previously furnished by the Company to Arbat American. The Company believes that the terms of such agreement are fair and commercially reasonable.

                          ----------------
                          |   EUROTECH,  |
              ----------->|      LTD.    |<-------------
              |           ----------------             |
              |                  v                 minority
              |             Technology            shareholder
           Royalties          License                  ^
              |                  |                  --------
              |                  |                  | ERBC |
              |                  |                  --------
                                 v                    40%
              |         --------------------      shareholder
              ----------|  ARBAT AMERICAN  |           |
                        --------------------------------
                                 v
                           50% shareholder
                                 v
                  ------------------------------
                  |   CINEMA WORLD ON ARBAT (1)|
                  | (Russian operating entity) |
                  ------------------------------

----------
(1) See "Business - Other Technologies - Automated Parking Garages."

                            DESCRIPTION OF SECURITIES

General

      The Company's authorized capital consists of 50,000,000 shares of Common Stock, par value $.00025 per share, and 1,000,000 shares of "blank check" Preferred Stock (the "Blank Check Preferred Stock"). As of December 31, 1997, there were outstanding 17,916,834 shares of Common Stock, and no shares of Blank Check Preferred Stock. See "Principal and Selling Shareholders." Set forth below is a summary description of certain provisions relating to the Company's capital stock contained in its Certificate of Incorporation and By-laws and under the District of Columbia Business Corporation Act. Such summary is qualified in its entirety by reference to the Company's Certificate of Incorporation and By-laws and the District of Columbia Business Corporation Act.

Common Stock

      The Company is authorized to issue 50,000,000 shares of Common Stock. All the issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Each outstanding share of Common Stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors of the Company. In the event of a voluntary or involuntary liquidation of the Company, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock have no preemptive rights with respect to the Company's offerings of shares of its Common Stock. Holders of Common Stock are entitled to dividends if, as and when declared by the Board of Directors out of the funds legally available therefor. It is the present intention of the Company to retain earnings, if any, for use in its business. Dividends are, therefore, unlikely in the foreseeable future. See "Dividend Policy."

Blank Check Preferred Stock

      Pursuant to its Certificate of Incorporation, the Company's Board of Directors is authorized to issue, without any action on the part of its stockholders, an aggregate of 1,000,000 shares of "blank check" preferred stock. The Board of Directors has authority to divide the Blank Check Preferred Stock into one or more series and has broad authority to fix and determine the relative rights and preferences, including the voting rights of the shares of each series. Such Blank Check Preferred Stock could be used as a method of discouraging, delaying, or preventing a change in control of the Company or be used to resist takeover offers opposed by management. Under certain circumstances, the Board of Directors could create impediments to or frustrate persons seeking to effect a takeover or otherwise gain control of the Company by causing shares of Blank Check Preferred Stock with voting or conversion rights to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines not to be in the best interest of the Company and its stockholders. In addition, the Company's ability to issue such shares of Blank Check Preferred Stock with voting or conversion rights could dilute the stock ownership of such person or entity. No shares of Blank Check Preferred Stock are currently issued and outstanding and the Company has no plans to issues any shares of Blank Check Preferred Stock at this time.

Transfer Agent

      The Transfer Agent for the Common Stock of the Company is Interwest Transfer Co., Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Of the 20,717,191 shares of the Company's Common Stock to be outstanding after the Offering(1), 7,121,605 shares are being registered by the Company under, and will be eligible for sale upon the effectiveness of, the Registration Statement of which this Prospectus is a part. 6,998,000 shares of the Company's currently outstanding Common Stock were issued without registration pursuant to Rule 504 of Regulation D under the Securities Act, and are free-trading. Of the shares of Common Stock to be outstanding after the Offering(1), 3,797,229 shares will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and pursuant to that Rule, under certain circumstances may be sold without registration. All such "restricted" shares will become eligible for sale under Rule 144, at various times, after the applicable holding period has expired, without registration.

      2,000,000 of the Shares offered hereby carry mandatory and demand registration rights pursuant to a Bridge Financing completed by the Company in December, 1996. See "Management's Discussion and Analysis of Results of Operations and Financial Condition - Liquidity and Capital Resources." The holders of such 2,000,000 shares of Common Stock have exercised their mandatory registration rights, Those shares have been registered in this Offering, and are free-trading.

      The availability for sale, as well as actual sales, of currently outstanding shares of Common Stock, and shares of Common Stock issuable upon the conversion of outstanding convertible debentures and upon the exercise of outstanding options and warrants may depress the prevailing market price for the Common Stock, and could adversely affect the terms upon which the Company would be able to obtain additional financing.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner other than an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the effectiveness of the Form 10 Registration Statement filed by the Company on February 12, 1997 pursuant to the Securities Exchange Act of 1934, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without compliance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

      In connection with the Bridge Financing completed in December, 1996, the Company granted to the holders of an aggregate of 2,000,000 shares of the Company's Common Stock mandatory and demand registration rights as to their shares, which have been exercised. Pursuant to such shareholders' (hereinbefore referred to as the "Selling Shareholders") exercise of such mandatory registration rights, the Company has registered those 2,000,000 shares of Common Stock in the Registration Statement of which this Prospectus is a part. See "Management's Discussion and Analysis of Results of Operations and Financial Condition Liquidity and Capital Resources".

----------
(1) Gives effect to the issuance of 657,500 shares of Common Stock issuable upon exercise of stock options and warrants, and up to 2,142,857 shares of Common Stock issuable upon the conversion of convertible debentures, outstanding at the date of this Prospectus. Does not give effect to the issuance of (i) up to 834,000 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at the date of the Prospectus, and (ii) the issuance of up to 500,000 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan. See "Management - 1995 Stock Option Plan."

                              PLAN OF DISTRIBUTION

      The distribution of the Shares by the Selling Shareholders or by their respective pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) on the Nasdaq Bulletin Board or any exchange on which the Shares may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), through short sales, sales against the box, puts and calls and other transactions in securities of the Company or other derivatives thereof, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares of Shares to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares of Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders may also sell Shares pursuant to Rule 144 promulgated under the Securities Act or pledge Shares as collateral for margin accounts, and such shares of Shares could be resold pursuant to the terms of such accounts. The Selling Shareholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act.

      In order to comply with certain state securities laws, if applicable, the Shares will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

      The Company has agreed to bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the Shares being offered by the Selling Shareholders.

                                  LEGAL MATTERS

      The legality of the Common Stock offered hereby will be passed upon for the Company by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York.

                                     EXPERTS

      The financial statements of the Company as of December 31, 1996 and for each of the years then ended, have been included in this Prospectus in reliance upon the report of Tabb, Conigliaro & McGann, P.C., New York, New York, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and 5757 Wilshire Boulevard, Los Angeles, California 90036; at the New York Regional Office of the Commission, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1993, as amended (the "Securities Act"), with respect to the registration of the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, which are incorporated therein by reference, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement for such other documents, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

      The Company's Registration Statement on Form S-1, as well as any reports, proxy statements and other information filed under the Exchange Act, can also be obtained electronically after the Company has filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (at http://www.sec.gov) that contains such information regarding the Company.

      Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereof) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from Secretary, Eurotech, Ltd., 1200 Prospect Street, Suite 425, LaJolla, California 92037 (telephone) (619) 551-6844).

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                        ----

Eurotech, Ltd.
      Index to Audited Financial Statements..............................F-1
      Report of Independent Accountants................................. F-2
      Financial Statements.............................................. F-3
      Notes to Financial Statements..................................... F-7
      Index to Unaudited Financial Statements.......................... F-28
      Unaudited Financial Statements................................... F-29
      Notes to Unaudited Financial Statements.......................... F-35

                                 EUROTECH, LTD.
                          (A Development Stage Company)
                      INDEX TO AUDITED FINANCIAL STATEMENTS

                                                                      Page Nos.
                                                                      ---------
INDEPENDENT AUDITORS' REPORT                                             F-2

BALANCE SHEETS                                                           F-3
     At December 31, 1995 and December 31, 1996

STATEMENTS OF OPERATIONS                                                 F-4
     For the Period from Inception (May 26, 1995) to
       December 31, 1995,
     For the Year Ended December 31, 1996 and
     For the Period from Inception (May 26, 1995) to
       December 31, 1996

STATEMENTS OF STOCKHOLDERS' (DEFICIENCY) EQUITY                          F-5
     For the Period from Inception (May 26, 1995) to
       December 31, 1995, and for the Year Ended
       December 31, 1996

STATEMENTS OF CASH FLOWS                                                 F-6
     For the Period from Inception (May 26, 1995) to
       December 31, 1995,
     For the Year Ended December 31, 1996 and
     For the Period from Inception (May 26, 1995) to
       December 31, 1996

NOTES TO FINANCIAL STATEMENTS                                         F-7 - F-27

Board of Directors and Stockholders
Eurotech, Ltd.

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheet of Eurotech, Ltd. (a development stage company) as of December 31, 1995 and 1996 and the related statements of operations, stockholders' equity (deficiency), and cash flows for the period from inception (May 26, 1995) to December 31, 1995, the year ended December 31, 1996 and the period from inception (May 26, 1995) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eurotech, Ltd. (a development stage company) at December 31, 1995 and 1996 and the results of its operations and its cash flows for the period from inception (May 26, 1995) to December 31, 1995, the year ended December 31, 1996 and the period from inception (May 26, 1995) to December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered a loss from operations in each of its two years of operations and, as of December 31, 1996, had a working capital deficiency of $1,809,237 and stockholders' deficiency of $1,674,824. As discussed in Note 1 to the financial statements, these factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                             /s/ TABB, CONIGLIARO & McGANN, P.C.

                                                 TABB, CONIGLIARO & McGANN, P.C.

New York, New York
March 20, 1997
  (Except for Note 14 dated July 1, 1997)

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                     ASSETS
                                    (Note 1)

                                                            At December 31,
                                                        -----------------------
                                                          1995          1996
                                                        ---------   -----------
CURRENT ASSETS:
  Cash (Note 10)                                        $  54,001   $   380,183
  Receivable from related parties (Note 5)                     --        89,918
  Prepaid expenses and other current assets                 1,100        12,978
                                                        ---------   -----------

      TOTAL CURRENT ASSETS                                 55,101       483,079

PROPERTY AND EQUIPMENT - net of accumulated
  depreciation (Notes 2 and 3)                                 --        10,556

OTHER ASSETS:
  Organization and patent costs - net of accumulated
    amortization (Note 4)                                   1,375        25,402
  Deferred financing costs (Note 2)                            --        20,304
  Deferred offering costs (Notes 2, 12 and 14)                 --        75,000
  Other assets                                                 --         3,151
                                                        ---------   -----------

      TOTAL ASSETS                                      $  56,476   $   617,492
                                                        =========   ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
  Notes payable (Note 7)                                $      --   $ 2,000,000
  Accrued liabilities (Notes 9 and 11)                     13,100       292,316
                                                        ---------   -----------

      TOTAL CURRENT LIABILITIES                            13,100     2,292,316
                                                        ---------   -----------

COMMITMENTS AND OTHER MATTERS (Notes 1, 7, 9, 10,
  11, 12 and 14)

STOCKHOLDERS' EQUITY (DEFICIENCY):
  Preferred stock - $0.01 par value; 1,000,000 shares
    authorized; -0- shares issued and outstanding              --            --
  Common stock - $0.00025 par value; 50,000,000
    shares authorized; 9,500,800 and 17,223,836
    shares issued and outstanding at December 31,
    1995 and December 31, 1996, respectively (Note 7)       2,375         4,306
  Additional paid-in capital                              557,227     4,804,298
  Due from stockholders (Note 7)                           (3,000)           --
  Unearned financing costs (Note 7)                            --    (2,493,219)
  Deficit accumulated during the development stage       (513,226)   (3,990,209)
                                                        ---------   -----------

      TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)              43,376    (1,674,824)
                                                        ---------   -----------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
        (DEFICIENCY)                                    $  56,476   $   617,492
                                                        =========   ===========

The accompanying notes are an integral part of these financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                 For the Period                           For the Period
                                 from Inception                           from Inception
                                (May 26, 1995) to   For the Year Ended   (May 26, 1995) to
                                December 31, 1995   December 31, 1996    December 31, 1996
                                -----------------   ------------------   -----------------
REVENUES                           $    -              $    -               $    -
                                   -----------         -----------          -----------

OPERATING EXPENSES:
  Research and development
    (Note 8)                           212,061           1,170,782            1,382,843
  Consulting fees (Notes 7,
    9 and 11)                          266,900           1,486,830            1,753,730
  Other general and
    administrative expenses             34,265             547,447              581,712
                                   -----------         -----------          -----------

    TOTAL OPERATING EXPENSES           513,226           3,205,059            3,718,285
                                   -----------         -----------          -----------

OPERATING LOSS                        (513,226)         (3,205,059)          (3,718,285)
                                   -----------         -----------          -----------

OTHER EXPENSES:
  Interest expense                      -                   43,422               43,422
  Amortization of deferred
    and unearned financing
    costs (Notes 2 and 7)               -                  228,502              228,502
                                   -----------         -----------          -----------

    TOTAL OTHER EXPENSES                -                  271,924              271,924
                                   -----------         -----------          -----------

NET LOSS                           $  (513,226)        $(3,476,983)         $(3,990,209)
                                   ===========         ===========          ===========

NET LOSS PER COMMON SHARE               $(0.06)             $(0.23)
                                   ===========         ===========

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING          8,159,467          14,808,000
                                   ===========         ===========

The accompanying notes are an integral part of these financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

        FOR THE PERIOD FROM INCEPTION (MAY 26, 1995) TO DECEMBER 31, 1995
                      AND THE YEAR ENDED DECEMBER 31, 1996

                             (Notes 7, 8, 11 and 14)

                                                                Common Stock       Additional                  Unearned
                                               Date of     ---------------------    Paid-in       Due from     Financing
Period Ended December 31, 1995:              Transaction     Shares      Amount     Capital     Stockholders     Costs
------------------------------               -----------   ---------    --------   ----------   ------------   ---------
                                                              (1)
Founder shares issued ($0.00025 per share)     05/26/95     4,380,800   $  1,095   $   (1,095)   $   -         $    -
Issuance of stock for  offering  consulting
fees ($0.0625 per share)                       08/31/95       440,000        110       27,390        -              -
Issuance of stock ($0.0625 and $0.25
  per share)                                   Various      4,080,000      1,020      523,980       (3,000)         -
Issuance of stock for license ($0.0625 per
  share)                                       08/31/95       600,000        150       37,350        -              -
Issuance  of  stock  options  for  offering
  legal and consulting fees                                     -           -          75,000        -              -
Offering expenses                                               -           -        (105,398)       -              -
Net loss                                                        -           -           -            -              -
                                                           ----------   --------   ----------    ---------     ----------
Balance - December 31, 1995                                 9,500,800      2,375      557,227       (3,000)         -

Year Ended December 31, 1996:
----------------------------
Issuance of stock ($0.25 per share)            Various      1,278,000        320      319,180        -              -
Exercise of stock options                      01/18/96       600,000        150        -            -              -
Issuance of stock for consulting fees
  ($0.34375 per share)                         03/22/96       160,000         40       54,960        -              -
Issuance of stock for consulting fees
  ($0.0625 per share)                          05/15/96     2,628,000        657      163,593        -              -
Issuance of stock for consulting fees
  ($0.590625 per share)                        06/19/96     1,500,000        375      885,563        3,000          -
Issuance of stock for consulting fees
  ($1.82 per share)                            11/12/96        57,036         14      104,275        -              -
Issuance of stock pursuant to bridge
  financing ($1.81325 per share)                12/96       1,500,000        375    2,719,500        -          (2,719,875)
Amortization of unearned financing costs                        -           -           -            -             226,656
Repayment by stockholders                                       -           -           -            3,000          -
Net loss                                                        -           -           -            -              -
                                                           -----------  --------   ----------    ---------     -----------
Balance - December 31, 1996                                17,223,836   $  4,306   $4,804,298    $   -         $(2,493,219)
                                                           ==========   ========   ==========    =========     ===========

                                               Deficit
                                             Accumulated
                                              During the
                                             Development
Period Ended December 31, 1995:                 Stage         Total
------------------------------               -----------   -----------


Founder shares issued ($0.00025 per share)   $    -        $    -
Issuance of stock for  offering  consulting
fees ($0.0625 per share)                          -             27,500
Issuance of stock ($0.0625 and $0.25
  per share)                                      -            522,000
Issuance of stock for license ($0.0625 per
  share)                                          -             37,500
Issuance  of  stock  options  for  offering
  legal and consulting fees                       -             75,000
Offering expenses                                 -           (105,398)
Net loss                                       (513,226)      (513,226)
                                             ----------    -----------
Balance - December 31, 1995                    (513,226)        43,376

Year Ended December 31, 1996:
----------------------------
Issuance of stock ($0.25 per share)               -            319,500
Exercise of stock options                         -                150
Issuance of stock for consulting fees
  ($0.34375 per share)                            -             55,000
Issuance of stock for consulting fees
  ($0.0625 per share)                             -            164,250
Issuance of stock for consulting fees
  ($0.590625 per share)                           -            885,938
Issuance of stock for consulting fees
  ($1.82 per share)                               -            104,289
Issuance of stock pursuant to bridge
  financing ($1.81325 per share)                  -             -
Amortization of unearned financing costs          -            226,656
Repayment by stockholders                         -              3,000
Net loss                                      (3,476,983)   (3,476,983)
                                             -----------   -----------
Balance - December 31, 1996                  $(3,990,209)  $(1,674,824)
                                             ===========   ===========

(1) Share amounts have been restated to reflect the 4 for 1 stock split on June 1, 1996.

The accompanying notes are an integral part of these financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                            For the Period from                             For the Period from
                                          Inception (May 26, 1995)                        Inception (May 26, 1995)
                                                    to               For the Year Ended              to
                                             December 31, 1995       December 31, 1996        December 31, 1996
                                          -----------------------    ------------------    --------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                    $ (513,226)             $(3,476,983)            $(3,990,209)
    Adjustments  to reconcile  net loss to
      net cash used in operating
      activities:
        Depreciation and amortization                  182                    1,009                   1,191
        Amortization of deferred and
          unearned financing costs                   -                      228,502                 228,502
        Accrued interest                             -                       35,295                  35,295
        Stock issued for license                    37,500                   -                       37,500
        Consulting fees satisfied by
          stock issuances                            -                    1,209,477               1,209,477

        Cash provided by (used in) the
          change in assets and
          liabilities:
            Advances to related parties              -                      (89,918)                (89,918)
            (Increase) decrease in
              prepaid expenses                      (1,100)                 (11,878)                (12,978)
            Increase in other assets                 -                       (3,151)                 (3,151)
            Increase in accrued
              liabilities                           13,100                  243,921                 257,021
                                                ----------              -----------             -----------

           NET CASH USED IN OPERATING
             ACTIVITIES                           (463,544)              (1,863,726)             (2,327,270)
                                                ----------              -----------             -----------

CASH FLOWS FROM INVESTING ACTIVITIES                (1,557)                 (24,639)                (26,196)
    Organization and patent costs                    -                      (10,953)                (10,953)
    Capital expenditures                        ----------              -----------             -----------

           NET CASH USED IN INVESTING
             ACTIVITIES                             (1,557)                 (35,592)                (37,149)
                                                ----------              -----------             -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from exercise of stock
      options                                        -                          150                     150
    Proceeds from issuance of common
      stock                                        522,000                  319,500                 841,500
    Offering costs                                  (2,898)                 (75,000)                (77,898)
    Repayment by stockholders                        -                        3,000                   3,000
    Proceeds from notes payable                      -                    2,141,300               2,141,300
    Repayment of notes payable                       -                     (141,300)               (141,300)
    Deferred financing costs                         -                      (22,150)                (22,150)
                                                ----------              -----------             -----------

         NET CASH PROVIDED BY FINANCING
           ACTIVITIES                              519,102                2,225,500               2,744,602
                                                ----------              -----------             -----------

INCREASE (DECREASE) IN CASH                         54,001                  326,182                 380,183


CASH - BEGINNING                                     -                       54,001                  -
                                                ----------              -----------             -----------
CASH - ENDING                                   $   54,001              $   380,183             $   380,183
                                                ==========              ===========             ===========

Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for:
    Interest                                    $    -                  $     8,127             $     8,127
                                                ==========              ===========             ===========
    Income taxes                                $    -                  $    -                  $    -
                                                ==========              ===========             ===========

The accompanying notes are an integral part of these financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  1 -         BUSINESS AND CONTINUED OPERATIONS

                  Eurotech, Ltd. (the "Company") was incorporated under the laws of the District of Columbia on May 26, 1995. The Company is a technology transfer, holding and management company, formed to commercialize new, existing, but previously unrecognized and previously "classified" technologies, with a particular emphasis on those developed by prominent research institutes and individual researchers in the former Soviet Union, and to license Western technologies for business and other commercial applications in Central Europe, Eastern Europe, Ukraine and Russia. The Company acquires rights to selected technologies by purchase, assignments and licensing arrangements. The Company operates its business by licensing its technologies to end-users and through development and operating joint ventures and strategic alliances.

                  The Company commenced operations in May 1995. The Company is in the development stage and its efforts have been principally devoted to the research and development activities and organizational efforts, including the identification, review and acquisition of the rights to various technologies, recruiting its scientific and management personnel and alliances and raising capital.

                  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, as shown in the accompanying financial statements, the Company has incurred losses from operations from inception. As of December 31, 1996, the Company has a stockholders' deficiency of $1,674,824, a working capital deficiency of $1,809,237 and has an accumulated deficit since inception of $3,990,209. The Company requires additional funds to continue research and development efforts and complete the necessary work to commercialize its technologies. Until completion of the development of a technology and the commencement of sales, the Company will have no operating revenues, but will continue to incur substantial expenses and operating losses. No assurances can be given that the Company can complete development of any technology or that, if any technology is fully developed, it can be manufactured on a large scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. Being a start-up stage entity, the Company is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of a new product, many of which risks are beyond the control of the Company. These factors raise substantial doubt about the Company's ability to continue as a going concern.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  1 -         BUSINESS AND CONTINUED OPERATIONS (Continued)

                  Since inception, the Company has financed its operations through sale of its securities, shareholder loans and a bridge financing totalling $2,000,000. To support its operations during 1997, the Company is exploring additional sources of working capital, which include the sales of its securities, private borrowings and joint ventures.

                  While no assurance can be given, management believes the Company can raise adequate capital to keep the Company functioning during 1997. No assurance can be given that the Company can successfully obtain any working capital or complete any proposed offerings or, if obtained, that such funding will not cause substantial dilution to shareholders of the Company. Further, no assurance can be given as to the completion of research and development and the successful marketing of the technologies.

                  These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

NOTE  2  -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  a) Basis of Accounting

                  The Company presents its financial statements on the accrual basis of accounting in compliance with generally accepted accounting principles.

                  b) Revenue Recognition

                  The Company will derive substantially all of its revenue from the sale, licensing and sub-licensing of technology. Revenue from the sale of technology will be recognized in the year of sale. Revenue from licensing and sub-licensing will be recognized in the periods when the fees have been earned.

                  c) Research and Development

                  Research and development costs are charged to expense as incurred.

                  d) Use of Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  2  -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  e) Fair Value of Financial Instruments

                  The financial statements include various estimated fair value information at December 31, 1995 and at December 31, 1996, as required by Statement of Financial Accounting Standards 107, "Disclosures about Fair Value of Financial Instruments". Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

                  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                  Cash and Cash Equivalents: The carrying amount approximates fair value because of the short-term maturity of those instruments.

                  Receivables and Payables: The carrying amounts approximate fair value because of the short maturity of those instruments.

                  Notes Payable: The carrying amounts of notes payable approximate fair value due to the length of the maturities, the interest rates being tied to market indices and/or due to the interest rates not being significantly different from the current market rates available to the Company.

                  All of the Company's financial instruments are held for purposes other than trading.

                  f) Cash and Cash Equivalents

                  The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents.

                  g) Property and Equipment

                  Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life of five years.

                  h) Organization and Patent Costs

                  Organization costs are being amortized on a straight line basis over 5 years. Patent costs are being amortized on a straight-line basis over 17 years, which represent both the statutory and economic lives of the patents.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  2  -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  The Company continually reviews intangibles to assess recoverability from future operations using undiscounted cash flows. An impairment in the amount of the shortfall would be recognized if those estimated future cash flows were less than the unamortized costs.

                  i) Income Taxes

                  The Company provides for federal and state income taxes currently payable and deferred income taxes under Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

                  j) Impairment of Assets

                  In March 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 is effective for the Company's fiscal year commencing January 1, 1996. The Company believes adoption of SFAS 121 did not have a material impact on its financial statements.

                  k) Stock-Based Compensation

                  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company intends to continue to account for its stock based compensation plans in accordance with the provisions of APB 25.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  2  -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  l) Stock Split

                  On June 1, 1996, the Board of Directors authorized four-for-one stock split, thereby increasing the number of issued and outstanding common shares to 14,166,800 and decreasing the par value of each common share to $0.00025. All references in the accompanying financial statements to the number of common shares and per share amounts for 1995 and 1996 have been restated to reflect the stock split.

                  m) Per Share Data

                  Net loss per common share has been computed based on the weighted average number of shares of common stock outstanding during the periods presented, which were retroactively adjusted to give recognition to the stock split on June 1, 1996. Common stock equivalents, consisting of warrants discussed in Note 6, were not included in the calculation of loss per share because their inclusion would have had the effect of decreasing the loss per share otherwise computed.

                  n) Deferred Financing and Offering Costs

                  As described in Note 7, the Company successfully completed a private placement of one year promissory notes in December 1996. In connection with the private placement, the Company incurred $22,150 of financing costs as of December 31, 1996. These costs are amortized as financing costs over the life of the promissory notes. The accumulated amortization at December 31, 1996 is $1,846.

                  At December 31, 1996, the Company has incurred costs aggregating $75,000 in connection with the proposed public offering of the Company's common stock as described in Note
                  12. The Company is deferring these costs until the closing of the public offering, at which time these costs will be charged against paid-in capital. See Note 14.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  3  -        MACHINERY AND EQUIPMENT

                  Machinery and equipment consisted of the following:

                                                     December 31,   December 31,
                                                         1995           1996
                                                     ------------   ------------

                  Cost                                 $   -          $ 10,953
                  Less:  Accumulated depreciation          -               397
                                                       --------       --------

                                                       $   -          $ 10,556
                                                       ========       ========

                  Depreciation expense for the period from inception (May 26, 1995) to December 31, 1995 and for the year ended December 31, 1996 amounted to $-0- and $397, respectively.

NOTE  4  -        ORGANIZATION AND PATENT COSTS

                  Organization and patent costs consisted of the following:

                                                     December 31,   December 31,
                                                         1995           1996
                                                     ------------   ------------

                  Organization costs                   $  1,557       $  1,557
                  Costs of patents                         -            24,639
                  Less: Accumulated amortization           (182)          (794)
                                                       --------       --------

                                                       $  1,375       $ 25,402
                                                       ========       ========

                  Patent costs capitalized during 1996 represent legal and other costs related to filing of patent applications in various countries.

                  Amortization expense for the period from inception (May 26, 1995) to December 31, 1995 and for the year ended December 31, 1996 amounted to $182 and $612, respectively.

NOTE  5  -        NOTES PAYABLE TO/RECEIVABLES FROM RELATED PARTIES

                  During 1996, three shareholders of the Company loaned the Company $341,300 under four separate promissory note. The notes bear interest at the rate of 10% per annum and were due on December 31, 1996. In December of 1996, $141,300 of principal on such notes was repaid by the Company. The balance of $200,000 was converted into four units of the bridge financing discussed in Note 7. Interest expense related to these loans for 1996 amounted to $15,948.

                  In December 1996, the Company advanced $84,000 to a consultant and shareholder of the Company. The full amount, plus interest at 10% per annum, was repaid during February 1997.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  5  -        NOTES PAYABLE TO/RECEIVABLES FROM RELATED PARTIES (Continued)

                  During 1996, the Company advanced $5,918 to Arbat Autopark, Ltd., a company related by virtue of common shareholders.

NOTE  6  -        INCOME TAXES

                  For the period from inception (May 26, 1995) to December 31, 1995, pursuant to Internal Revenue Service Code Section 195, the Company elected to treat its expenditures as start-up costs. These costs totalling approximately $510,000 were treated, for income tax purposes, as deferred expenses to be amortized on a straight-line basis over five years.

                  The Company did not require a tax provision for the period ended December 31, 1995 and the year ended December 31, 1996 as a result of operating losses during these periods.

                  The components of deferred tax assets and liabilities at December 31, 1995 and 1996 are as follows:

                                                           1995         1996
                                                        ----------   ----------

                  Deferred Tax Assets:
                    Net operating loss carryforwards    $    -       $  769,221
                    Start-up costs                         173,409      173,409
                    Temporary differences, principally
                    relates to tax effects of
                    compensatory element of stock
                    issuances                                -          411,251
                                                        ----------   ----------

                      Total Gross Deferred Tax Assets      173,409    1,353,881

                    Less:  Valuation allowance            (173,409)  (1,353,881)
                                                        ----------   ----------

                      Net Deferred Tax Assets           $    -       $    -
                                                        ==========   ==========

                  The net change in the valuation allowance for deferred tax assets was an increase of $1,180,472.

                  As of December 31, 1996, the Company had available approximately $2,262,000 of net operating losses for income tax purposes that may be carried forward to offset future taxable income, if any. These carryforwards expire in the year 2011. Pursuant to Section 382 of the Internal Revenue Code, substantial restrictions are imposed on the utilization of net operating loss carryforwards in the event of an ownership change.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  6  -        INCOME TAXES (Continued)

                  A reconciliation of income tax expense at the statutory rate to income tax expense at the Company's effective rate is as follows:

                                                          1995         1996
                                                       ----------   -----------

                  Computed tax at the statutory rate   $ (174,497)  $(1,182,174)
                  Non-deductible expenses                   1,088         1,702
                  Tax effects of temporary differences      -           411,251
                  Start-up costs                          173,409        -
                  Unutilized net operating loss             -           769,221
                  State income taxes                        -            -
                                                       ----------   -----------

                    Income Tax Expense                 $    -       $    -
                                                       ==========   ===========

NOTE  7  -        COMMON STOCK

                  In May 1995, the Company issued 4,380,800 shares to its founder.

                  Since inception (May 26, 1995), the Company completed two offerings of common stock under Rule 504 and one offering under 506 of the Securities Act of 1933 (the "Act") as follows:

                  First Offering

                  Under the first offering, during the period from inception (May 26, 1995) to December 31, 1995, the Company sold 2,640,000 shares of common stock at $0.0625 per share and derived aggregate proceeds of $165,000, of which $1,000 and $3,000 were receivable from stockholders at December 31, 1996 and December 31, 1995, respectively.

                  During August 1995, the Company issued 440,000 shares of common stock, valued at $27,500, to two individuals and a financial institution as consideration for assistance in the above offerings.

                  During August 1995, the Company issued 600,000 shares of common stock in connection with its purchase of a license valued at $37,500. The shares were issued as part of the first offering.

                  On October 10, 1995, the Company issued 600,000 non-qualified stock options to acquire shares of common stock to three related parties as consideration for financial public relations services, investment banking services and legal services, valued at $75,000, in connection with the above offerings. The options were issued outside of the 1995 Stock Option Plan and had a term of one year commencing January 1, 1996. All of the options were exercised on January 18, 1996 and the related 600,000 shares were issued as part of the first offering.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  7  -        COMMON STOCK (Continued)

                  Second Offering

                  Under the second offering, which commenced in October of 1995, the Company sold 2,718,000 shares of common stock at $0.25 per share and derived aggregate proceeds of $679,500. Of these 2,718,000 shares sold, pursuant to the second offering, 1,440,000 shares were sold during 1995 for aggregate proceeds of $360,000 and 1,278,000 shares were sold during 1996 for aggregate proceeds of $319,500.

                  Third Offering/Bridge Financing

                  In December 1996, the Company completed a private placement of 40 Units, each consisting of the Company's one-year promissory note in the principal amount of $50,000, bearing interest at the rate of 12% per annum, and 25,000 shares of its common stock for an aggregate offering price of $2,000,000. Of such Units sold, four Units were issued to two shareholders in exchange for cancellation of promissory notes amounting to $200,000 (see Note 5). The Units were offered and sold in reliance on an exemption from registration pursuant to Rule 506 of Regulation D under the Act, and only to accredited investors within the meaning of Rule 501 of Regulation D under the Act.

                  The proceeds of such offering were used to pay accrued liabilities, repay shareholders promissory notes of $141,000 and fund research and development costs through February 1997.

                  Holders of the shares of common stock issued pursuant to this agreement and have, among other things, demand and mandatory registration rights. Under the agreement, if a registration statement, which includes the common shares issued pursuant to this agreement, is not declared effective by the S.E.C. by April 1, 1997, then an additional 12,500 shares are to be issued for each Unit, or 500,000 shares for all 40 Units. Further, if such registration statement is not declared effective by the S.E.C. by July 1, 1997, then an additional 12,500 shares are to be issued for each Unit, or 500,000 shares for all 40 Units.

                  Shares of common stock issued pursuant to this agreement aggregated 1,000,000 and may increase by 500,000 shares or 1,000,000 shares based on the penalty provisions discussed above. As of December 31, 1996, the Company has recorded an additional 500,000 shares to be issued under the offering based on the Company's belief that it would not meet the April 1, 1997 filing deadline.

                  To date, the Company has not met both the April 1, 1997 and the July 1, 1997 filing deadlines (see Note 14).

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  7  -        COMMON STOCK (Continued)

                  The common shares issued under this agreement are detachable shares and are accounted for separately from the promissory notes as an addition to paid-in capital for the value of the stock issued and as a reduction of stockholders' equity for the unearned portion. The value assigned to the 1,500,000 shares was based on fair values and amount to $2,719,875. This amount is being amortized on the interest method over a 12-month period and charged to financing costs. The aggregate amount charged to financing costs for the period ended December 31, 1996 amounted to $226,656.

                  Costs associated with this offering allocated to the promissory notes have been capitalized and are being amortized as financing costs over the life of the notes (see Note 2).

                  Other Issuances

                  During 1996, the Company issued 4,345,036 shares of common stock as consideration for consulting services performed by various employees and consultants, including related parties, through December 31, 1996. Shares issued under these arrangements were valued at $1,209,477, which was all charged to operations during 1996.

                  General

                  Shares of common stock and stock options issued for other than cash have been assigned amounts equal to the fair value of the services or assets received in exchange. The fair market value of the shares issued were determined by taking into consideration restrictions on future sale, risks associated with start-up of a new business, lack of revenues, lack of working capital and equity and other various economic risks.

                  Compensation to related parities paid in the form of shares of common stock or stock options materially approximated amounts which would be assessed by unrelated parties.

                  Warrants

                  In April of 1996, the Company issued 600,000 warrants, which carry certain anti-dilution provisions, which will become exercisable on May 22, 1997, for a term of four years at an exercise price of $1.00 per share.

                  In October of 1996, the Company issued 300,000 warrants, which carry certain anti-dilution provisions, which became exercisable on October 1, 1996, for a period of five years at an exercise price of $1.50 per share.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  7  -        COMMON STOCK (Continued)

                  At December 31, 1996, the Company had outstanding warrants to purchase 900,000 shares of the Company's common stock.

                  These warrants were valued at zero in the accompanying financial statements since the exercise price represented a premium over the market value at the time of the issuances.

                  In estimating the value of warrants pursuant to the accounting provisions of Financial Accounting Standards No. 123 ("FAS 123"), the Company used the following assumptions:

                                                              December 31, 1996
                                                              -----------------

                           Risk-free interest rate                    6%
                           Expected life                           3 years
                           Expected volatility                       .3
                           Dividend yield                            .00

                  If such accounting provisions of FAS 123 were applied, then the Company's net loss and the net loss per share would have been $3,764,983 and $.25, respectively, for the year ended December 31, 1996.

NOTE  8  -        1995 STOCK OPTION PLAN

                  The Company's 1995 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors and stockholders of the Company on November 12, 1995. Under the Option Plan, 500,000 shares of the Company's common stock, subject to certain adjustments, are reserved for issuance upon the exercise of options. Options granted under the Option Plan may be either
                  (i) options intended to constitute incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or any corresponding provisions of succeeding law (the "Code") or (ii) non-qualified stock options. Incentive stock options may be granted under the Option Plan to employees (including officers) of the Company or a subsidiary corporation (or any director of, or consultant or advisor to, the Corporation, as may be selected by the committee) thereof on the date of grant. Non-qualified options may be granted to
                  (i) non-employees of the Company or a subsidiary thereof on the date of the grant, and (ii) consultants of advisors who do not provide bonafide services, and such services must not be in connection with the offer or sale of securities in a capital raising transaction.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  8  -        1995 STOCK OPTION PLAN (Continued)

                  By its terms, the Option Plan is to be administered by a committee (the "Committee") appointed by the Board of Directors which shall consist of either the entire Board of Directors, or by a committee of two or more persons (who may or may not be directors), and who serve at the discretion of the Board of Directors. Subject to the provisions of the Option Plan, the Committee has the authority to determine the persons to whom options will be granted, the exercise price, the term during which options may be exercised and such other terms and conditions as it deems appropriate.

                  Any options granted under the Option Plan will be at the fair market value of the common stock on the date of the grant (or 110% of the fair market value in the case of employees holding ten percent or more of the voting stock of the Company). Options granted under the Option Plan will expire not more than ten years from the date of the grant subject to earlier termination under the Option Plan. The term of an incentive stock option granted to a 10% shareholder shall be no more than 5 years from the date of the grant. The Option Plan will terminate on November 12, 2005.

                  As of December 31, 1996, no options were granted under the Option Plan.

NOTE  9  -        RESEARCH, COLLABORATION, TECHNOLOGY TRANSFER AND LICENSING
                  AGREEMENTS

                  a) Under an oral agreement, the Company has agreed to fund the commercialization of certain technologies developed in the former Soviet Union by scientists and researchers at the I.V. Kurchatov Institute ("Kurchatov"), other institutes associated therewith, and the Euro-Asian Physical Society ("EAPS"), collectively the "Scientists". Kurchatov will provide the materials, facilities and personnel to complete the necessary work to commercialize such technologies. Disbursements made by the Company related to the Kurchatov arrangement were charged to research and development expenses and amounted to $174,561 and $1,109,550, respectively, during the period from inception (May 26, 1995) to December 31, 1995 and for the year ended December 31, 1996. Included in accrued expenses at December 31, 1996 is an additional $61,000 related to these services.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  9  -        RESEARCH, COLLABORATION AND LICENSING AGREEMENTS (Continued)

                        In addition, pursuant to an agreement with the Kurchatov Research Holdings, Ltd. ("KRH"), a Delaware corporation, jointly owned by ERBC Holdings, Ltd. ("ERBC") and individual Russian scientists, researchers and academics, who are affiliated with Kurchatov and EAPS, the Company agreed to pay KRH 50% of the net profits derived from the sale, license or commercialization of any technologies or products based upon technologies developed by the scientists and transferred to the Company or supplied by the scientists to the Company. The managing directors of ERBC are shareholders of the Company.

                        In connection with the collaboration agreement discussed above, in September 1996, the Company entered into a licensing agreement with ERBC, whereby ERBC sublicensed its license to use and exploit certain technologies and inventions relating to a silicon organic ("EKOR") compound technology in the United States, Ukraine, Canada, China, Japan, Republic of Korea and all European countries who are members of the European Patent Agreement. The term of the license expires on August 1, 2014. Under the agreement, the Company shall pay to ERBC a royalty equal to 3% of the cost of contracts made by the Company on which the Company would have any income. In addition to the royalty payment, pursuant to the collaboration agreement with KRH, the Company will be required to remit 50% of the net profit derived from the EKOR compound technology to KRH.

                  b) In September 1996, the Company entered into a technology transfer and consulting agreement with Eurowaste, Ltd. ("Eurowaste"), a related party, under which Eurowaste will pay the Company $2,450,000 upon the initiation of construction of the first waste to energy plant, and a design and implementation consulting fee of $425,000 for each subsequent plant. A shareholder and director of the Company is the Chairman, Chief Executive Officer and a shareholder of Eurowaste. The Company is an 8% shareholder of Eurowaste and will account for its investment under the cost method.

                        The Company intends to recognize the $2,450,000 payment to be received from Eurowaste as revenue from the sale of technology in the year in which the construction commences on the first waste-to-energy plant using this technology. Revenue from the $425,000 design and implementation and consulting fee will be recognized during the construction period of each subsequent waste-to-energy plant.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE  9  -        RESEARCH, COLLABORATION AND LICENSING AGREEMENTS (Continued)

                  c) On May 1, 1995, the Company entered into a license agreement which granted the Company an exclusive right to license certain technologies for medical application systems in Russian/European countries for the remaining life of the patent for $37,500. In lieu of cash, the owner accepted 600,000 shares of the Company's common stock. The agreement called for quarterly royalty payments equal to 5% of gross revenues earned and received by the Company with a minimum annual royalty of $100,000. No minimum royalty payment was to accrue or be payable until December 1, 1995. The Company terminated the agreement on November 30, 1995 and expensed the cost of the license. No products were developed or sold using the licensed technology and no royalties were due the owner.

                  d) On May 29, 1995, the Company entered into a license agreement which granted the Company, for the life of the patent, territorially limited exclusive license to use technology marketed under the name Coherent On Receive Only ("CORO") in Europe and the Near East. In consideration for the grant of the license and the use of the proprietary engineering, the Company agreed to pay the developer a $200,000 initial license fee upon delivery of the technology, along with an 8% royalty payable semi-annually on equipment gross sales.

                        If the technology is delivered, the Company intends to account for the $200,000, an initial license fee and amortize over the shorter of the economic life of the technology or remaining term of license agreement.

                        Management is currently evaluating the viability of this technology and its potential uses in various markets.

NOTE 10 -         CONCENTRATION OF CREDIT RISK

                  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash which is at one bank. Future concentration of credit risk may arise from trade accounts receivable. Ongoing credit evaluations of customers' financial condition will be performed and, generally, no collateral will be required.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 11  -        COMMITMENTS AND OTHER MATTERS

                  Lease Obligations

                  In August 1996, the Company entered into a lease agreement to rent office space for a period of fourteen months. Monthly rental under the lease amounts to $2,500, subject to certain expense adjustments.

                  Rent expense was approximately $-0- and $10,461 for the period ended December 31, 1995 and the year ended December 31, 1996, respectively.

                  Employment Agreement

                  The Company has entered into an employment agreement with the President of the Company. The term of that agreement expires on December 31, 1996, and is subject to renewal for additional two-year periods thereafter, and is also subject to earlier termination upon the occurrence of certain specified events. Pursuant to the employment agreement, the President will be entitled to receive: (i) a base salary of $77,374 per year, subject to modification upon each renewal; (ii) an additional 255,000 shares of the Company's common stock and such bonus and other additional compensation as the Board of Directors may authorize. The 255,000 shares issued pursuant to the contract was valued at $152,000 and was charged to operations during 1996.

                  Consulting Agreements

                  Commencing January 1, 1996, the Company agreed to pay a consultant and advisor to the Company who is also a shareholder of the Company, monthly consulting fees of $16,667. This agreement expires on December 31, 1996.

                  The Company engages ERBC under an oral agreement to develop business plans, develop business opportunities in the European Union, Russian and Ukraine and for the evaluation of various technologies held by former instrumentalities in the former Soviet Union. The Company paid ERBC for consulting services $177,400 and $16,200, respectively, during the period from inception (May 26, 1995) to December 31, 1995 and for the year ended December 31, 1996.

                  The Company also utilizes the consulting services of two directors of the Company, who are also managing directors of ERBC, to establish manufacturing alliances and sub-licensing arrangements in Germany and the former Soviet Union. The Company paid the directors an aggregate of $79,500 and $-0-, respectively, during the period from inception (May 26, 1995) to December 31, 1995 and for the year ended December 31, 1996 for these services.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 11  -        COMMITMENTS AND OTHER MATTERS (Continued)

                  On April 15, 1996, the Company entered into a consulting agreement for certain public relation services. The agreement calls for a payment of $10,000 and issuance of 20,000 shares of common stock as consideration for services performed through September 15, 1996. Commencing October 15, 1996 through April 15, 1998, the Company is obligated to pay $2,000 and issue 4,000 shares of common stock on a monthly basis as compensation for the consulting services through the earlier of April 15, 1998 or the termination date. Included in accrued expenses at December 31, 1996 is $7,000 related to such services.

                  On July 1, 1996, the Company entered into a consulting agreement for certain financial public relations services with a shareholder. The agreement is for a period of one year, with an exclusive right to the Company to terminate the agreement at the end of any calendar quarter. The Company has agreed to issue 75,000 shares of common stock in full consideration for the services to be rendered. The shares issued under the arrangement were valued at $44,250 and the full amount was charged to operations during 1996.

                  In October 1996, the Company entered into two-year consulting agreements with two individuals for certain advisory services. As full compensation for services to be rendered to the term of the agreements, the Company issued warrants to purchase 150,000 shares of common stock each exercisable for a period of five years commencing October 1, 1996 at an exercise price of $1.50 per share. As of December 31, 1996, no warrants have been exercised.

                  In July 1996, as amended, the Company entered into a consulting agreement to provide financial public relations services for a term of two years. The agreement can be terminated by the Company at the end of any calendar quarter by providing one week's written notice to the consultant. The consultant will receive $2,500, increased to $5,000, effective November 1996 on a monthly basis as compensation. Also, the consultant is granted an option to acquire up to 12,500 shares of common stock in each calendar quarter at an exercise price equal to the ask price per share on July 1 of each year as reported by National Quotation Bureau. During 1996, options to acquire up to 25,000 shares of common stock have vested under this agreement, but have not been exercised by the consultant. Each option shall has a term of one year.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 11  -        COMMITMENTS AND OTHER MATTERS (Continued)

                  In November 1996, the Company entered into a consulting agreement for certain technology advisory services for a term of two years. The Company is obligated to pay $4,000 and issue 20,000 shares of common stock for services performed through November 15, 1996. Commencing December 15, 1996, the consultant is obligated to receive $4,000 and 4,000 shares of common stock on a monthly basis as compensation during the term of the agreement. Included in accrued expenses as of December 31, 1996 is $2,000 related to such services.

                  In November 1996, the Company entered into a six-month consulting agreement for financial public relations services. The Company is obligated to pay $2,500 per month under the agreement. Included in accrued expenses as of December 31, 1996 is $2,500 related to such services.

                  In December 1996, the Company entered into a consulting agreement for certain advisory services for a term of two years. The advisor is obligated to be paid $2,000 and issued 5,000 shares of common stock for services performed through November 15, 1996. Included in accrued expenses is $2,000 related to such services. In addition, commencing January 1, 1997, on a monthly basis, the advisor will receive as compensation $1,000 and 2,000 shares of common stock during the term of the agreement.

                  In December 1996, the Company entered into two consulting agreements for certain services for a period of two years. The Company is obligated in January 1997 to pay $2,000 and issued 5,000 shares of its common stock to each consultant for services rendered through the date of the agreement. Included in accrued expenses as of December 31, 1996, is $4,000 related to such services. In addition, commencing January 1, 1997, each consultant will be paid $1,000 on a monthly basis during the term of the agreement. Also, 1,000 and 2,000 shares of common stock, respectively, will be issued on a monthly basis to these consultants.

                  In December 1996, the Company entered into a consulting agreement with a shareholder of the Company for certain technology advisory services for a term of two years. Under the agreement, on April 1, 1997, the Company will pay an introductory sum of $2,000 and issue 5,000 shares of common stock. Included in accrued expenses as of December 31, 1996 is $400 related to such services. Commencing April 1, 1997, the shareholder will receive $1,000 on a monthly basis as compensation during the term of the agreement.

                  Compensation paid to related parties under the above listed consulting and other arrangements materially approximated amounts which would be assessed by unrelated parties.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 11  -        COMMITMENTS AND OTHER MATTERS (Continued)

                  International Operations

                  The Company has strategic alliances, collaboration agreements and licensing agreements with entities which are based in Russia and Ukraine. Both of these countries have experienced volatile and frequently unfavorable economic, political and social conditions. The Russian economy and the Ukraine economy are characterized by declining gross domestic production, significant inflation, increasing rates of unemployment and underemployment, unstable currencies, and high levels of governmental debt as compared to gross domestic production. The prospects of wide-spread insolvencies and the collapse of various economic sectors exist in both countries.

                  In view of the foregoing, the Company's business, earnings, asset values and prospects may be materially and adversely affected by developments with respect to inflation, interest rates, currency fluctuations, government policies, price and wage controls, exchange control regulations, taxation, expropriation, social instability, and other political, economic or diplomatic developments in or affecting Russia and Ukraine. The Company has no control over such conditions and developments, and can provide no assurance that such conditions and developments will not adversely affect the Company's operations.

NOTE 12  -        PROPOSED INITIAL PUBLIC OFFERING

                  In December 1996, the Company received a letter of intent from an underwriter pursuant to which the firm has agreed in principle to underwrite, on a firm commitment basis, 5,000,000 shares of cumulative convertible preferred stock (not including an underwriter's over-allotment option equal to up to 75,000 shares) at an initial public offering price of $10.00 per share. In connection therewith, the Company has incurred costs aggregating $75,000, which if the offering is not consummated, will be charged to expense.

                  On June 23, 1997, the Company decided not to proceed with this proposed preferred stock offering (see Note 14).

NOTE 13  -        SUPPLEMENTAL CASH FLOW INFORMATION

                  Non-Cash Transactions

                  During the period from inception (May 26, 1995) to December 31, 1995, the Company issued 440,000 shares of common stock to settle liabilities of $27,500 associated with stock offerings and issued 600,000 shares of common stock for the purchase of a license valued at $37,500.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 13  -        SUPPLEMENTAL CASH FLOW INFORMATION (Continued)

                  During the period from inception (May 26, 1995) to December 31, 1995, the Company issued stock options for 600,000 shares of common stock to settle legal and consulting fee liabilities of $75,000 associated with stock offerings.

                  During the year ended December 31, 1996, the Company issued 4,440,036 shares of common stock to settle liabilities of $1,381,736 associated with consulting services.

NOTE 14  -        SUBSEQUENT EVENTS

                  Technology Transfer Agreement

                  On January 28, 1997, the Company entered into a technology transfer consulting arrangement with American Autopark, Ltd. ("Arbat") to license its technology, designs, renderings, blueprints and plans for the construction and operation of vertical parking structures. The Company is to receive a fee equal to $1,250 per parking space in each garage erected by Arbat or any of its affiliates based upon the technology transferred to Arbat by the Company. Certain shareholders of the Company are shareholders of Arbat.

                  The Company intends to recognize revenue under this agreement during the period under which each facility is constructed.

                  Memorandum of Intent

                  The Chernobyl Nuclear Power Station (an industrial amalgamation of the State Committee of Ukraine on Atomic Energy) ("ChNPP"), Kurchatov, the Ukrainian State Construction Corporation ("Ukrstroj") and the Company have entered into a Memorandum of Intent (the "Chernobyl Memorandum of Intent") which sets forth the intention of ChNPP to enter into a "co-operation agreement" with the Company pursuant to which the Company will provide the financing for the development of an on-site demonstration of the EKOR foam, in conjunction with ChNPP, Ukrstroj and Kurchatov, which will provide the test sites, foam application equipment and technical support, respectively. In furtherance of the foregoing, Ukrstroj and ChNPP have entered into an agreement (the "Ukrstroj"-ChNPP Agreement") to conduct such on-site demonstration testing of the EKOR foam as in necessary to ascertain the specification requirements for its application to the containment of Chernobyl Reactor 4. The Ukrstroj-ChNPP Agreement provides for the Company's participation in and financing of the EKOR demonstration test. The Company estimates that total financing costs for the demonstration test will not exceed $100,000.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 14  -        SUBSEQUENT EVENTS (Continued)

                  Technion Israel Institute of Technology Agreement

                  In April of 1997, the Company has agreed in principle with the Technion Israel Institute of Technology ("Technion") to participate in certain technology research and development projects sponsored by the Technion Entrepreneurial Incubator, Ltd. ("TEI"), an Israeli corporation controlled by Technion, whereby the Company will provide 15%-20% of the financing required for, and will receive a 20% equity interest in, research and development projects selected by the Company. In furtherance of this venture, the Company has opened an office at the premises of TEI in Haifa, Israel, has identified three present and six potential technology development projects for possible investment, and has agreed to invest in a fourth such project, involving certain polyurethane technology with potential use in paints and coatings. Pursuant to that agreement, the Company will invest $60,000 in Chemonol, Ltd. ("Chemonol"), an Israeli corporation established to own and develop that technology, in exchange for 20% of Chemonol's voting equity. The Company has also entered into agreements with the holder of 50% of Chemonol's outstanding voting equity (the "Principal Shareholder") granting to the Company an option to acquire from the Principal Shareholder an additional 31% of Chemonol's voting equity for $93,000, and the present right to direct the voting of the Principal Shareholder's voting equity. The Company expects to provide approximately $310,000 in financing for all such projects in fiscal year 1997. There can be no assurance that these or any other development projects will result in useful technologies or that the same will be commercially saleable or profitable.

                  Due to the Company's voting control over Chemonol, the Company expects to consolidate the results of Chemonol with its financial results commencing with the consummation of the initial investment.

                  Aborted Proposed Public Offering

                  On June 23, 1997, the Company decided not to proceed with the proposed preferred stock offering discussed in Note 12 to the accompanying financial statements. Accordingly, the deferred offering costs of $75,000 will be charged to operations during the second quarter of 1997.

                  The Company is considering alternative financing arrangements and there is no assurance that the Company will complete any offering.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 14  -        SUBSEQUENT EVENTS (Continued)

                  Bridge Financing Penalty

                  In December 1996, the Company completed a private placement of 40 units, consisting of $2,000,000 in one year promissory notes and 1,000,000 shares of common stock (see Note 7). Under this agreement, if a registration statement, which includes the common shares issued pursuant to this agreement is not declared effective by the Securities and Exchange Commission ("SEC") by April 1, 1997, then an additional 500,000 shares are to be issued to the holders of such shares, and if same is not declared effective by the SEC by July 1, 1997, then an additional 500,000 shares are to be issued to the holders of such shares.

                  The Company has not met either filing deadline. To date, the Company has issued 500,000 additional common shares to the holders under such offering, and is currently negotiating with the holders to extend the deadline for the second penalty.

                  Unless the Company is successful in its negotiations with such holders, the agreement requires an additional 500,000 shares to be issued to such holders which will result in a charge to financing costs of approximately $3,000,000 during the second half of 1997.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                     INDEX TO UNAUDITED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

                                                                                     Page Nos.
                                                                                     ---------
BALANCE SHEETS                                                                          F-29
         At December 31, 1996 and September 30, 1997

STATEMENTS OF OPERATIONS                                                                F-30
         For the Nine Months Ended September 30, 1996
         For the Nine Months Ended September 30, 1997
         For the Period from Inception (May 26, 1995) to September 30, 1997

STATEMENTS OF OPERATIONS                                                                F-31
         For the Three Months Ended September 30, 1996
         For the Three Months Ended September 30, 1997
         For the Period from Inception (May 26, 1995) to September 30, 1997

STATEMENTS OF STOCKHOLDERS' (DEFICIENCY) EQUITY                                      F-32 - F-33
         For the Period from Inception (May 26, 1995) to December 31, 1996
         For the Nine Months Ended September 30, 1997

STATEMENTS OF CASH FLOWS                                                                F-34
         For the Nine Months Ended September 30, 1996
         For the Nine Months Ended September 30, 1997
         For the Period from Inception (May 26, 1995) to September 30, 1997

NOTES TO FINANCIAL STATEMENTS                                                        F-35 - F-41

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                     ASSETS
                                    (Note 2)
                                                           At            At
                                                      December 31, September 30,
                                                          1996          1997
                                                      -----------   ------------
                                                                     (Unaudited)
CURRENT ASSETS:
  Cash                                                  $  380,183   $    -
  Receivable from related parties                           89,918        5,918
  Prepaid expenses and other current assets                 12,978       14,305
                                                        ----------   ----------

      TOTAL CURRENT ASSETS                                 483,079       20,223

PROPERTY AND EQUIPMENT - net of accumulated
  depreciation                                              10,556       11,817

INVESTMENT IN JOINT VENTURE (Note 6)                         -           87,000

OTHER ASSETS:
  Organization and patent costs - net of accumulated
    amortization                                            25,402       29,168
  Deferred financing costs                                  20,304        3,690
  Deferred offering costs (Note 7)                          75,000        -
  Other assets                                               3,151        3,151
                                                        ----------   ----------

      TOTAL ASSETS                                      $  617,492   $  155,049
                                                        ==========   ==========

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
  Bank overdraft                                        $    -       $    4,014
  Notes payable (Note 8)                                 2,000,000    2,000,000
  Accrued liabilities                                      292,316    1,024,764
  Deferred revenue (Note 4)                                  -          225,000
  Notes payable - shareholder (Note 3)                       -          193,140
                                                        ----------   ----------

      TOTAL CURRENT LIABILITIES                          2,292,316    3,446,918
                                                        ----------   ----------

COMMITMENTS AND OTHER MATTERS (Note 2, 7 and 8)

STOCKHOLDERS' EQUITY (DEFICIENCY):
  Preferred stock - $0.01 par value; 1,000,000 shares
    authorized; -0- shares issued and outstanding            -            -
  Common stock - $0.00025 par value; 50,000,000
    shares authorized; 17,223,036 and 17,887,836
    shares issued and outstanding at December 31,
    1996 and September 30, 1997, respectively                4,306        4,472
  Additional paid-in capital                             4,804,298    8,206,682
  Unearned financing costs                              (2,493,219)  (1,815,815)
  Deficit accumulated during the development stage      (3,990,209)  (9,687,208)
                                                        ----------   ----------

      TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)           (1,674,824)  (3,291,869)
                                                        ----------   ----------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
        (DEFICIENCY)                                    $  617,492   $  155,049
                                                        ==========   ==========

See notes to financial statements

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                             For the Nine Months Ended         For the Period
                                    September 30,              from Inception
                             --------------------------      (May 26, 1995) to
                                1996           1997          September 30, 1997
                             -----------    -----------      ------------------

REVENUES                     $    -         $    -              $    -
                             -----------    -----------         -----------

OPERATING EXPENSES:
  Research and development       795,550        276,186           1,659,029
  Consulting fees              1,350,641      1,085,705           2,839,435
  Other general and
    administrative expenses      312,827        730,615           1,312,327
                             -----------    -----------         -----------

    TOTAL OPERATING EXPENSES   2,459,018      2,092,506           5,810,791
                             -----------    -----------         -----------

OPERATING LOSS                (2,459,018)    (2,092,506)         (5,810,791)
                             -----------    -----------         -----------

OTHER EXPENSES:
  Interest expense                 4,983        185,475             228,897
  Amortization of deferred
    and unearned financing
    costs                         -           3,419,018           3,647,520
                             -----------    -----------         -----------

    TOTAL OTHER EXPENSES           4,983      3,604,493           3,876,417
                             -----------    -----------         -----------

NET LOSS                     $(2,464,001)   $(5,696,999)        $(9,687,208)
                             ===========    ===========         ===========

NET LOSS PER COMMON SHARE        $ (0.20)        $(0.32)
                             ===========    ===========

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES AND COMMON
  STOCK EQUIVALENTS
  OUTSTANDING                 12,576,467     17,553,000
                             ===========    ===========

See notes to financial statements

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                             For the Three Months Ended        For the Period
                                    September 30,              from Inception
                             --------------------------      (May 26, 1995) to
                                1996           1997          September 30, 1997
                             -----------    -----------      ------------------

REVENUES                     $    -         $    -              $    -
                             -----------    -----------         -----------

OPERATING EXPENSES:
  Research and development       359,000          5,571           1,659,029
  Consulting fees                 91,101        432,821           2,839,435
  Other general and
    administrative expenses      170,328        139,160           1,312,327
                             -----------    -----------         -----------

    TOTAL OPERATING EXPENSES     620,429        577,552           5,180,791
                             -----------    -----------         -----------

OPERATING LOSS                  (620,429)      (577,552)         (5,810,791)
                             -----------    -----------         -----------

OTHER EXPENSES:
  Interest expense                 4,983         64,096             228,897
  Amortization of deferred
    and unearned financing
    costs                         -           2,048,006           3,647,520
                             -----------    -----------         -----------

    TOTAL OTHER EXPENSES           4,983      2,112,102           3,876,417
                             -----------    -----------         -----------

NET LOSS                     $  (625,412)   $(2,689,654)        $(9,687,208)
                             ===========    ===========         ===========

NET LOSS PER COMMON SHARE         $(0.05)        $(0.15)
                             ===========    ===========

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES AND COMMON
  STOCK EQUIVALENTS
  OUTSTANDING                 12,576,467     17,827,000
                             ===========    ===========

See notes to financial statements

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                   (UNAUDITED)

        FOR THE PERIOD FROM INCEPTION (MAY 26, 1995) TO DECEMBER 31, 1996
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                                     Additional
                                               Date of         Common Stock           Paid-in       Due from
Period Ended December 31, 1995:              Transaction     Shares      Amount       Capital     Stockholders
------------------------------               -----------   ----------   --------     ----------   ------------
                                                              (1)
Founder shares issued ($0.00025 per share)     05/26/95     4,380,800    $ 1,095      $  (1,095)    $  -
Issuance of stock for  offering  consulting
fees ($0.0625 per share)                       08/31/95       440,000        110         27,390        -
Issuance of stock ($0.0625 and $0.25
  per share)                                   Various      4,080,000      1,020        523,980       (3,000)
Issuance of stock for license ($0.0625 per
  share)                                       08/31/95       600,000        150         37,350        -
Issuance  of  stock  options  for  offering
  legal and consulting fees                                     -           -            75,000        -
Offering expenses                                               -           -          (105,398)       -
Net loss                                                        -           -             -            -
                                                           ----------   --------     ----------    ---------
Balance - December 31, 1995                                 9,500,800      2,375        557,227       (3,000)

Year Ended December 31, 1996:
----------------------------

Issuance of stock ($0.25 per share)             Various      1,278,000        320        319,180        -
Exercise of stock options                       01/18/96       600,000        150          -            -
Issuance of stock for consulting fees
  ($0.34375 per share)                          03/22/96       160,000         40         54,960        -
Issuance of stock for consulting fees
  ($0.0625 per share)                           05/15/96     2,628,000        657        163,593        -
Issuance of stock for consulting fees
  ($0.590625 per share)                         06/19/96     1,500,000        375        885,563        3,000
Issuance of stock for consulting fees
  ($1.82 per share)                             11/12/96        57,036         14        104,275        -
Issuance   of  stock   pursuant  to  bridge
financing ($1.81325 per share)                   12/96       1,500,000        375      2,719,500        -
Amortization of unearned financing costs                         -           -             -            -
Repayment by stockholders                                        -           -             -            3,000
Net loss                                                         -           -             -            -
                                                            -----------  --------     ----------    ---------
Balance - December 31, 1996                                 17,223,836   $  4,306     $4,804,298    $   -
                                                            ==========   ========     ==========    =========

                                                                Deficit
                                                              Accumulated
                                              Unearned         During the
                                              Financing       Development
Period Ended December 31, 1995:                 Costs            Stage           Total
------------------------------                ---------       -----------     -----------
Founder shares issued ($0.00025 per share)     $   -          $    -           $   -
Issuance of stock for  offering  consulting
fees ($0.0625 per share)                           -               -               27,500
Issuance of stock ($0.0625 and $0.25
  per share)                                       -               -              522,000
Issuance of stock for license ($0.0625 per
  share)                                           -               -               37,500
Issuance  of  stock  options  for  offering
  legal and consulting fees                        -               -               75,000
Offering expenses                                  -               -             (105,398)
Net loss                                           -            (513,226)        (513,226)
                                              ----------      ----------      -----------
Balance - December 31, 1995                        -            (513,226)          43,376

Year Ended December 31, 1996:
----------------------------

Issuance of stock ($0.25 per share)                 -               -              319,500
Exercise of stock options                           -               -                  150
Issuance of stock for consulting fees
  ($0.34375 per share)                              -               -               55,000
Issuance of stock for consulting fees
  ($0.0625 per share)                               -               -              164,250
Issuance of stock for consulting fees
  ($0.590625 per share)                             -               -              885,938
Issuance of stock for consulting fees
  ($1.82 per share)                                 -               -              104,289
Issuance   of  stock   pursuant  to  bridge
financing ($1.81325 per share)                  (2,719,875)         -               -
Amortization of unearned financing costs           226,656          -              226,656
Repayment by stockholders                           -               -                3,000
Net loss                                            -          (3,476,983)      (3,476,983)
                                               -----------     -----------     -----------
Balance - December 31, 1996                    $(2,493,219)   $(3,990,209)     $(1,674,824)
                                               ===========    ===========      ===========

(1) Share amounts have been restated to reflect the 4 for 1 stock split on June 1, 1996.

See notes to financial statements

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                   (UNAUDITED)

        FOR THE PERIOD FROM INCEPTION (MAY 26, 1995) TO DECEMBER 31, 1996
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                             Common Stock       Additional                  Unearned
                                             Date of     ---------------------   Paid-in       Due from     Financing
Period Ended September 30, 1997:           Transaction     Shares      Amount    Capital     Stockholders     Costs
-------------------------------            -----------   ----------   --------  ----------   ------------  -----------
                                                             (1)
Balance - December 31, 1996                              17,223,836   $  4,306  $4,804,298    $   -        $(2,493,219)

Issuance of stock for consulting fees
  ($2.50 per share)                            03/97         64,000         16     159,984        -             -
Issuance of stock for consulting fees
  ($5.45 per share)                            06/97         39,000          9     212,540        -             -
Issuance of stock for consulting fees
  ($5.00 per share)                            09/97         61,000         16     304,985        -             -
Amortization of unearned financing costs                      -           -          -            -          3,402,404
Issuance of penalty stock ($5.45 per share)    06/97        500,000        125   2,724,875        -         (2,725,000)
Net loss                                                      -           -          -            -             -
                                                         ----------   --------  ----------    ---------    -----------

Balance - September 30, 1997                             17,887,836   $  4,472  $8,206,682    $   -        $(1,815,815)
                                                         ==========   ========  ==========    =========    ===========

                                              Deficit
                                            Accumulated
                                             During the
                                            Development
Period Ended September 30, 1997:               Stage          Total
-------------------------------             -----------    -----------


Balance - December 31, 1996                 $(3,990,209)   $(1,674,824)

Issuance of stock for consulting fees
  ($2.50 per share)                              -             160,000
Issuance of stock for consulting fees
  ($5.45 per share)                              -             212,549
Issuance of stock for consulting fees
  ($5.00 per share)                              -             305,001
Amortization of unearned financing costs         -           3,402,404
Issuance of penalty stock ($5.45 per share)      -              -
Net loss                                     (5,696,999)    (5,696,999)
                                            -----------    -----------

Balance - September 30, 1997                $(9,687,208)   $(3,291,869)
                                            ===========    ===========

(1) Share amounts have been restated to reflect the 4 for 1 stock split on June 1, 1996.

See notes to financial statements

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                         For the Nine Months Ended            For the Period
                                                               September 30,                  from Inception
                                                   -------------------------------------    (May 26, 1995) to
                                                       1996                1997             September 30, 1997
                                                    -----------         -----------         ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                        $(2,464,001)        $(5,696,999)           $(9,687,208)
    Adjustments to reconcile net loss to
      net cash used in operating
      activities:
        Depreciation and amortization                       351               3,526                  4,717
        Amortization of deferred and
          unearned financing costs                       -                3,419,018              3,647,520
        Accrued interest                                  4,983             185,475                220,770
        Stock issued for license                         -                   -                      37,500
        Consulting fees satisfied by
          stock issuances                             1,105,188             677,550              1,887,027
        Write-off of deferred offering
          costs                                          -                   75,000                 75,000
        Cash provided by (used in) the
          change in assets and
          liabilities:
            Advances to related parties                  -                   84,000                 (5,918)
            (Increase) decrease in
              prepaid expenses                              900              (1,327)               (14,305)
            Increase in security deposit                 (2,500)             -                      (3,151)
            Increase in unearned revenue                 -                  225,000                225,000
            Increase in accrued
              liabilities                               689,947             546,973                803,994
                                                    -----------         -----------            -----------

           NET CASH USED IN OPERATING
             ACTIVITIES                                (665,132)           (481,784)            (2,809,054)
                                                    -----------         -----------            -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Organization and patent costs                        -                   (5,162)               (31,358)
    Investment in joint venture                          -                  (87,000)               (87,000)
    Capital expenditures                                 (1,778)             (3,391)               (14,344)
                                                    -----------         -----------            -----------

           NET CASH USED IN INVESTING
             ACTIVITIES                                  (1,778)            (95,553)              (132,702)
                                                    -----------         -----------            -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from exercise of stock
      options                                               150              -                         150
    Proceeds from issuance of common
      stock                                             319,500              -                     841,500
    Offering costs                                      (75,000)             -                     (77,898)
    Repayment by stockholders                             2,000              -                       3,000
    Net proceeds from notes payable                     341,300             193,140              2,193,140
    Deferred financing costs                             -                   -                     (22,150)
                                                    -----------         -----------            -----------

         NET CASH PROVIDED BY FINANCING
           ACTIVITIES                                   587,950             193,140              2,937,742
                                                    -----------         -----------            -----------

INCREASE (DECREASE) IN CASH                             (78,960)           (384,197)                (4,014)

CASH - BEGINNING                                         54,001             380,183                 -
                                                    -----------         -----------            -----------

CASH - ENDING                                       $   (24,959)        $    (4,014)           $    (4,014)
                                                    ===========         ===========            ===========

Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for:
    Interest                                        $    -              $    -                 $     8,127
                                                    ===========         ===========            ===========

    Income taxes                                    $    -              $    -                 $     -
                                                    ===========         ===========            ===========

See notes to financial statements

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

NOTE  1 -         BASIS OF PRESENTATION

                  The accompanying financial statements are unaudited. These statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission ( the "SEC"). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to state fairly the financial position and results of operations as of and for the periods indicated. These financial statements should be read in conjunction with the Company's financial statements and notes thereto for year ended December 31, 1996, included in the Company's Form S-1 as filed with the Securities and Exchange Commission.

                  The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE  2 -         BUSINESS AND CONTINUED OPERATIONS

                  Eurotech, Ltd. (the "Company") was incorporated under the laws of the District of Columbia on May 26, 1995. The Company is a technology transfer, holding and management company, formed to commercialize new, existing, but previously unrecognized and previously "classified" technologies, with a particular emphasis on those developed by prominent research institutes and individual researchers in the former Soviet Union, and to license Western technologies for business and other commercial applications in Central Europe, Eastern Europe, Ukraine and Russia. The Company acquires rights to selected technologies by purchase, assignments and licensing arrangements. The Company operates its business by licensing its technologies to end-users and through development and operating joint ventures and strategic alliances.

                  The Company commenced operations in May 1995. The Company is in the development stage and its efforts have been principally devoted to the research and development activities and organizational efforts, including the identification, review and acquisition of the rights to various technologies, recruiting its scientific and management personnel and alliances and raising capital.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

NOTE  2 -         BUSINESS AND CONTINUED OPERATIONS (Continued)

                  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, as shown in the accompanying financial statements, the Company has incurred losses from operations from inception. As of September 30, 1997, the Company has a stockholders' deficiency of $3,292,000, a working capital deficiency of $3,427,000 and has an accumulated deficit since inception of $9,688,000. The Company requires additional funds to continue research and development efforts and complete the necessary work to commercialize its technologies. Until completion of the development of a technology and the commencement of sales, the Company will have no operating revenues, but will continue to incur substantial expenses and operating losses. No assurances can be given that the Company can complete development of any technology or that, if any technology is fully developed, it can be manufactured on a large scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. Being a start-up stage entity, the Company is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of a new product, many of which risks are beyond the control of the Company. These factors raise substantial doubt about the Company's ability to continue as a going concern.

                  The Company has financed its operations through sale of its securities, shareholder loans and a bridge financing totalling $2,000,000. To support its operations during 1997, the Company is exploring additional sources of working capital, which include a private offering of common stock, private borrowings and joint ventures.

                  While no assurance can be given, management believes the Company can raise adequate capital to keep the Company functioning during 1997. No assurance can be given that the Company can successfully obtain any working capital or complete any proposed offerings or, if obtained, that such funding will not cause substantial dilution to shareholders of the Company. Further, no assurance can be given as to the completion of research and development and the successful marketing of the technologies.

                  These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

NOTE  3  -        BORROWINGS UNDER NOTES PAYABLE

                  During 1997, the Company has borrowed $193,140 from three shareholders of the Company. The loans are due on demand and provide for interest at the rate of 10% per annum.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

NOTE  4  -        TECHNOLOGY TRANSFER AGREEMENT

                  On January 28, 1997, the Company entered into a technology transfer consulting arrangement with American Autopark, Ltd. ("Arbat") to license its technology, designs, renderings, blueprints and plans for the construction and operation of vertical parking structures. The Company is to receive a fee equal to $1,250 per parking space in each garage erected by Arbat or any of its affiliates based upon the technology transferred to Arbat by the Company. Certain shareholders of the Company are shareholders of Arbat.

                  In August 1997, the Company received a $225,000 technology transfer fee under this agreement. The Company has deferred the recognition of this revenue until the period in which the facility is constructed.

NOTE  5  -        MEMORANDUM OF INTENT

                  The Chernobyl Nuclear Power Station (an industrial amalgamation of the State Committee of Ukraine on Atomic Energy) ("ChNPP"), Kurchatov, the Ukrainian State Construction Corporation ("Ukrstroj") and the Company have entered into a Memorandum of Intent (the "Chernobyl Memorandum of Intent") which sets forth the intention of ChNPP to enter into a "co-operation agreement" with the Company pursuant to which the Company will provide the financing for the development of an on-site demonstration of the EKOR foam, in conjunction with ChNPP, Ukrstroj and Kurchatov, which will provide the test sites, foam application equipment and technical support, respectively. In furtherance of the foregoing, Ukrstroj and ChNPP have entered into an agreement (the "Ukrstroj"-ChNPP Agreement") to conduct such on-site demonstration testing of the EKOR foam as in necessary to ascertain the specification requirements for its application to the containment of Chernobyl Reactor 4. The Ukrstroj-ChNPP Agreement provides for the Company's participation in and financing of the EKOR demonstration test. The Company estimates that total financing costs for the demonstration test will not exceed $100,000.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

NOTE  6  -        ISRAELI INVESTMENTS

                  Technion Israel Institute of Technology Agreement

                  In April of 1997, the Company has agreed in principle with the Technion Israel Institute of Technology ("Technion") to participate in certain technology research and development projects sponsored by the Technion Entrepreneurial Incubator, Ltd. ("TEI"), an Israeli corporation controlled by Technion, whereby the Company will provide 15%-20% of the financing required for, and will receive a 20% equity interest in, research and development projects selected by the Company. In furtherance of this venture, the Company has opened an office at the premises of TEI in Haifa, Israel, has identified three present and six potential technology development projects for possible investment, and has agreed to invest in a fourth such project, involving certain polyurethane technology with potential use in paints and coatings. Pursuant to that agreement, the Company will invest $60,000 in Chemonol, Ltd. ("Chemonol"), an Israeli corporation established to own and develop that technology, in exchange for 20% of Chemonol's voting equity. As of June 30, 1997, the Company has made its first payment of $15,000 to Chemonol. The last scheduled payment of $15,000 is scheduled to be made no later than November 1, 1998. The Company has also entered into agreements with the holder of 50% of Chemonol's outstanding voting equity (the "Principal Shareholder") granting to the Company an option to acquire from the Principal Shareholder an additional 31% of Chemonol's voting equity for $93,000, and the present right to direct the voting of the Principal Shareholder's voting equity. The Company expects to provide approximately $310,000 in financing for all such projects in fiscal year 1997. There can be no assurance that these or any other development projects will result in useful technologies or that the same will be commercially saleable or profitable.

                  Due to the Company's voting control over Chemonol, the Company expects to consolidate the results of Chemonol with its financial results commencing with the consummation of the investment.

                  Incubator for Technological Entrepreneurship - Kiryat Weizmann, Ltd.

                  In July of 1997, the Company has agreed in principle with the Incubator for Technological Entrepreneurship - Kiryat Weizmann, Ltd. ("Kiryat Weizmann, Ltd.") to participate in certain technology research and development.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

NOTE  6  -        ISRAELI INVESTMENTS (Continued)

                  Pursuant to that agreement, the Company will invest $60,000 in Separator, Ltd. ("Separator"), an Israeli corporation established to own and develop technology, in exchange for 20% of Separator's voting equity. As of September 30, 1997, the Company has made its first and second payments of $15,000 to Separator. The last scheduled payment of $15,000 is scheduled to be made no later than August 1, 1998. The Company has also entered into agreements with the holder of 50% of Separator's outstanding voting equity (the "Principal Shareholder") granting to the Company an option to acquire from the Principal Shareholder an additional 31% of Separator's voting equity for $93,000, and the present right to direct the voting of the Principal Shareholder's voting equity. There can be no assurance that these or any other development projects will result in useful technologies or that the same will be commercially saleable or profitable.

                  Due to the Company's voting control over Separator, the Company expects to consolidate the results of Separator with its financial results commencing with the consummation of the investment.

                  Ofek Le-Olem Foundation

                  In August of 1997, the Company has agreed in principle with the Ofek Le-Olem Foundation ("Foundation") to participate in certain technology research and development.

                  Pursuant to that agreement, the Company will invest $60,000 per company in Comsyntech, Ltd. ("Comsyntech") and Remptech, Ltd. ("Remptech"), Israeli corporations established to own and develop technology, in exchange for 20% of Comsyntech's and Remptech's voting equity. As of September 30, 1997, the Company has made its first payment of $21,000 per company to Comsyntech and Remptech. The last scheduled payment of $13,000 is scheduled to be made no later than February 1, 1999. The Company has also entered into agreements with the holders of 50% of Comsyntech's and Remptech's outstanding voting equity (the "Principal Shareholders") granting to the Company an option to acquire from the Principal Shareholders an additional 31% of Comsyntech's and Remptech's voting equity for $93,000, and the present right to direct the voting of the Principal Shareholders' voting equity. There can be no assurance that these or any other development projects will result in useful technologies or that the same will be commercially saleable or profitable.

                  Due to the Company's voting control over Comsyntech and Remptech, the Company expects to consolidate the results of Comsyntech and Remptech with its financial results commencing with the consummation of the investment.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

NOTE  7 -         ABORTED PROPOSED PUBLIC OFFERING

                  On June 23, 1997, the Company decided not to proceed with a proposed preferred stock offering. Accordingly, the deferred offering costs of $75,000 has been charged to operations during the second quarter of 1997.

                  The Company is considering alternative financing arrangements and there is no assurance that the Company will complete any offering.

NOTE  8  -        BRIDGE FINANCING PENALTY

                  In December 1996, the Company completed a private placement of 40 units, consisting of $2,000,000 in one year promissory notes and 1,000,000 shares of common stock. Under this agreement, if a registration statement, which includes the common shares issued pursuant to this agreement is not declared effective by the Securities and Exchange Commission ("SEC") by April 1, 1997, then an additional 500,000 shares are to be issued to the holders of such shares, and if same is not declared effective by the SEC by July 1, 1997, then an additional 500,000 shares are to be issued to the holders of such shares.

                  The Company has not met either filing deadline and accordingly, the Company has issued the additional penalty shares to such holders during May of 1997 and August of 1997.

                  During the second half of 1997, the Company will recognize as a non-cash charge to financing costs $3.9 million related to the common shares issued under this bridge financing.

NOTE  9  -        STRATEGIC ALLIANCE

                  The National German Research Center (Forschung-Szentrum) Julich and the Company has developed a strategic alliance to facilitate the rapid approval of the Company's EKOR Foam by the German Radiation Protection Agency for the use in the containment, transportation, storage and disposal of radioactive wastes within Germany.

                  The Research Center Julich plays an important role in the German nuclear industry including a responsibility for approving all materials utilized in nuclear activities. The Research Center is also a member of the European Network of Testing Facilities for the Quality Checking of radioactive waste packages.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

NOTE  10  -       DUKE ENGINEERING & SERVICES, INC. TEAMING AGREEMENT

                  In April of 1997, the Company has agreed in principle with Duke Engineering Services, Inc. ("Duke") to work together as a team to market the EKOR technology on a worldwide basis. The Company and Duke intend to consider the formation of a new joint business entity as the market for the work develop. In September of 1997, there was a memorandum of understanding between the two parties to define additional terms and conditions that are specific to the Bechtel Hanford proposed project that was beyond the broad-based teaming agreement. The Bechtel Hanford proposed project includes the application of the EKOR foam.

                  Each party shall bear its own costs and expenses in connection with the marketing of this proposal. Duke, upon the contract award, will assume the role of prime contractor and the Company will be a subcontractor to Duke. This agreement will expire in one year from the date of signature.

================================================================================

      No dealer, sales representative or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                               ------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary
Risk Factors
Use of Proceeds
Dividends
Capitalization
Selected Consolidated Financial Data
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition
Business
Market Price of Common Stock
Management
Principal and Selling Shareholders
Certain Transactions
Description of Securities
Shares Eligible for Future Sale
Plan of Distribution
Legal Matters
Experts
Additional Information
Index to Financial Statements

                               ------------------

================================================================================

================================================================================

                                 EUROTECH, LTD.

                        7,121,605 Shares of Common Stock

                    ----------------------------------------

                                   PROSPECTUS

                    ----------------------------------------

================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

            Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates.

Securities and Exchange Commission registration fee.................... _______
Printing and engraving expenses .......................................   *
Legal fees and expenses ...............................................   *
Accounting fees and expenses ..........................................   *
Blue Sky fees and expenses ............................................   *
Transfer agent fees and expenses ......................................   *
Miscellaneous Expenses ................................................   *
                  Total ............................................... $ *
                                                                        =======

----------
* To be furnished by amendment.

Item 14. Indemnification of Directors and Officers

      The Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by Section 29-304 of the District of Columbia Business Corporation Act, as from time to time amended and in effect (the "BCA"), indemnify any and all persons it has the power to indemnify under said section. Section 29-304 of the BCA grants to the Company the power to indemnify any and all of its directors or officers or former directors of officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties or a party, by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person is adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The foregoing provisions of the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against the Company's directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit the Company and its stockholders.

      Additionally, the Company's By-Laws provide for the indemnification of directors and officers. The specific provisions of the By-Laws related to such indemnification are as follows:

                                   ARTICLE VI

                                 INDEMNIFICATION

                  No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

Item 15. Recent Sales of Unregistered Securities

      In December, 1995, the Company completed a private placement of 4,280,000(1) shares of its Common Stock for an aggregate offering price of $305,000, of which: (i) 440,000 shares were issued in exchange for services rendered in connection with that offering, valued by the Company at $27,500;
(ii) 600,000 shares were issued in exchange for certain legal, financial public relations and investment banking services rendered to the Company and valued by the Company at $75,000 in the aggregate; and (iii) 600,000 shares were issued in exchange for a certain technology license, valued by the Company at $37,500. The shares were offered and sold in reliance on an exemption from registration pursuant to Rule 504 of Regulation D under the Securities Act of 1933 (the "Act") and only to accredited investors within the meaning of Rule 501 of the Regulation D under the Act. The proceeds of such offering have been used as follows:

            Purpose                                   Amount
            -------                                   ------

            Payment for services rendered          $  102,500
            Acquisition of technology license      $   37,500
            Technology development                 $  165,000

      In June, 1996, the Company completed a private placement of 2,718,000(1) shares of its Common Stock for an aggregate offering price of $679,500. The shares were offered and sold in reliance on an exemption from registration pursuant to Rule 504 of Regulation D under the Securities Act of 1933 (the "Act") and only to accredited investors within the meaning of Rule 501 of the Regulation D under the Act. The proceeds of such offering have been used as follows:

----------
(1) On June 1, 1996, the Company's Board of Directors authorized a four-for-one forward split of the then outstanding shares of the Company's Common Stock. The number of shares issued in this offering have been re-stated adjusted to reflect such stock split.

                Purpose                                     Amount
                -------                                     ------

            Bonuses                                       $  20,000
            Accounting Fees                                  22,000
            Technology Development                          637,500

      In December, 1996, the Company completed a private placement of 40 Units, each consisting of the Company's one-year promissory note in the principal amount of $50,000 and 25,000 shares of its Common Stock for an aggregate offering price of $2,000,000. The Units were offered and sold in reliance on an exemption from registration pursuant to Rule 506 of Regulation D under the Act, and only to accredited investors within the meaning of Rule 501 of Regulation D under the Act.

      The proceeds of such offering have been used as follows:

                          Purpose                     Amount
                          -------                     ------

                  Legal fees                        $ 120,000
                  Accounting fees                       5,000
                  Consulting fees                     350,000
                  Repayment of loans                  210,000
                  Salaries                            100,000
                  Technology development              915,000
                  Reserved for working capital        300,000

      In November 1997, the Company completed a private placement of $3,000,000 principal amount of its 8% Convertible Debentures due November 27, 2000 (the "Debentures") and of Warrants to purchase up to 60,000 shares of the Company's Common Stock (the "Warrants") (the Debentures and the Warrants, collectively, the "Securities"). The Warrants were issued as additional consideration for the purchase of the Debentures. The Securities were offered and sold in reliance on an exemption from registration pursuant to Rule 506 of Regulation D under the Act, and only to "accredited investors" within the meaning of Rule 501 of Regulation D. See "Management's Discussion and Analysis of Results of Operation and Financial Condition - - Liquidity and Capital Resources." The proceeds of such offering have been and will be used as follows:

                          Purpose                     Amount
                          -------                     ------

                  Technology acquisition and       $ 1,000,000
                  development

                  Retirement of debt                   678,000

                  Working capital                    1,000,000

Item 16. Exhibits and Financial Statement Schedules

      (a) Exhibits:

      Exhibit
      No.      Description of Exhibit
      -------  ----------------------

      3.1      Certificate of Incorporation of the Company(1)
      3.2      By-Laws of the Company(1)
      4.1      Form of Common Stock Certificate(1)
      5.1      Opinion of Phillips Nizer Benjamin Krim & Ballon LLP(2)
      10.1     Material Contracts(1)
      23.1     Consent of Tabb, Conigliaro & McGann
      23.2     Consent of Phillips Nizer Benjamin Krim & Ballon LLP (included in
               Exhibit 5.1)
      24.1     Power of Attorney (included in Part II)
      27       Financial Data Schedule

      (b) Financial Statement Schedules

      All other financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in

----------
      (1) Incorporated by reference to the Company's Registration Statement on Form 10 under the Securities Exchange Act of 1934, on file with the Commission.

      (2) To be filed by amendment.

a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

      (2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby further undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned in the City of LaJolla, State of California, on January 14, 1998.

                                          EUROTECH, LTD.


                                          By: /s/ Randolph A. Graves, Jr.
                                              ----------------------------------
                                              Randolph A. Graves, Jr.

                                POWER OF ATTORNEY

      Each of the undersigned does hereby constitute and appoint Randolph A. Graves, Jr., and each of them acting singly, his attorneys-in-fact and agents, with full power of substitution, to execute for him in his name, and in any and all of his capacities, any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform every act and thing required or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

         Signature                        Titles                      Date
         ---------                        ------                      ----


/s/ Randolph A. Graves, Jr.       Director, Chairman,           January 14, 1998
------------------------------    Chief Executive Officer and
                                  Chief Financial Officer


/s/ Jans-Joachim Skrobanek        Director, Secretary           January 14, 1998
------------------------------


/s/ Peter Gulko                   Director                      January 14, 1998
------------------------------